   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 28, 1996

                                                       REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-4

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                            CABLETRON SYSTEMS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

        DELAWARE                     3577                    04-2797263
                               (PRIMARY STANDARD          (I.R.S. EMPLOYER
     (STATE OR OTHER              INDUSTRIAL             IDENTIFICATION NO.)
     JURISDICTION OF          CLASSIFICATION CODE
    INCORPORATION OR                NUMBER)
      ORGANIZATION)

             35 INDUSTRIAL WAY ROCHESTER, NH 03867 (603) 332-9400
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             DAVID J. KIRKPATRICK
                DIRECTOR OF FINANCE AND CHIEF FINANCIAL OFFICER
            35 INDUSTRIAL WAY, ROCHESTER, NH 03867, (603) 332-9400
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:

         DAVID A. FINE, ESQ.                       JOHN HESSION, ESQ.
            ROPES & GRAY                     TESTA, HURWITZ & THIBEAULT, LLP
       ONE INTERNATIONAL PLACE             HIGH STREET TOWER, 125 HIGH STREET
     BOSTON, MASSACHUSETTS 02110               BOSTON, MASSACHUSETTS 02110

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: At the effective time of the merger of a wholly-owned subsidiary of the Registrant with and into Netlink, Inc., which shall occur as soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all conditions to closing of such merger as described in the enclosed Proxy Statement/Prospectus.

                               ----------------

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------
     TITLE OF EACH            AMOUNT      PROPOSED MAXIMUM  PROPOSED MAXIMUM
  CLASS OF SECURITIES         TO BE        OFFERING PRICE  AGGREGATE OFFERING    AMOUNT OF
    TO BE REGISTERED      REGISTERED(1)       PER UNIT           PRICE        REGISTRATION FEE
----------------------------------------------------------------------------------------------
Common Stock, $.01 par
 value.................. 2,258,975 shares      N/A(2)       $144,475,144(2)      $43,780(2)
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------

(1) In accordance with Rule 416, this Registration Statement also covers an indeterminant number of additional shares which may be issuable in respect of the shares indicated hereby as a result of a stock split or stock dividend with respect to the Registrant's Common Stock.
(2) The Registration Fee was calculated in accordance with Rule 457(f)(2) based on the aggregate par value of the Common Stock of Netlink, Inc. to be exchanged for the shares of the Common Stock of the Registrant registered pursuant hereto. Netlink, Inc. has an accumulated capital deficit, and in accordance with Rule 457 (f)(2) the Registration Fee was calculated by dividing the aggregate par value of Netlink Common Stock by three. The aggregate par value of Netlink Common Stock is $131,341.04 (13,134,104 shares multiplied by $.01 par value per share).

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 NETLINK, INC.
                              1881 WORCESTER ROAD
                        FRAMINGHAM, MASSACHUSETTS 01701

                                                                         , 1996

To the Shareholders of Netlink, Inc.:

  The Board of Directors of Netlink, Inc. ("Netlink") has unanimously approved and is recommending to our shareholders the merger with Cabletron Systems, Inc. ("Cabletron"). In order to complete this transaction, we will hold a
special meeting of shareholders at 10:00 a.m. on      , 1996, at the office of
Netlink's counsel Testa, Hurwitz & Thibeault, LLP at 125 High Street, Boston, Massachusetts 02110. You are cordially invited to attend.

  At this meeting, shareholders will be asked to vote on (i) a proposal to approve and adopt the Agreement and Plan of Merger, as amended (the "Merger Agreement"), dated as of September 26, 1996, among Cabletron, Cabletron Merger, Inc. ("Merger Sub") and Netlink, and to approve the merger (the "Merger") of Merger Sub, a wholly-owned subsidiary of Cabletron, with and into Netlink pursuant to the Merger Agreement by which Netlink would become a wholly-owned subsidiary of Cabletron, (ii) a proposal to convert immediately prior to the Merger each share of Netlink 1993 Preferred Stock into one share of Common Stock of Netlink, (iii) a proposal to convert immediately prior to the Merger each share of Netlink 1994 Preferred Stock into one share of Common Stock of Netlink, (iv) a proposal to convert immediately prior to the Merger each share of Netlink 1996 Preferred Stock into one share of Common Stock of Netlink, (v) a proposal to amend immediately prior to the Merger the 1996 Preferred Stock Purchase Agreement dated February 29, 1996 among Netlink and certain holders of Netlink 1993 Preferred Stock, Netlink 1994 Preferred Stock and Netlink 1996 Preferred Stock (the "Netlink Preferred Stock Agreement") to terminate Articles IV, V and VI of the Netlink Preferred Stock Agreement (relating to certain covenants of Netlink, registration rights and rights of first refusal) and (vi) such other matters as may properly be brought before the Netlink Special Meeting.

  YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT BY THE SHAREHOLDERS OF NETLINK.

  YOUR BOARD OF DIRECTORS ALSO RECOMMENDS A VOTE FOR APPROVAL OF THE CONVERSION BY THE HOLDERS OF NETLINK 1993 PREFERRED STOCK, NETLINK 1994 PREFERRED STOCK AND NETLINK 1996 PREFERRED STOCK AND A VOTE FOR APPROVAL OF AMENDING THE NETLINK PREFERRED STOCK AGREEMENT.

  It is important that you vote on this transaction and we ask you to please complete, sign and date the accompanying Proxy Card. The details of the proposed Merger appear in the accompanying Proxy Statement/Prospectus. You should consider carefully the investment considerations associated with the Merger discussed under "Risk Factors" in the accompanying Proxy Statement/Prospectus which is being furnished to the holders of the Netlink Common Stock, the Netlink Series E Preferred Stock, the Netlink 1993 Preferred Stock, the Netlink 1994 Preferred Stock and the Netlink 1996 Preferred Stock (collectively referred to as the Netlink Stock). Please note that one of the conditions to Cabletron's obligation to consummate the Merger (unless such condition is waived by Cabletron) is the requirement that the holders of no more than 10% of Netlink's stock shall have exercised their rights as dissenting shareholders. Such rights are discussed in the section entitled "The Merger--Appraisal Rights."

  The approval and adoption of the Merger Agreement will require the affirmative vote of the holders of a majority of the outstanding shares of Netlink Stock voting together as a single class (for the purpose of this vote each share of Preferred Stock shall be entitled to that number of votes equal to the number of shares of Common Stock into which it is currently convertible) and the affirmative vote of the holders of at least 60% of each of the Netlink 1993 Preferred Stock, Netlink 1994 Preferred Stock and Netlink 1996 Preferred Stock each voting as a separate class. The approval of the conversion of all the shares of Netlink 1993 Preferred Stock will require the vote of the holders of a majority of the Netlink 1993 Preferred Stock. The approval of the conversion of all the shares of Netlink 1994 Preferred Stock will require the vote of the holders of a majority of the Netlink 1994 Preferred Stock. The approval of the proposal to amend the Netlink Preferred Stock Agreement will require the vote of the holders of a majority of the Netlink 1993 Preferred Stock, Netlink 1994 Preferred Stock and Netlink 1996 Preferred Stock, voting together as a single class.

  Representatives of Ernst & Young LLP expect to be present at the Netlink Special Meeting, and while they do not plan to make a statement at the Netlink Special Meeting, such representatives will be available to respond to appropriate questions from stockholders in attendance.

  Your management appreciates the support and confidence that you have given us over the twelve-year life of Netlink. We are very enthusiastic about our combination with Cabletron and we believe it is in the best interest of our shareholders and employees. We look at this as a new era in the life of our company and we feel that your investment will continue to be very rewarding.

                                          Nina F. Saberi
                                          President and Chief Executive
                                           Officer

                                 NETLINK, INC.

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON      , 1996

To the Stockholders of NETLINK, INC.:

  NOTICE IS HEREBY GIVEN that the Special Meeting of Stockholders of Netlink, Inc., a Delaware corporation ("Netlink"), will be held at 10:00 a.m., Eastern time, on , 1996, at the office of the Company's counsel Testa, Hurwitz & Thibeault, LLP at 125 High Street, Boston, Massachusetts 02110, to consider and vote upon proposals:

    1. To approve and adopt the Agreement and Plan of Merger, as amended (the "Merger Agreement") dated as of September 26, 1996 among Cabletron Systems, Inc. ("Cabletron"), Cabletron Merger, Inc. ("Merger Sub") and Netlink, and to approve the merger (the "Merger") of Merger Sub, a wholly owned subsidiary of Cabletron, with and into Netlink pursuant to the Merger Agreement by which Netlink would become a wholly owned subsidiary of Cabletron.

    2. To convert immediately prior to the Merger each share of Netlink 1993 Preferred Stock into one share of Common Stock of Netlink.

    3. To convert immediately prior to the Merger each share of Netlink 1994 Preferred Stock into one share of Common Stock of Netlink.

    4. To convert immediately prior to the Merger each share of Netlink 1996 Preferred Stock into one share of Common Stock of Netlink.

    5. To amend immediately prior to the Merger the 1996 Preferred Stock Purchase Agreement dated February 29, 1996 among Netlink and certain holders of Netlink 1993 Preferred Stock, Netlink 1994 Preferred Stock and Netlink 1996 Preferred Stock (the "Netlink Preferred Stock Agreement") to terminate Articles IV, V and VI of the Netlink Preferred Stock Agreement (relating to certain covenants of Netlink, registration rights and rights of first refusal).

    6. To transact such other business as may properly be brought before the Special Meeting of Shareholders.

  Only stockholders of record at the close of business on      , 1996 are
entitled to notice of and to vote at the meeting.

  In accordance with Section 262 of the Delaware General Corporation Law, a copy of which is enclosed as Annex B to the accompanying Proxy Statement and Prospectus, holders of Netlink Stock are entitled to appraisal rights with respect to such stock in connection with the Merger.

  All stockholders are cordially invited to attend the meeting in person. To ensure your representation at the meeting, however, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. You may revoke your proxy in the manner described in the accompanying Proxy Statement/Prospectus at any time before it has been voted at the Special Meeting. Any stockholder attending the Special Meeting may vote in person even if he or she has returned a proxy.

                                          By Order of the Board of Directors,

                                          Nina F. Saberi
                                          President and Chief Executive
                                           Officer

                                 NETLINK, INC.
                                PROXY STATEMENT

                               ----------------

                            CABLETRON SYSTEMS, INC.
                                  PROSPECTUS

  This Proxy Statement and Prospectus ("Proxy Statement/Prospectus") is being furnished to the holders of (i) common stock, $.01 par value per share ("Netlink Common Stock"), (ii) 1993 Preferred Stock, $.01 par value per share (the "Netlink 1993 Preferred Stock"), (iii) 1994 Preferred Stock, $.01 par value per share (the "Netlink 1994 Preferred Stock"), (iv) 1996 Preferred Stock, $.01 par value per share (the "Netlink 1996 Preferred Stock"), and (v) Series E Preferred Stock, $.01 par value per share (the "Netlink Series E Preferred Stock" and together with the Netlink 1993 Preferred Stock, the Netlink 1994 Preferred Stock and the Netlink 1996 Preferred Stock, the "Netlink Preferred Stock") of Netlink, Inc., a Delaware corporation ("Netlink"), in connection with the solicitation of proxies by the Board of Directors of Netlink for use at the Special Meeting of Stockholders of Netlink
to be held on       , 1996 at the office of Netlink's counsel Testa, Hurwitz &
Thibeault, LLP at 125 High Street, Boston, Massachusetts 02110, commencing at 10:00 a.m., local time, and at any and all adjournments or postponements thereof (the "Netlink Special Meeting"). The Netlink Common Stock and the Netlink Preferred Stock are referred to together in this Proxy Statement/Prospectus as the "Netlink Stock".

  This Proxy Statement/Prospectus also constitutes the Prospectus of Cabletron Systems, Inc., a Delaware corporation ("Cabletron"), with respect to the issuance of up to 2,258,975 shares of Cabletron common stock, $.01 par value per share ("Cabletron Common Stock"), to be issued to the stockholders of Netlink in connection with the Merger described below, including shares issued upon exercise prior to the consummation of the Merger of outstanding options to acquire shares of Netlink Common Stock. Stockholders of Cabletron will not be voting to approve the Merger. Cabletron Common Stock is traded on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "CS".

  This Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of Cabletron Merger, Inc., a Delaware corporation and a wholly-owned subsidiary of Cabletron ("Merger Sub"), with and into Netlink, pursuant to an Agreement and Plan of Merger dated as of September 26, 1996, as amended (the "Merger Agreement"), by and among Cabletron, Merger Sub and Netlink. Upon consummation of the Merger, Netlink will become a wholly-owned subsidiary of Cabletron. Consummation of the Merger is subject to various conditions, including (i) the approval and adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Netlink Stock at the Netlink Special Meeting (for the purpose of this vote each share of Netlink Preferred Stock shall be entitled to that number of votes equal to the number of shares of Netlink Common Stock into which it is currently convertible), (ii) the approval and adoption of the Merger Agreement by the holders of 60% of the outstanding shares of Netlink 1993 Preferred Stock, (iii) the approval and adoption of the Merger Agreement by the holders of 60% of the outstanding shares of Netlink 1994 Preferred Stock, (iv) the approval and adoption of the Merger Agreement by the holders of 60% of the outstanding shares of Netlink 1996 Preferred Stock, and (v) the conversion of the Netlink Preferred Stock into Netlink Common Stock. This Proxy Statement/Prospectus also relates to a proposal to amend immediately prior to the Merger the 1996 Preferred Stock Purchase Agreement dated February 29, 1996 among Netlink and certain holders of Netlink 1993 Preferred Stock, Netlink 1994 Preferred Stock and Netlink 1996 Preferred Stock (the "Netlink Preferred Stock Agreement") to terminate Articles IV, V and VI of the Netlink Preferred Stock Agreement (relating to certain covenants of Netlink, registration rights and rights of first refusal).

  At the Effective Time (as defined below), each share of Netlink Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive that number of shares of Cabletron Common Stock equal to a fraction (the "Exchange Ratio"), the numerator of which is 2,258,975 and the denominator of which is the sum of (i) the number of shares of Netlink Common Stock outstanding immediately prior to the Effective Time and (ii) the number of shares of Netlink Common Stock issuable upon the conversion or exercise of all options, warrants, preferred stock and other securities of Netlink convertible into or exercisable for shares of Netlink Common Stock that are outstanding immediately prior to the Effective

Time. Based upon the capitalization of Netlink on October 24, 1996, it is currently anticipated that each share of Netlink Common Stock will convert into the right to receive 0.14609 shares of Cabletron Common Stock. Thus, each holder of Netlink Common Stock shall be entitled to receive (in addition to cash in lieu of fractional shares) a number of shares of Cabletron Common Stock equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Netlink Common Stock exchanged by such stockholder and
(ii) the Exchange Ratio. In addition, each option to purchase Netlink Common Stock that is outstanding at the Effective Time (each a "Netlink Option") will be assumed by Cabletron and will automatically be converted into an option to purchase a number of shares of Cabletron Common Stock (rounded down to the nearest whole number) determined by multiplying the number of shares of Netlink Common Stock subject to the Netlink Option by the Exchange Ratio, at an exercise price per share equal to the aggregate exercise price for Netlink Common Stock purchasable pursuant to the Netlink Option divided by the product of (i) the number of shares of Netlink Common Stock subject to the Netlink Option and (ii) the Exchange Ratio. See "The Merger--General", "--Conversion of Shares" and "--Conversion of Netlink Options."

  Approximately 161,355 shares of Cabletron Common Stock, which equals approximately 8% of the shares of Cabletron Common Stock which the Netlink stockholders are entitled to receive in the Merger, will be withheld and deposited into an escrow account to secure certain indemnification obligations of the Netlink stockholders under the Merger Agreement. See "The Merger Agreement--Escrow Agreement."

  All information contained in this Proxy Statement/Prospectus, or incorporated herein by reference, with respect to Merger Sub and Cabletron has been provided by Cabletron. All information contained in this Proxy Statement/Prospectus with respect to Netlink has been provided by Netlink.

  This Proxy Statement/Prospectus and the accompanying form of proxy are first
being mailed to stockholders of Netlink on or about       , 1996.

  THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROXY STATEMENT/ PROSPECTUS. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. NETLINK STOCKHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROXY
STATEMENT/PROSPECTUS IN ITS ENTIRETY, PARTICULARLY THE MATTERS REFERRED TO UNDER "RISK FACTORS" STARTING ON PAGE 9.

  IN ACCORDANCE WITH THE DELAWARE GENERAL CORPORATION LAW, HOLDERS OF NETLINK STOCK ARE ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER. SEE "THE MERGER--APPRAISAL RIGHTS."

                               ----------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

The date of this Proxy Statement/Prospectus is       , 1996.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION.......................................................   1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................   2
TRADEMARKS..................................................................   2
SUMMARY.....................................................................   3
  The Business of Cabletron.................................................   3
  The Business of Netlink...................................................   3
  The Merger................................................................   3
    Conversion of Shares; Options...........................................   4
    Exchange of Certificates; Assumption of Options.........................   4
    Listing.................................................................   4
    Conditions to the Merger................................................   4
    Escrow Agreement........................................................   5
    Termination.............................................................   5
    Termination Fee.........................................................   5
  Netlink Special Meeting...................................................   5
    Time, Place and Date....................................................   5
    Record Date; Shares Entitled to Vote....................................   5
    Purposes of the Meeting.................................................   6
    Vote Required...........................................................   6
  Amendment to the Netlink Preferred Stock Agreement........................   7
  Recommendation of Netlink's Board of Directors............................   7
  Interests of Certain Persons in the Merger................................   7
  Certain Federal Income Tax Consequences...................................   7
  Anticipated Accounting Treatment..........................................   8
  Comparative Rights of Stockholders........................................   8
  Risk Factors..............................................................   8
  Employment Agreements.....................................................   8
  Appraisal Rights..........................................................   8
RISK FACTORS................................................................   9
SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED SELECTED
 FINANCIAL DATA.............................................................  13
  Selected Historical Financial Data........................................  13
  Unaudited Pro Forma Combined Selected Financial Data......................  14
COMPARATIVE PER SHARE DATA..................................................  15
MARKET PRICE PER SHARE DATA.................................................  16
  Cabletron.................................................................  16
  Netlink...................................................................  16
  Dividend Policy...........................................................  16
  Recent Closing Prices.....................................................  16
NETLINK SPECIAL MEETING.....................................................  17
  Time, Place and Date......................................................  17
  Matters To Be Considered at the Netlink Special Meeting...................  17
  Voting at the Netlink Special Meeting; Record Date........................  17
  Proxies...................................................................  18

THE MERGER................................................................  19
  General.................................................................  19
  Conversion of Shares....................................................  19
  Conversion of Netlink Options...........................................  20
  Exchange of Certificates................................................  20
  Notification Regarding Netlink Options..................................  21
  Effective Time..........................................................  21
  Background of the Merger; Recommendation of Netlink's
    Board of Directors....................................................  21
  Netlink's Reasons for the Merger........................................  23
  Cabletron's Reasons for the Merger......................................  24
  Certain Considerations..................................................  25
  Employment Agreements...................................................  25
  Interests of Certain Persons in the Merger..............................  26
  Certain Federal Income Tax Consequences.................................  27
  Anticipated Accounting Treatment........................................  29
  Governmental Filings....................................................  29
  Certain Federal Securities Law Consequences; Affiliate Letters..........  29
  Stock Exchange Listing..................................................  29
  Dividends...............................................................  30
  Appraisal Rights........................................................  30

CONVERSION OF THE NETLINK PREFERRED STOCK.................................  32

AMENDMENT TO THE NETLINK PREFERRED STOCK AGREEMENT .......................  32
THE MERGER AGREEMENT......................................................  33
  Representations and Warranties..........................................  33
  Conduct of Cabletron's and Netlink's Business Prior to the Merger.......  34
  No Solicitation.........................................................  35
  Conditions to the Merger................................................  36
  Termination.............................................................  37
  Termination Fee.........................................................  38
  Indemnification.........................................................  39
  Escrow..................................................................  41
BUSINESS..................................................................  41
  The Company.............................................................  41
  Background and Technology...............................................  41
  Products................................................................  43
  Sales and Marketing.....................................................  44
  Customers Support and Training..........................................  44
  Competition.............................................................  44
  Proprietary Rights......................................................  45
  Research and Development................................................  45
  Manufacturing...........................................................  45
  Governmental Regulation.................................................  46
  Employees...............................................................  46
  Facilities..............................................................  46
  Legal Proceeding........................................................  46
MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................  47
  General.................................................................  47
  Results of Operations...................................................  47
  Liquidity and Capital Resources.........................................  50

PRINCIPAL STOCKHOLDERS OF NETLINK...........................................  51
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA.......................  53
DESCRIPTION OF CAPITAL STOCK OF CABLETRON...................................  56
  Common Stock..............................................................  56
  Preferred Stock...........................................................  56
COMPARISON OF STOCKHOLDER RIGHTS............................................  56
  Voting Rights.............................................................  56
  Voting Requirements and Quorums for Stockholder Meetings..................  57
  Stockholder Meetings......................................................  57
  Stockholder Action by Written Consent.....................................  57
  Amendments to Charter.....................................................  58
  Bylaws....................................................................  58
  Number and Qualification of Directors.....................................  58
  Board Classification......................................................  59
  Nomination and Election of Directors......................................  59
  Removal of Directors......................................................  59
  Newly Created Directorships and Vacancies.................................  60
  Vote Required for Mergers.................................................  60
  Anti-takeover Provisions..................................................  61
  Limitation on Directors' Liability........................................  62
  Indemnification...........................................................  62
  Dividends and Other Distributions.........................................  62
OTHER MATTERS...............................................................  64
LEGAL MATTERS...............................................................  64
EXPERTS.....................................................................  64
NETLINK, INC.--AUDITED FINANCIAL STATEMENTS................................. F-1
ANNEXES
 A. AGREEMENT AND PLAN OF MERGER............................................ A-1
 B. SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW-APPRAISAL RIGHTS.... B-1

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO PURCHASE, ANY OF THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER, OR PROXY SOLICITATION, IN ANY SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR THE ISSUANCE OR SALE OF ANY SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR INCORPORATED BY REFERENCE SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

  Cabletron is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the Public Reference Facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, Cabletron is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Cabletron Common Stock is listed on the NYSE, and such reports, proxy statements and other information concerning Cabletron may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  Cabletron has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Proxy Statement/Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this Proxy Statement/Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Items and information omitted from this Proxy Statement/Prospectus but contained in the Registration Statement may be inspected and copied at the Public Reference Facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE CERTAIN DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS THEY ARE SPECIFICALLY INCORPORATED BY REFERENCE, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO: CABLETRON INVESTOR RELATIONS, CABLETRON SYSTEMS, INC., 35 INDUSTRIAL WAY, ROCHESTER, NEW HAMPSHIRE 03867 (TELEPHONE: (603) 332-9400). IN ORDER TO ENSURE TIMELY DELIVERY OF THE
DOCUMENTS, ANY REQUEST SHOULD BE MADE BY          , 1996.

  The following documents which have been filed with the Commission are incorporated by reference into this Proxy Statement/Prospectus:

    1. Cabletron's Annual Report on Form 10-K for the fiscal year ended February 29, 1996 (which incorporates by reference certain information from Cabletron's Proxy Statement relating to the 1996 Annual Meeting of Shareholders) (File No. 1-10228);

    2. Cabletron's Quarterly Reports on Form 10-Q for the fiscal quarters ended May 31 and August 31, 1996;

    3. Cabletron's Current Report on Form 8-K filed with the Commission on October 24, 1996.

    4. The description of Cabletron Common Stock contained in Cabletron's Registration Statement on Form 8-A under the Exchange Act (File No. 1-10228) filed with the Commission on April 9, 1989, including all amendments and reports filed for the purpose of updating such description.

  All documents subsequently filed by Cabletron pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the Cabletron Common Stock, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement/Prospectus, except as so modified or superseded.

                                  TRADEMARKS

  Cabletron Systems and design, IMT, MMAC Plus, Synthesis, SmartSwitch, and DNI are registered trademarks of Cabletron; MMAC, SPECTRUM, ES/1 ATX, FastNet, and The Complete Netlinking Solution are trademarks of Cabletron. Netlink has applied for registration of the trademarks OmniLinx, OmniView, TurboFRAD, SafeLinx, Matrix VC, Netlink, NetFRAD, OmniFRAD, The Frame Relay Access Company and Making Frame Relay Work For You and such applications are currently pending; SmartLinx, OmniLinx Switch, SDLC Link Server, Link Server/Plus, In/View, Internetwork SNA Gateway, Frame Relay Access Node, FRAN, EMMA (Enterprise Management and Monitoring Application), SNA-Gate, SNA-Hub, SNA-Link, SN/View, Xtendlink and XTend/PC are trademarks of Netlink. This Proxy Statement/Prospectus also contains the trademarks of other companies.

                                    SUMMARY

  Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in, attached to or incorporated by reference in this Proxy Statement/Prospectus and the Annexes hereto. Netlink stockholders are urged to read this Proxy Statement/Prospectus and the Annexes in their entirety.

THE BUSINESS OF CABLETRON

  Cabletron develops, manufactures, markets, installs and supports a wide range of standards-based local area network ("LAN") and wide area network ("WAN") connectivity hardware and software products. Cabletron's approach to networking is based on a strategy called Synthesis(R), a strategic framework which combines infrastructure products and technologies, automated management tools, and support services to allow users to migrate smoothly from traditional router-based internetworks to switch-based virtual enterprise internetworks. An integral part of Synthesis is the MMAC product family, which includes the MMAC(TM), Cabletron's wiring closet smart hub, and the MMAC Plus(R), Cabletron's modular advanced switching intelligent hub. All of Cabletron's intelligent network products are managed by SPECTRUM(R), Cabletron's sophisticated enterprise-wide network management system. SPECTRUM incorporates Inductive Modeling Technology ("IMT(R)"), a form of artificial intelligence which provides SPECTRUM with the ability to model every element of the network, including physical cables, network devices and applications. Cabletron also produces and supports other network products, such as adapter cards, other interconnection equipment, wiring cables, and file server products, and provides a wide range of network services. Cabletron believes that its broad product line and its ability to provide full service enable it to offer its customers "The Complete Networking Solution."(TM) Cabletron was incorporated in Delaware in 1988. Cabletron's principal executive offices are located at 35 Industrial Way, Rochester, New Hampshire 03867 and its telephone number is
(603) 332-9400.

THE BUSINESS OF NETLINK

  Netlink provides internetworking products that permit customers to combine multiple data traffic types, including IBM mainframe and LAN-based client-server data, for transmission over frame relay and X.25 networks. Netlink has developed an architecture and switching platform to consolidate IBM mainframe data and LAN-based client-server data over frame relay and X.25 services. Netlink's OmniLinx(TM) product family enables users to migrate existing mainframe and client-server traffic onto frame relay services and to consolidate both traffic types onto a common infrastructure. Netlink's purpose-designed architecture (Matrix VC(TM)) and high-performance RISC-based platform enable the consolidation of mainframe and client-server data without compromising the service quality of either traffic type. Netlink markets and sells its products primarily through indirect distribution channels worldwide. The distribution strategy focuses on establishing channel partnerships with selected, leading communications and networking companies. Netlink focuses on four types of channels in the U.S. market: frame relay service providers, national distributors, OEM partners and value-added resellers. Outside the United States, Netlink sells its products primarily through international distributors. Netlink was incorporated in Delaware in 1984. In 1994, it acquired all of the outstanding shares of Amnet, Inc. In 1995, Netlink relocated its operations from Raleigh, North Carolina to Framingham, Massachusetts. Netlink maintains its corporate office and operations at 1881 Worcester Road, Framingham, Massachusetts, 01701 and its telephone number at that location is (508) 879-6306.

THE MERGER

  The Merger Agreement provides for the merger of Merger Sub, a wholly-owned subsidiary of Cabletron, with and into Netlink, with the result that Netlink would become a wholly-owned subsidiary of Cabletron. For the Merger to be consummated it must be approved by the Netlink stockholders and the other conditions specified in the Merger Agreement must be satisfied or waived. See "The Merger."

 Conversion of Shares; Options

  Upon the consummation of the Merger, each then outstanding share of Netlink Common Stock will automatically be converted into the right to receive that number of shares of Cabletron Common Stock equal to the Exchange Ratio. Based upon the capitalization of Netlink on October 24, 1996, it is currently anticipated that each share of Netlink Common Stock will convert into the right to receive 0.14609 shares of Cabletron Common Stock. Cash will be paid in lieu of fractional shares of Cabletron Common Stock. In the aggregate, Cabletron will exchange approximately 2,258,975 shares of Cabletron Common Stock for all the shares of Netlink Stock outstanding immediately prior to the Effective Time, including shares of Netlink Stock issuable upon the conversion or exercise of any option, warrant, preferred stock or other security convertible into or exercisable for shares of Netlink Stock that are outstanding immediately prior to the Effective Time. Based upon the capitalization of Netlink and Cabletron, the stockholders of Netlink will own Cabletron Common Stock representing approximately 3% of the Cabletron Common Stock outstanding immediately after consummation of the Merger. See "The Merger--Conversion of Shares."

  Upon consummation of the Merger, each then outstanding Netlink Option will be assumed by Cabletron and will automatically be converted into an option to purchase a number of shares of Cabletron Common Stock (rounded down to the nearest whole number) determined by multiplying the number of shares of Netlink Common Stock subject to the Netlink Option by the Exchange Ratio, at an exercise price per share equal to the aggregate exercise price for Netlink Common Stock purchasable pursuant to the Netlink Option divided by the product of (i) number of shares of Netlink Common Stock subject to the Netlink Option and (ii) the Exchange Ratio. Cabletron will file a Registration Statement on Form S-8 with the Commission with respect to the shares of Cabletron Common
Stock issuable upon exercise of the assumed Netlink Options. As of       ,
1996, the record date for the Netlink Special Meeting (the "Netlink Record Date"), 2,327,946 shares of Netlink Common Stock were subject to outstanding Netlink Options, all of which will become exercisable prior to the expected Effective Time. Upon the assumption of such Netlink Options by Cabletron upon consummation of the Merger, approximately 340,089 shares of Cabletron Common Stock will be subject to such options. See "The Merger--Conversion of Netlink Options."

 Exchange of Certificates; Assumption of Options

  As soon as practicable after the Effective Time, a letter of transmittal with instructions will be mailed to each Netlink stockholder for use in exchanging Netlink Stock certificates for Cabletron Common Stock certificates. See "The Merger--Exchange of Certificates." HOLDERS OF NETLINK STOCK CERTIFICATES SHOULD NOT SUBMIT THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL AND INSTRUCTIONS REFERRED TO ABOVE.

  Following the Effective Time, Cabletron will issue to each person who, immediately prior thereto, was a holder of an outstanding Netlink Option, a document evidencing the assumption of such Netlink Option by Cabletron. Such assumption will be automatic and no action will be required on the part of the option holder to convert such holder's Netlink Option into an option to purchase shares of Cabletron Common Stock. See "The Merger--Notification Regarding Netlink Options."

 Listing

  The shares of Cabletron Common Stock to be issued in the Merger will be authorized for listing and trading on the NYSE.

 Conditions to the Merger

  The obligations of Cabletron and Netlink to consummate the Merger are subject to the satisfaction of certain conditions, including, but not limited to, obtaining requisite Netlink stockholder and regulatory approvals, the conversion of Netlink Preferred Stock into Netlink Common Stock, that certain employees of Netlink shall have entered into employment agreements with Cabletron, that holders of not more than 10% of the Netlink Stock entitled to vote on the Merger have exercised their appraisal rights, the absence of any injunction prohibiting consummation of the Merger, the continuing accuracy of the other party's representations and warranties made in the Merger Agreement on and as of the Effective Time, the other party's performance of its covenants, the receipt of certain legal opinions to the effect that the Merger qualifies as a tax-free reorganization and the receipt and confirmation of certain accountants' letters to the effect that the Merger qualifies for pooling of interests accounting treatment if closed and consummated in accordance with the Merger Agreement. See "The Merger--Anticipated Accounting Treatment," "The Merger--Certain Federal Income Tax Consequences" and "The Merger Agreement--Conditions to the Merger."

 Escrow Agreement

  Pursuant to an Escrow Agreement to be entered into by Cabletron, Netlink, a representative of the holders of Netlink Common Stock (the "Stockholders Representative") and Fleet National Bank (the "Escrow Agent") (the "Escrow Agreement"), approximately 161,355 shares of Cabletron Common Stock will be deposited in escrow and will be held and disposed of in accordance with the terms of the Escrow Agreement. Such shares will be available to reimburse Cabletron in connection with breaches of representations, warranties or covenants made by Netlink in the Merger Agreement as well as certain other matters. As a result of the Escrow Agreement, stockholders of Netlink will be entitled to receive, depending on the number of dissenting shares and unexercised Netlink Options at the Effective Time, approximately 92% of the shares of Cabletron Common Stock into which their shares of Netlink Common Stock are converted pursuant to the Merger and the remaining 8% of the shares of Cabletron Common Stock into which the shares of Netlink Common Stock are converted will be deposited in escrow. See "The Merger Agreement--Escrow."

 Termination

  The Merger Agreement is subject to termination by mutual written consent of Cabletron and Netlink and at the option of either Cabletron or Netlink if the Merger is not consummated before February 28, 1997. The Merger Agreement is also subject to termination upon the occurrence of certain other events. See "The Merger Agreement--Termination."

 Termination Fee

  Under certain circumstances, upon termination of the Merger Agreement, Netlink will be required to pay Cabletron a fee of $2,800,000, plus certain expenses of Cabletron. See "The Merger Agreement--Termination Fee."

NETLINK SPECIAL MEETING

 Time, Place and Date

  The Netlink Special Meeting will be held on        , 1996 at the office of
Netlink's counsel Testa, Hurwitz & Thibeault, LLP at 125 High Street, Boston, Massachusetts 02110, commencing at 10:00 a.m., local time.

 Record Date; Shares Entitled to Vote

  Holders of record of shares of Netlink Stock at the close of business on the Netlink Record Date are entitled to notice of, and to vote at, the Netlink Special Meeting. At such Netlink Record Date, there were outstanding 2,406,840 shares of Netlink Common Stock; 3,970,030 shares of Netlink 1993 Preferred Stock; 3,207,666 shares of Netlink 1994 Preferred Stock; 3,482,901 shares of Netlink 1996 Preferred Stock; and 1,333,333 shares of Netlink Series E Preferred Stock. Holders of shares of Netlink Common Stock, Netlink 1993 Preferred Stock,

Netlink 1994 Preferred Stock and Netlink 1996 Preferred Stock are entitled to one vote for each such share held by the holder on the proposal to approve and adopt the Merger Agreement and for any other matter to be acted upon or which may properly come before the Netlink Special Meeting. Holders of the Netlink Series E Preferred Stock are entitled to one vote for every twenty shares of Netlink Series E Preferred Stock held by such holder on the proposal to approve and adopt the Merger Agreement and for any other matter to be acted upon or which may properly come before the Netlink Special Meeting. Holders of shares of Netlink 1993 Preferred Stock are entitled to one vote for each share of Netlink 1993 Preferred Stock held by the holder on the proposal to convert each share of Netlink 1993 Preferred Stock into one share of Netlink Common Stock and on the proposal to amend the Netlink Preferred Stock Agreement. Holders of shares of Netlink 1994 Preferred Stock are entitled to one vote for each share of Netlink 1994 Preferred Stock held by the holder on the proposal to convert each share of Netlink 1994 Preferred Stock into one share of Netlink Common Stock and on the proposal to amend the Netlink Preferred Stock Agreement. Holders of shares of Netlink 1996 Preferred Stock are entitled to one vote for each share of Netlink 1996 Preferred Stock held by the holder on the proposal to convert each share of Netlink 1996 Preferred Stock into one share of Netlink Common Stock and on the proposal to amend the Netlink Preferred Stock Agreement. The presence of holders of a majority of the shares of Netlink Stock in person or by proxy is required to constitute a quorum at the Netlink Special Meeting. See "Netlink Special Meeting--Voting at the Netlink Special Meeting; Record Date."

 Purposes of the Meeting

  The purposes of the Netlink Special Meeting are to consider and vote upon (1) a proposal to approve and adopt the Merger Agreement, pursuant to which, among other things, Merger Sub will be merged with and into Netlink and Netlink will become a wholly-owned subsidiary of Cabletron, and each outstanding share of Netlink Common Stock will be converted into the right to receive shares of Cabletron Common Stock at the Exchange Ratio, (2) a proposal to convert immediately prior to the Merger each outstanding share of Netlink 1993 Preferred Stock into one share of Netlink Common Stock, (3) a proposal to convert immediately prior to the Merger each outstanding share of Netlink 1994 Preferred Stock into one share of Netlink Common Stock, (4) a proposal to convert immediately prior to the Merger each outstanding share of Netlink 1996 Preferred Stock into one share of Netlink Common Stock, (5) a proposal to amend immediately prior to the Merger the Netlink Preferred Stock Agreement and (6) such other matters as may properly be brought before the Netlink Special Meeting. See "Netlink Special Meeting--Matters To Be Considered at the Netlink Special Meeting."

 Vote Required

  The approval and adoption by the Netlink stockholders of the Merger Agreement will require the affirmative vote of the holders of a majority of the outstanding shares of Netlink Stock voting together as a single class (for the purpose of this vote each share of Netlink Preferred Stock shall be entitled to that number of votes equal to the number of shares of Netlink Common Stock into which it is currently convertible); the affirmative vote of the holders of 60% of the outstanding shares of the Netlink 1993 Preferred Stock voting separately as a class; the affirmative vote of the holders of 60% of the outstanding shares of the Netlink 1994 Preferred Stock voting separately as a class; and the affirmative vote of the holders of 60% of the outstanding shares of the Netlink 1996 Preferred Stock voting separately as a class. See "Netlink Special Meeting--Voting at the Netlink Special Meeting; Record Date."

  The conversion of each outstanding share of Netlink 1993 Preferred Stock into one share of Netlink Common Stock will require the affirmative vote of the holders of a majority of the outstanding shares of the Netlink 1993 Preferred Stock voting separately as a class. The conversion of each outstanding share of Netlink 1994 Preferred Stock into one share of Netlink Common Stock will require the affirmative vote of the holders of a majority of the outstanding shares of the Netlink 1994 Preferred Stock voting separately as a class. The conversion of each outstanding share of Netlink 1996 Preferred Stock into one share of Netlink Common Stock will require the affirmative vote of the holders of a majority of the outstanding shares of the Netlink 1996 Preferred Stock voting separately as a class. See "Netlink Special Meeting--Voting at the Netlink Special Meeting; Record Date."

  The approval of the proposal to amend the Netlink Preferred Stock Agreement will require the affirmative vote of the holders of a majority of the outstanding shares of the Netlink 1993 Preferred Stock, the Netlink 1994 Preferred Stock and the Netlink 1996 Preferred Stock, voting together as a single class. See "Netlink Special Meeting--Voting at the Netlink Special Meeting; Record Date" and "Amendment to the Netlink Preferred Stock Agreement."

  As of the Netlink Record Date, directors and executive officers of Netlink and their affiliates have the right to vote approximately 53.1% of the outstanding shares of Netlink Stock, 68.7% of the outstanding shares of Netlink 1993 Preferred Stock, 49.8% of the outstanding shares of Netlink 1994 Preferred Stock, 36.9% of the outstanding shares of Netlink 1996 Preferred Stock and none of the Netlink Series E Preferred Stock. Each of the directors and executive officers has advised Netlink that he or she presently intends to vote or direct the vote of all the outstanding shares of Netlink Stock over which he or she has voting control in favor of approval and adoption of the Merger Agreement, in favor of converting each series of Netlink Preferred Stock into Netlink Common Stock and in favor of amending the Netlink Preferred Stock Agreement. See "The Merger--Interests of Certain Persons in the Merger" and "Principal Stockholders of Netlink."

AMENDMENT TO THE NETLINK PREFERRED STOCK AGREEMENT

  The Netlink Preferred Stock Agreement grants certain registration rights and rights of first refusal to holders of Netlink 1993 Preferred Stock, Netlink 1994 Preferred Stock and Netlink 1996 Preferred Stock. The Netlink Preferred Stock Agreement also contains certain financial and other covenants of Netlink. It is a condition to the consummation of the Merger that the registration rights be terminated prior to the Effective Time. In addition, Cabletron has requested that the rights of first refusal and covenants also be terminated prior to the Effective Time. The vote of a majority of the Netlink 1993 Preferred Stock, Netlink 1994 Preferred Stock and Netlink 1996 Preferred Stock, voting as a single class, is required to terminate the registration rights, rights of first refusal and covenants. See "Amendment to the Netlink Preferred Stock Agreement."

RECOMMENDATION OF NETLINK'S BOARD OF DIRECTORS

  The Board of Directors of Netlink has unanimously approved the Merger Agreement and the Merger and recommends that holders of Netlink Stock approve and adopt the Merger Agreement and the Merger. The Board of Directors of Netlink also recommends that holders of Netlink 1993 Preferred Stock, Netlink 1994 Preferred Stock and Netlink 1996 Preferred Stock vote to convert their respective shares of Netlink Preferred Stock into Netlink Common Stock and vote to amend the Netlink Preferred Stock Agreement. See "The Merger--Background of the Merger; Recommendation of Netlink's Board of Directors."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Netlink Board of Directors with respect to the Merger Agreement and the Merger, the Netlink stockholders should be aware that all outstanding Netlink Options, including Netlink Options held by Netlink's directors and officers, will become exercisable in full upon the consummation of the Merger and that certain directors and officers of Netlink have entered into employment agreements with Cabletron with respect to employment following the Merger. The accelerated vesting schedule of the Netlink options and the employment arrangements present these directors and officers with potential conflicts of interest. See "The Merger--Interests of Certain Persons in the Merger," and "--Employment Agreements."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The Merger is intended to be a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), so that, except for cash received in lieu of fractional shares, no gain or loss will be recognized for federal income tax purposes by a holder of Netlink Stock upon receipt of Cabletron

Common Stock in exchange for shares of Netlink Stock pursuant to the Merger. It is a condition to the Merger that Cabletron and Netlink shall have each received an opinion from their respective counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Such opinions will be based on various representations, qualifications and assumptions. Holders of Netlink Stock are urged to consult their own tax advisors concerning the specific tax consequences of the Merger to them, including any foreign, state or local tax consequences of the Merger. See "The Merger--Certain Federal Income Tax Consequences."

ANTICIPATED ACCOUNTING TREATMENT

  The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. The Merger Agreement provides that a condition to the consummation of the Merger is the receipt by Cabletron and Netlink of a letter from KPMG Peat Marwick LLP, independent certified public accountants of Cabletron, to the effect that the Merger qualifies for pooling of interests accounting treatment if consummated in accordance with the Merger Agreement and the receipt by Netlink of a letter from Ernst & Young LLP, independent auditors of Netlink, concurring with the conclusion of Netlink's management that no conditions exist related to Netlink that would preclude Cabletron's accounting for the merger with Netlink as a pooling of interests. See "The Merger--Anticipated Accounting Treatment" and "The Merger Agreement-- Conditions to the Merger."

COMPARATIVE RIGHTS OF STOCKHOLDERS

  The rights of stockholders of Netlink currently are governed by the General Corporation Law of the State of Delaware (the "DGCL"), Netlink's Certificate of Incorporation and Netlink's Bylaws. Upon consummation of the Merger, stockholders of Netlink will become stockholders of Cabletron, which is also a Delaware corporation, and their rights as stockholders of Cabletron will be governed by Cabletron's Restated Certificate of Incorporation, Cabletron's Bylaws and, as before the Merger, the DGCL. For a discussion of various differences between the rights of stockholders of Netlink and the rights of stockholders of Cabletron, see "Comparison of Stockholder Rights."

RISK FACTORS

  IN CONSIDERING WHETHER TO APPROVE THE MERGER AGREEMENT AND THE CONSUMMATION OF THE MERGER, NETLINK STOCKHOLDERS SHOULD CAREFULLY REVIEW AND CONSIDER THE INFORMATION CONTAINED BELOW UNDER THE CAPTION "RISK FACTORS."

EMPLOYMENT AGREEMENTS

  It is a condition to consummation of the Merger that certain specified employees of Netlink have entered into employment agreements with Cabletron, that such agreements be in force at the Effective Time and that such employees shall be employed by Netlink immediately prior to the Effective Time. Each of these employees has entered into an employment agreement with Cabletron. See "The Merger--Employment Agreements."

APPRAISAL RIGHTS

  If the Merger is approved by the required vote of Netlink stockholders and is not abandoned or terminated, holders of Netlink Stock on the Netlink Record Date who did not vote for the Merger may, by complying with the procedures prescribed by the DGCL, be entitled to appraisal rights as described therein. See "The Merger--Appraisal Rights."

                                 RISK FACTORS

  The following risk factors should be considered by holders of Netlink Common Stock in evaluating whether to approve and adopt the Merger Agreement and the consummation of the Merger and thereby become holders of Cabletron Common Stock. These factors should be considered in conjunction with the other information contained in this Proxy Statement/Prospectus, the Annexes hereto and the documents incorporated by reference herein.

  Competition; Sales Margins. The computer networking industry is intensely competitive and subject to increasing consolidation. Cabletron expects competition to increase significantly in the future from its primary competitors (Cisco Systems, Inc., Bay Networks, Inc. and 3Com Corporation) and other existing competitors and from potential competitors that may enter Cabletron's existing or future markets. Cabletron's competitors consist primarily of three types of companies: independent network vendors; large computer manufacturers; and manufacturers of specific network devices. Increased competition could result in price reductions, reduced margins and loss of market share, any or all of which could materially and adversely affect Cabletron's business and operating results and increase fluctuations in operating results. See "Risk Factors--Fluctuations in Operating Results." Cabletron's margins may also decrease as a result of changes in product mix, increased sales through lower margin sales channels, increased component costs and higher research and development and sales, general and administrative expenses which may be necessary in future periods to meet the demand of greater competition. Competitors may develop new products with features that could adversely affect the competitive position of Cabletron's products. There can be no assurance that Cabletron will be successful in selecting, developing, manufacturing and marketing new products or enhancing its existing products or that Cabletron will be able to respond effectively to technological changes, new standards or product announcements by competitors. Cabletron's competitors include many large domestic and foreign companies, as well as emerging companies attempting to sell products to specialized markets such as those addressed by Cabletron.

  Cabletron's primary competitors have recently acquired several other networking companies possessing complementary technologies, and Cabletron expects that such acquisitions will continue in the future. The acquisition of these technologies may allow Cabletron's primary competitors to offer new products without the lengthy time delays typically associated with internal product development. As a consequence, such competitors may be able to more swiftly meet the growing demand for so-called "end-to-end" enterprise-wide networking solutions. With such increased competition, Cabletron anticipates an increase in the degree of sales variability and a decreased ability to predict aggregate sales demand. Certain of these acquisitions may also have the effect of limiting Cabletron's access to commercially significant technologies. The greater resources of the competitors engaged in these acquisitions may permit them to accelerate the development and commercialization of new competitive products and the marketing of existing competitive products to their larger installed bases. Cabletron expects that competition will increase substantially as a result of these and other industry consolidations.

  In the past, Cabletron has relied upon a combination of internal product development and partnerships with other networking vendors to broaden its product line to meet this demand for "end-to-end" enterprise wide solutions. The increasing competitiveness among vendors, together with acquisitions by Cabletron and its competitors of smaller networking companies possessing complementary technologies, may materially limit Cabletron's ability to continue to partner with other vendors for new or complementary products. For example, pursuant to agreements with Cisco, Cabletron markets certain Cisco products in conjunction with its own products. Cisco has notified Cabletron that these agreements will not be renewed as they expire or will be terminated. The first of these agreements expired on October 22, 1996. Cabletron has acquired or developed products intended to replace certain of these Cisco products. There can be no assurance that Cabletron will not experience difficulties that could delay or interfere with Cabletron's ability to successfully introduce, manufacture or market such replacement products or to supply Cisco products to its customers. In the future, Cabletron expects to meet the demand for a broad array of products primarily through internal development and acquisitions. There can be no assurance that Cabletron will be successful in developing or acquiring products that will meet customers needs.

  Volatility of Stock Price. As is frequently the case with the stocks of high technology companies, the market price of Cabletron's stock has been, and may continue to be, volatile. Factors such as quarterly fluctuations in results of operations, increased competition, the introduction of new products by Cabletron or its competitors, expenses or other difficulties associated with assimilating Netlink, Network Express, Inc., ZeitNet, Inc. and other companies that may be acquired in the future by Cabletron, changes in the mix of sales channels, the timing of significant customer orders (the average dollar amount of customer orders has increased in recent periods), and macroeconomic conditions generally, may have a significant impact on the market price of the stock of Cabletron. In addition, the stock market has from time to time experienced extreme price and volume fluctuations, which have particularly affected the market price for many high-technology companies and which, on occasion, have appeared to be unrelated to the operating performance of such companies. Past financial performance should not be considered a reliable indicator of future performance and investors should not use historical trends to anticipate results or trends in future periods. Any shortfall in revenue or earnings from the levels anticipated by securities analysts could have an immediate and significant adverse effect on the market price of Cabletron's stock in any given period.

  Fluctuations in Operating Results. A variety of factors may cause period-to-period fluctuations in the operating results of Cabletron. Such factors include, but are not limited to, product mix, competitive pricing pressures, materials costs and timely availability, revenue and expenses related to new products and new versions or upgrades of existing products, as well as delays in customer purchases in anticipation of the introduction of new products or new versions of existing products by Cabletron or its competitors. Further, because of the possibility of customer changes in delivery schedules, cancellation of orders, purchasing patterns or inventory levels, backlog as of any particular date is not indicative of future revenue. In particular, Cabletron has been experiencing longer sales cycles for its core products as a result of the increasing dollar amount of customer orders and longer customer planning cycles. In addition, the increase in the average dollar amount of customer orders has increased the possibility that the operating results for a quarter could be materially adversely affected if a number of large customer orders are either not received or are delayed, due, for example, to cancellations, delays or deferrals by customers. Cabletron plans to continue to invest in research and development, sales and marketing and technical support staff, and its earnings could be adversely affected if it is unable to match spending to revenue levels. Moreover, with industry standards established and new standards emerging, more companies have developed standards-based products and are seeking to compete on the basis of price. If Cabletron does not respond with lower production costs, pricing pressures could aversely affect future earnings. Accordingly, past results may not be indicative of future results.

  Acquisition Strategy. Cabletron has addressed the need to develop new products, in part, through the acquisition of other companies. Acquisitions, such as the Merger, involve numerous risks including difficulties in the assimilation of the operations, technologies and products of the acquired companies, the diversion of management's attention from other business concerns, risks of entering markets in which Cabletron has no or limited direct prior experience and where competitors in such markets have stronger market positions, and the potential loss of key employees of the acquired company. Achieving the anticipated benefits of an acquisition will depend in part upon whether the integration of the companies' businesses is accomplished in an efficient and effective manner, and there can be no assurance that this will occur. The successful combination of companies in the high technology industry may be more difficult to accomplish than in other industries. The combination of such companies will require, among other things, integration of the companies' respective product offerings and coordination of their sales and marketing and research and development efforts. There can be no assurance that such integration will be accomplished smoothly or successfully. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations. The integration of certain operations following an acquisition will require the dedication of management resources that may temporarily distract attention from the day-to-day business of Cabletron. The inability of management to successfully integrate the operations of such companies could have a material adverse effect on the business and results of operations of Cabletron. In addition, as commonly occurs with mergers of technology companies, during the pre-merger and integration phases, aggressive competitors may undertake formal initiatives to attract customers and to recruit key employees through various incentives.

  Dependence on Key Personnel and Management of Change. Cabletron's success depends upon the continued contributions of Craig R. Benson, Chairman and Chief Operating Officer, S. Robert Levine, President and Chief Executive Officer, Christopher J. Oliver, Director of Engineering and Manufacturing, and certain other key personnel, many of whom would be difficult to replace. If these key personnel were to leave Cabletron, operating results could be adversely affected. The success of Cabletron will depend on the ability of Cabletron to attract and retain skilled employees, and on the ability of its officers and key employees to manage change successfully.

  Technological Changes. The market for networking products is subject to rapid technological change, evolving industry standards and frequent new product introductions, and therefore requires a high level of expenditures for research and development. Cabletron may be required to incur significant expenditures to develop such new integrated product offerings. There can be no assurance that customer demand for products integrating routing, switching, hub, network management and remote access technologies will grow at the rate expected by Cabletron, that Cabletron will be successful in developing, manufacturing and marketing new products or product enhancements that respond to these customer demands or to evolving industry standards and technological change, that Cabletron will not experience difficulties that could delay or prevent the successful development, introduction, manufacture and marketing of these products (especially in light of the increasing design and manufacturing complexities associated with the integration of technologies), or that its new product and product enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. Cabletron's business, operating results and financial condition may be materially and adversely affected if Cabletron encounters delays in developing or introducing new products or product enhancements or if such product enhancements do not gain market acceptance. In order to maintain a competitive position, Cabletron must also continue to enhance its existing products and there is no assurance that it will be able to do so. A portion of future revenues will come from new products and services. Cabletron cannot determine the ultimate effect that new products will have on its revenues, earnings or stock price.

  Product Protection and Intellectual Property. Cabletron's success depends in part on its proprietary technology. Cabletron attempts to protect its proprietary technology through patents, copyrights, trademarks, trade secrets and license agreements. Cabletron believes, however, that its success will depend to a greater extent upon innovation, technological expertise and distribution strength. There can be no assurance that the steps taken by Cabletron in this regard will be adequate to prevent misappropriation of its technology or that Cabletron's competitors will not independently develop technologies that are substantially equivalent or superior to Cabletron's technology. In addition, the laws of some foreign countries do not protect Cabletron's proprietary rights to the same extent as do the laws of the United States. No assurance can be given that any patents issued to Cabletron will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide competitive advantages.

  Although Cabletron does not believe that its products infringe the proprietary rights of any third parties, third parties have asserted infringement and other claims against Cabletron from time to time, and there can be no assurance that third parties will not assert such claims against Cabletron in the future or that such claims will not be successful. Patents have been granted recently on fundamental technologies incorporated in Cabletron's products. Since patent applications in the United States are not publicly disclosed until the patent issues, applications may have been filed by third parties which, if issued as patents, could relate to Cabletron's products. In addition, participants in Cabletron's industry also rely upon trade secret law. Cabletron could incur substantial costs and diversion of management resources with respect to the defense of any claims relating to proprietary rights which could have a material adverse effect on Cabletron's business, financial condition and results of operations. Furthermore, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief which could effectively block Cabletron's ability to license its products in the United States or abroad. Such a judgment could have a material adverse effect on Cabletron's business, financial condition and results of operations.

  Dependence on Suppliers. Cabletron's products include certain components, including application specific integrated circuits ("ASICs"), that are currently available from single or limited sources, some of which require long order lead times. In addition, certain of Cabletron's products and sub-assemblies are manufactured by single source third parties. With the increasing technological sophistication of new products and the associated design and manufacturing complexities, Cabletron anticipates that it may need to rely on additional single source or limited suppliers for components or manufacture of products and subassemblies. Any reduction in supply, interruption or extended delay in timely supply, variances in actual needs from forecasts for long order lead time components, or change in costs of components could affect Cabletron's ability to deliver its products in a timely and cost-effective manner and may adversely impact Cabletron's operating results and supplier relationships.

                  SELECTED HISTORICAL AND UNAUDITED PRO FORMA
                       COMBINED SELECTED FINANCIAL DATA

  The following Selected Historical Financial Data of Cabletron and Netlink has been derived from their respective consolidated historical financial statements and should be read in conjunction with such consolidated financial statements and notes thereto included elsewhere herein or incorporated by reference in this Proxy Statement/Prospectus. The Netlink historical financial data as of and for the nine months ended September 30, 1996 and 1995 has been prepared on the same basis as the historical financial data derived from its audited financial statements and, in the opinion of Netlink's management, contains all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of the financial position and results of operations for such periods.

  The Unaudited Pro Forma Combined Selected Financial Data gives effect to the Merger on a pooling of interests basis, and should be read in conjunction with the unaudited pro forma combined condensed financial statements and notes thereto included elsewhere herein. The unaudited pro forma combined condensed balance sheet assumes that the Merger took place on February 29, 1996 and combines Cabletron's February 29, 1996 consolidated balance sheet with Netlink's December 31, 1995 balance sheet. The unaudited pro forma combined condensed statements of income assume that the Merger took place as of the beginning of the periods presented and combine Cabletron's consolidated statements of income for the fiscal years ended February 29, 1996, and February 28, 1995 and 1994 with Netlink's results of operations for the years ended December 31, 1995, 1994 and 1993, respectively. The consolidated financial statements of Cabletron give retroactive effect to the mergers of Cabletron and ZeitNet, Inc. and of Cabletron and Network Express, Inc., which have been accounted for as poolings of interests. The unaudited pro forma financial data for Cabletron's fiscal years ended in 1993 and 1992 is not presented as it is not meaningful. No cash dividends have been declared or paid on Cabletron Common Stock or Netlink Common Stock.

                      SELECTED HISTORICAL FINANCIAL DATA

                                   CABLETRON

                                   YEAR ENDED THE LAST DAY OF FEBRUARY,
                              -------------------------------------------------
                                 1996         1995     1994     1993     1992
                              ----------    -------- -------- -------- --------
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net sales...................  $1,093,107    $824,676 $602,486 $419,607 $290,763
Income from operations......     209,257     238,953  176,503  124,023   86,225
Net income..................     147,101(1)  162,595  118,321   83,201   56,287
Net income per share........  $     1.97    $   2.22 $   1.65 $   1.18 $   0.80
Weighted average number of
 shares outstanding.........      74,718      73,355   71,846   70,728   70,104
BALANCE SHEET DATA:
Working capital.............  $  487,244    $379,896 $258,463 $234,114 $162,459
Total assets................     992,276     697,686  502,377  344,517  236,736
Total stockholders' equity..     811,285     592,726  425,719  289,279  203,449

--------
(1) Net income for fiscal 1996 included a net of tax charge of approximately $52.3 million, or $0.73 per share, related to the acquisition of the Enterprise Networks Business Unit of Standard Microsystems Corporation ("SMC") and approximately $8.4 million net of a tax charge related to the acquisition made by a Cabletron subsidiary, Network Express, Inc., of Fivemere, Ltd.

                                    NETLINK

                                                                       NINE MONTH PERIOD
                                 YEAR ENDED DECEMBER 31               ENDED SEPTEMBER 30
                         -------------------------------------------  --------------------
                          1995     1994     1993     1992     1991      1996       1995
                         -------  -------  -------  -------  -------  ---------  ---------
                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net sales............... $ 7,242  $ 8,542  $ 3,592  $ 3,275  $ 3,744  $   7,935  $   5,424
Loss from operations....  (2,322)  (1,937)  (3,267)  (1,962)  (1,623)    (2,856)    (1,141)
Net loss................  (2,616)  (6,021)  (3,318)  (2,064)  (1,652)    (2,887)    (1,469)
Net loss per share(1)... $ (2.95) $ (6.91) $ (4.47) $(13.57) $(10.90) $   (1.41) $   (2.22)
Weighted average number
 of shares
 outstanding(1).........     885      872      742      152      152      2,049        662
BALANCE SHEET DATA:
Working capital......... $(1,586) $ 1,782  $ 1,155  $   779  $   684  $   2,690  $    (216)
Total assets............   4,632    4,514    2,438    1,666    1,529      8,671      3,884
Total stockholders'
 equity (deficit).......  (1,399)   1,216    1,488   (1,151)     894      4,295       (252)

--------
(1) The net loss per share and weighted average number of shares outstanding are based on the number of Netlink Common Stock currently outstanding, not taking into account the conversion of Netlink Preferred Stock into Netlink Common Stock. It is a condition to consummation of the Merger that all Netlink Preferred Stock convert into Netlink Common Stock. Assuming the conversion of Netlink Preferred Stock into Netlink Common Stock, which will occur upon consummation of the Merger, had occurred at the later of the date of its issuance or the earliest period presented, the net loss per share and weighted average number of shares for Netlink would have been:

                                                                   NINE MONTH
                                                                  PERIOD ENDED
                                 YEAR ENDED DECEMBER 31           SEPTEMBER 30
                             -----------------------------------  -------------
                             1995   1994   1993    1992    1991    1996   1995
                             -----  -----  -----  ------  ------  ------  -----
                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
Supplemental pro forma net
 loss per share............  $(.32) $(.87) $(.78) $(2.26) $(1.81)  $(.24) $(.24)
Supplemental pro forma
 weighted average number of
 shares outstanding........  8,130  6,886  4,241     913     912  12,026  6,080

UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL DATA

                                        YEAR ENDED THE LAST DAY OF FEBRUARY,
                                       ---------------------------------------
                                            1996          1995        1994
                                       --------------------------- -----------
                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
PRO FORMA COMBINED STATEMENTS OF
 INCOME DATA:(1)
Net sales.............................  $   1,100,349  $   833,218 $   606,078
Income from operations................        206,935      237,016     173,236
Net income............................        144,485      156,574     115,003
Net income per share..................  $        1.90         2.11        1.59
Weighted average number of shares
 outstanding..........................         75,906       74,361      72,465
                                        FEBRUARY 29,
                                            1996
                                       -----------------
PRO FORMA COMBINED BALANCE SHEET
 DATA:(1)
Working capital.......................  $     481,879
Total assets..........................        997,230
Stockholders' equity..................        806,108

--------
(1) Cabletron expects to record charges to operations, currently estimated to be between $6 to $8 million in the quarter in which the Merger is consummated. Such expenses reflect direct transaction costs, consisting primarily of investment banking fees and costs associated with combining the operations of the two companies. An estimated pretax charge of $6.25 million, $3.8 million on an after-tax basis, is reflected in the Unaudited Pro Forma Combined Balance Sheet but has not been reflected in the Unaudited Combined Condensed Statements of Income because they are directly attributable to the Merger and are nonrecurring. The range is a preliminary estimate only and is therefore subject to change.

See "Unaudited Pro Forma Combined Condensed Financial Data" and the notes thereto.

                          COMPARATIVE PER SHARE DATA

  The following tables set forth certain historical per share data of Cabletron and Netlink and combined per share data on an unaudited pro forma basis after giving effect to the Merger on a pooling of interests basis assuming the issuance of 0.14609 shares of Cabletron Common Stock in exchange for each share of Netlink Common Stock. This data should be read in conjunction with the Selected Historical Financial Data, the Unaudited Pro Forma Combined Condensed Financial Data and the separate historical consolidated financial statements of Cabletron and Netlink included elsewhere herein or incorporated by reference in this Proxy Statement/Prospectus. The unaudited pro forma combined financial data is not necessarily indicative of the operating results that would have been achieved had the transaction been in effect as of the beginning of the periods presented and should not be construed as representative of future operations.

                                                     YEAR ENDED LAST DAY OF
                                                            FEBRUARY,
                                                     -------------------------
                                                      1996     1995     1994
                                                     -------  -------  -------
HISTORICAL CABLETRON:
 Net income......................................... $  1.97     2.22     1.65
 Book value.........................................  $10.75
                                                     YEAR ENDED DECEMBER 31,
                                                     -------------------------
                                                      1995     1994     1993
                                                     -------  -------  -------
HISTORICAL NETLINK:
 Net income (loss)..................................  $(2.95)  $(6.91)  $(4.47)
 Book value.........................................   $(.17)
                                                     YEAR ENDED LAST DAY OF
                                                            FEBRUARY,
                                                     -------------------------
                                                      1996     1995     1994
                                                     -------  -------  -------
PRO FORMA COMBINED PER CABLETRON SHARE(1):
 Net income......................................... $  1.90     2.11     1.59
 Book value.........................................  $10.51
                                                     YEAR ENDED DECEMBER 31,
                                                     -------------------------
                                                      1995     1994     1993
                                                     -------  -------  -------
EQUIVALENT PRO FORMA COMBINED PER NETLINK SHARE(2):
 Net income......................................... $   .28      .31      .23
 Book value......................................... $  1.54

--------
(1) Cabletron expects to record charges to operations, currently estimated to be between $6 to $8 million in the quarter in which the Merger is consummated. Such expenses reflect direct transaction costs, consisting primarily of investment banking fees and costs associated with combining the operations of the two companies. An estimated pretax charge of $6.25 million, $3.8 million on an after-tax basis, is reflected in the Unaudited Pro Forma Combined Balance Sheet but has not been reflected in the Unaudited Combined Condensed Statements of Income because they are directly attributable to the Merger and are nonrecurring. The range is a preliminary estimate only and is therefore subject to change.
(2) The equivalent pro forma combined per Netlink share amounts are calculated by multiplying the pro forma combined per Cabletron share amounts by the Exchange Ratio of 0.14609 shares of Cabletron Common Stock for each share of Netlink Common Stock.

                          MARKET PRICE PER SHARE DATA

CABLETRON

  Cabletron Common Stock is listed and traded on the New York Stock Exchange under the symbol "CS". As of September 30, 1996, Cabletron had 2,849 stockholders of record. The following table sets forth the high and low closing sales prices per share of Cabletron Common Stock as reported on the NYSE for the quarterly periods presented below, which periods correspond to Cabletron's quarterly fiscal periods for financial reporting purposes.

                                                                   HIGH   LOW
                                                                  ------ ------
FISCAL YEAR ENDED FEBRUARY 28, 1995
  First Quarter.................................................. $52.70 $37.20
  Second Quarter.................................................  44.10  34.00
  Third Quarter..................................................  52.38  41.15
  Fourth Quarter.................................................  48.25  37.50
FISCAL YEAR ENDED FEBRUARY 29, 1996
  First Quarter.................................................. $54.88 $38.88
  Second Quarter.................................................  59.13  49.50
  Third Quarter..................................................  85.13  52.50
  Fourth Quarter.................................................  82.50  67.50
FISCAL YEAR ENDING FEBRUARY 28, 1997
  First Quarter.................................................. $86.50 $63.38
  Second Quarter.................................................  72.13  53.00
  Third Quarter (through October  , 1996)........................

NETLINK

  There is not an established trading market for the Netlink Stock. On the Netlink Record Date, there were 149 holders of Netlink Common Stock, 20 holders of Netlink 1993 Preferred Stock, 60 holders of Netlink 1994 Preferred Stock, 39 holders of Netlink 1996 Preferred Stock and one holder of Netlink Series E Preferred Stock.

DIVIDEND POLICY

  Neither Cabletron nor Netlink has ever paid a cash dividend and each of Cabletron and Netlink currently intends to retain all of its earnings for use in its business to finance future growth and, accordingly, do not anticipate paying cash dividends in the foreseeable future.

RECENT CLOSING PRICES

  The last reported sale price per share of the Cabletron Common Stock as reported on the NYSE on September 26, 1996, the last trading day before the announcement of the proposed Merger, was $68.38.The last reported sale price per share of the Cabletron Common Stock on October 25, 1996, the latest practicable trading day before the printing of this Proxy Statement/Prospectus was $60.125. Based upon the last reported sale price of Cabletron Stock on October 25, 1996, and an Exchange Ratio equal to 0.14609, each share of Netlink Stock would be converted in the Merger into the right to receive Cabletron Common Stock having a market value of $8.78.

  Because the market price of Cabletron Common Stock is subject to fluctuation, the market value of the shares of Cabletron Common Stock that holders of Netlink Common Stock will receive in the Merger may increase or decrease prior to and following the Merger. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR CABLETRON COMMON STOCK. NO ASSURANCE CAN BE GIVEN AS TO THE FUTURE PRICES OR MARKETS FOR CABLETRON COMMON STOCK. See "Risk Factors--Volatility of Stock Price."

                            NETLINK SPECIAL MEETING

TIME, PLACE AND DATE

  The Netlink Special Meeting will be held on       , 1996 at the offices of
Netlink's counsel Testa, Hurwitz & Thibeault, LLP at 125 High Street, Boston, Massachusetts 02110, commencing at 10:00 a.m., local time.

MATTERS TO BE CONSIDERED AT THE NETLINK SPECIAL MEETING

  At the Netlink Special Meeting, holders of shares of Netlink Stock will consider and vote upon (1) a proposal to approve and adopt the Merger Agreement, (2) a proposal to convert immediately prior to the Merger each outstanding share of Netlink 1993 Preferred Stock into one share of Netlink Common Stock, (3) a proposal to convert immediately prior to the Merger each outstanding share of Netlink 1994 Preferred Stock into one share of Netlink Common Stock, (4) a proposal to convert immediately prior to the Merger each outstanding share of Netlink 1996 Preferred Stock into one share of Netlink Common Stock, (5) a proposal to amend immediately prior to the Merger the Netlink Preferred Stock Agreement to terminate Articles IV, V and VI of the Netlink Preferred Stock Agreement (relating to certain covenants of Netlink, registration rights and rights of first refusal) and (6) such other matters as may properly be brought before the Netlink Special Meeting. The Directors of Netlink have unanimously approved the Merger Agreement and recommend a vote FOR (i) approval and adoption of the Merger Agreement by the stockholders of Netlink, (ii) converting each outstanding share of Netlink 1993 Preferred Stock into one share of Netlink Common Stock, (iii) converting each outstanding share of Netlink 1994 Preferred Stock into one share of Netlink Common Stock, (iv) converting each outstanding share of Netlink 1996 Preferred Stock into one share of Netlink Common Stock, and (v) amending the Netlink Preferred Stock Agreement.

VOTING AT THE NETLINK SPECIAL MEETING; RECORD DATE

  The Netlink Board of Directors has fixed        , 1996 as the Netlink Record
Date for the determination of the Netlink stockholders entitled to notice of and to vote at the Netlink Special Meeting. Accordingly, only holders of record of shares of Netlink Stock on the Netlink Record Date will be entitled to notice of and to vote at the Netlink Special Meeting. As of such Netlink Record Date, there were outstanding 2,406,840 shares of Netlink Common Stock held by approximately 149 holders of record, 3,870,030 shares of Netlink 1993 Preferred Stock, held by approximately 20 holders of record, 3,207,666 shares of Netlink 1994 Preferred Stock, held by approximately 60 holders of record, 3,482,901 shares of Netlink 1996 Preferred Stock, held by approximately 39 holders of record, and 1,333,333 shares of Netlink Series E Preferred Stock, held by approximately one holder of record. Each holder of record of shares of Netlink Common Stock on the Netlink Record Date is entitled to cast one vote per share on the proposal to approve and adopt the Merger Agreement and on any other proposal properly submitted for the vote of the Netlink stockholders, either in person or by properly executed proxy, at the Netlink Special Meeting. Each holder of record of shares of Netlink 1993 Preferred Stock on the Netlink Record Date is entitled to cast one vote per share on the proposal to approve and adopt the Merger Agreement, on the proposal to convert each share of Netlink 1993 Preferred Stock into one share of Netlink Common Stock, on the proposal to amend the Netlink Preferred Stock Agreement and on any other proposal properly submitted for the vote of the Netlink stockholders, either in person or by properly executed proxy, at the Netlink Special Meeting. Each holder of record of shares of Netlink 1994 Preferred Stock on the Netlink Record Date is entitled to cast one vote per share on the proposal to approve and adopt the Merger Agreement, on the proposal to convert each share of Netlink 1994 Preferred Stock into one share of Netlink Common Stock, on the proposal to amend the Netlink Preferred Stock Agreement and on any other proposal properly submitted for the vote of the Netlink stockholders, either in person or by properly executed proxy, at the Netlink Special Meeting. Each holder of record of shares of Netlink 1996 Preferred Stock on the Netlink Record Date is entitled to cast one vote per share on the proposal to approve and adopt the Merger Agreement, on the proposal to convert each share of Netlink 1996 Preferred Stock into one share of Netlink Common Stock, on the proposal to amend the Netlink Preferred Stock Agreement and on any other proposal properly submitted for the vote of the Netlink stockholders, either in person or by properly executed proxy, at the Netlink Special Meeting. Each holder of record of shares of Netlink Series E Preferred Stock on the Netlink Record Date is entitled to cast one vote for every twenty shares of Netlink Series E Preferred Stock owned by such holder on the proposal to approve and adopt the Merger Agreement and on any other proposal properly submitted for the vote of the Netlink stockholders, either in person or by properly executed proxy, at the Netlink Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Netlink Stock entitled to vote is necessary to constitute a quorum at the Netlink Special Meeting.

  The approval and adoption by Netlink stockholders of the Merger Agreement will require the affirmative vote of the holders of a majority of the outstanding shares of Netlink Stock voting together as a class (for the purpose of this vote each share of Netlink Preferred Stock shall be entitled to that number of votes equal to the number of shares of Netlink Common Stock into which it is currently convertible), the affirmative vote of the holders of 60% of the outstanding shares of Netlink 1993 Preferred Stock voting separately as a class, the affirmative vote of the holders of 60% of the outstanding shares of Netlink 1994 Preferred Stock voting separately as a class, and the affirmative vote of the holders of 60% of the outstanding shares of Netlink 1996 Preferred Stock voting separately as a class.

  The conversion of Netlink 1993 Preferred Stock into Netlink Common Stock will require the affirmative vote of the holders of a majority of the outstanding shares of Netlink 1993 Preferred Stock, voting separately as a class. The conversion of Netlink 1994 Preferred Stock into Netlink Common Stock will require the affirmative vote of the holders of a majority of the outstanding shares of Netlink 1994 Preferred Stock, voting separately as a class. The conversion of Netlink 1996 Preferred Stock into Netlink Common Stock will require the affirmative vote of the holders of a majority of the outstanding shares of Netlink 1996 Preferred Stock, voting separately as a class.

  The approval of the proposal to amend the Netlink Preferred Stock Agreement will require the affirmative vote of the holders of a majority of the outstanding shares of the Netlink 1993 Preferred Stock, the Netlink 1994 Preferred Stock and the Netlink 1996 Preferred Stock, voting together as a single class.

  Abstentions will be included in determining the number of shares present and voting at the meeting for purposes of determining the presence of a quorum, but will not be counted as a vote cast on the matter. Therefore, abstentions will have the same effect as votes against such proposal.

  Approval of the Merger Agreement and the Merger shall constitute approval of the terms of the Escrow Agreement and the appointment of Mr. Geoffrey Yang as representative of the Netlink stockholders under the Escrow Agreement.

  As of the Netlink Record Date, directors and executive officers of Netlink and their affiliates have the right to vote 6,979,852 shares, or approximately 53.1% of the outstanding shares of Netlink Stock, 1,366,495 shares, or approximately 56.7% of the outstanding shares of Netlink Common Stock, 2,728,660 shares, or approximately 68.7% of the outstanding shares of Netlink 1993 Preferred Stock, 1,598,601 shares, or approximately 49.8% of the outstanding shares of Netlink 1994 Preferred Stock, 1,286,090 shares, or approximately 36.9% of the outstanding shares of Netlink 1996 Preferred Stock and no shares of Netlink Series E Preferred Stock. Each of the directors and executive officers has advised Netlink that he or she intends to vote or direct the vote of all shares of Netlink Stock over which he or she has voting control, to the extent such shares are entitled to vote on such matter, in favor of each of the five specific proposals described above. As of the Netlink Record Date, neither Cabletron nor any of its subsidiaries owned any outstanding shares of Netlink Common Stock.

PROXIES

  All shares of Netlink Stock which are entitled to vote and are represented at the Netlink Special Meeting by properly executed proxies received prior to or at the Netlink Special Meeting, and not revoked, will be voted at such Special Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted FOR approval and adoption of the Merger Agreement, FOR approval of converting the Netlink 1993 Preferred Stock into Netlink Common Stock, FOR approval of converting the Netlink 1994 Preferred Stock into Netlink Common Stock, FOR approval of converting the Netlink 1996 Preferred Stock into Netlink Common Stock and FOR approval of amending the Netlink Preferred Stock Agreement. The Board of Directors of Netlink knows of no matters to be presented at the Netlink Special Meeting other than those described in this Proxy Statement/Prospectus. If any other matters are properly presented at the Netlink Special Meeting for consideration, including, among other things, consideration of a motion to adjourn the Netlink Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Netlink, at or before the taking of the vote at the relevant Special Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of Netlink before the taking of the vote at the Netlink Special Meeting, or (iii) attending the Netlink Special Meeting and voting in person (although attendance at the Netlink Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Netlink, Inc., 1881 Worcester Road, Framingham, Massachusetts 01701, Attention: Secretary, or hand delivered to the Secretary of Netlink at or before the taking of the vote at the Netlink Special Meeting.

  All expenses of this solicitation will be borne by Netlink and the costs of preparing this Proxy Statement/Prospectus will be borne by Cabletron. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Cabletron and Netlink in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and Netlink will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

  NETLINK STOCKHOLDERS SHOULD NOT FORWARD STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL LETTERS. NETLINK STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

                                  THE MERGER

GENERAL

  The Merger Agreement provides for the merger of Merger Sub, a wholly-owned subsidiary of Cabletron, with and into Netlink, with the result that Netlink would become a wholly-owned subsidiary of Cabletron. For the Merger to be consummated it must be approved by the Netlink stockholders and the other conditions specified in the Merger Agreement must be satisfied or waived. The discussion in this Proxy Statement/Prospectus of the Merger and the description of the principal terms and conditions of the Merger Agreement are subject to and qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Annex A and is incorporated herein by reference. Netlink stockholders are urged to read the Merger Agreement in its entirety.

CONVERSION OF SHARES

  Immediately prior to the Merger, it is expected that each share of Netlink Preferred Stock will convert into Netlink Common Stock. Upon the consummation of the Merger, each then outstanding share of Netlink Common

Stock will automatically be converted into the right to receive the number of shares of Cabletron Common Stock equal to the Exchange Ratio. Based upon the capitalization of Netlink on October 24, 1996, it is currently anticipated that each share of Netlink Common Stock will convert into the right to receive
0.14609 shares of Cabletron Common Stock. No fractional shares of Cabletron Common Stock will be issued in the Merger. Instead, each Netlink stockholder who would otherwise be entitled to receive a fraction of a share of Cabletron Common Stock will receive an amount of cash, rounded down to the nearest whole cent, equal to the closing price of Cabletron Common Stock on the NYSE on the date of the Effective Time, multiplied by the fraction of a share of Cabletron Common Stock to which the stockholder would otherwise be entitled. In the aggregate, Cabletron will exchange approximately 2,258,975 shares of Cabletron Common Stock for all the shares of Netlink Stock outstanding immediately prior to the Effective Time, including shares of Netlink Stock issuable upon the conversion or exercise of any option, warrant, preferred stock or other security convertible into or exercisable for shares of Netlink Stock that are outstanding immediately prior to the Effective Time. Based upon the capitalization of Netlink and Cabletron as of the date of the Merger Agreement, the stockholders of Netlink will own Cabletron Common Stock representing approximately 3% of the Cabletron Common Stock outstanding immediately after consummation of the Merger.

CONVERSION OF NETLINK OPTIONS

  Upon consummation of the Merger, each then outstanding Netlink Option will be assumed by Cabletron and will automatically be converted into an option to purchase the number of shares of Cabletron Common Stock (rounded down to the nearest whole number) determined by multiplying the number of shares of Netlink Common Stock subject to the Netlink Option by the Exchange Ratio, at an exercise price per share equal to the aggregate exercise price for Netlink Common Stock purchasable pursuant to such Netlink Option divided by the product of (i) the number of shares of Netlink Common Stock purchasable pursuant to such Netlink Option and (ii) the Exchange Ratio. The other terms of the Netlink Options will remain unchanged. Cabletron will file a Registration Statement on Form S-8, with the Commission with respect to the shares of Cabletron Common Stock issuable upon exercise of the assumed Netlink Options.

  As of the Record Date, 2,327,946 shares of Netlink Common Stock were subject to outstanding Netlink Options, all of which will become exercisable prior to the expected Effective Time, exercisable. Upon the assumption of such options by Cabletron upon consummation of the Merger, approximately 340,089 shares of Cabletron Common Stock will be subject to such options.

EXCHANGE OF CERTIFICATES

  As soon as practicable after the Effective Time, a letter of transmittal with instructions will be mailed to each Netlink stockholder for use in exchanging Netlink Stock certificates for Cabletron Common Stock certificates. Upon surrender of a Netlink Stock certificate for cancellation to the exchange agent in connection with the Merger, Boston Equiserve or such other agent or agents as may be appointed by Cabletron, together with such letter of transmittal, duly executed in accordance with the instructions thereto, the holder of such certificate will be entitled to receive in exchange therefor a certificate representing the number of whole shares of Cabletron Common Stock equal to the Exchange Ratio multiplied by the number of shares of Netlink Common Stock subject to the Netlink Stock certificate being exchanged. It is a condition to consummation of the Merger that all Netlink Preferred Stock convert into Netlink Common Stock immediately prior to the Effective Time. At such time each outstanding Netlink Preferred Stock certificate shall be deemed to evidence the ownership of the number of whole shares of Netlink Common Stock into which such share of Netlink Preferred Stock shall have been converted. No Netlink Common Stock certificates will be issued as a result of such conversion. Accordingly, holders of Netlink Preferred Stock certificates will exchange such certificates as herein provided.

  Immediately after the Effective Time, each outstanding Netlink Stock certificate will be deemed for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of whole shares of Cabletron Common Stock into which such shares of Netlink Stock shall have been so converted as a result of the Merger and the right to receive an amount in cash in lieu of the issuance of any fractional shares.

No dividends or other distributions with respect to Cabletron Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Netlink Stock certificate with respect to the shares of Cabletron Common Stock represented thereby until the holder of record of such certificate surrenders such certificate. Subject to applicable law, following surrender of any such certificate, there will be paid to the record holder of the certificates representing whole shares of Cabletron Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Cabletron Common Stock and at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender.

  If any certificate for shares of Cabletron Common Stock is to be issued in a name other than that in which the Netlink Stock certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Netlink Stock certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange have paid to Cabletron or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Cabletron Common Stock in any name other than that of the registered holder of the Netlink Stock certificate surrendered, or established to the satisfaction of Cabletron or any agent designated by it that such tax has been paid or is not payable.

HOLDERS OF NETLINK STOCK CERTIFICATES SHOULD NOT SUBMIT THEIR CERTIFICATES FOR
 EXCHANGE UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL AND INSTRUCTIONS
                              REFERRED TO ABOVE.

NOTIFICATION REGARDING NETLINK OPTIONS

  Following the Effective Time, Cabletron will issue to each person who, immediately prior thereto was a holder of an outstanding Netlink Option, a document evidencing the assumption of such Netlink Option by Cabletron. Such assumption will be automatic and no action will be required on the part of the option holder to convert such holder's Netlink Option into an option to purchase shares of Cabletron Common Stock.

EFFECTIVE TIME

  Consummation of the Merger will occur upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is specified on such certificate (the "Effective Time"). The filing of the Certificate of Merger will occur as soon as practicable after the satisfaction or waiver of all conditions to the closing of the transactions contemplated by the Merger Agreement. The Merger Agreement may be terminated by any party thereto if the Merger shall not have been consummated on or before February 28, 1997. The Merger Agreement is also subject to termination upon the occurrence of certain other events. See "The Merger Agreement-- Conditions to the Merger" and "--Termination."

BACKGROUND OF THE MERGER; RECOMMENDATION OF NETLINK'S BOARD OF DIRECTORS

  In early 1995 Netlink began marketing and building distribution channels for its frame relay switching and network access products. As part of this strategy, Netlink discussed potential strategic and product distribution relationships with a number of organizations that had well developed sales and marketing capabilities in Netlink's target market. In November 1995, senior Netlink management met with Gregory DeMund, Cabletron's Director of Business Development, to discuss potential business relationships between Netlink and Cabletron. At the same time, members of Cabletron's engineering staff met with Netlink's engineers to review Netlink's products and technology.

  There were no further substantive contacts until August 1996, when Mr. DeMund contacted Nina Saberi, Netlink's Chief Executive Officer, to renew discussions regarding a potential strategic relationship. At approximately the same time, Larry Lenihan of Broadview Associates, an investment banking firm, also called Ms. Saberi and indicated that Cabletron was interested in acquiring rights to frame relay access technology.

  On August 26, 1996, Ms. Saberi informed Mr. DeMund that Netlink had received indications from a third party ("the Other Party") that it was interested in acquiring Netlink. Mr. DeMund indicated that Cabletron was interested in exploring a possible acquisition of Netlink. On August 27, 1996, Mr. DeMund, along with Susan Sabatino, Cabletron's Manager of Remote Access Development and Michael Skubisz, the Director of Product Marketing, met with Ms. Saberi and Roger Walton, Netlink's Vice President of Marketing, to discuss Netlink's technology and business plans and to explore a possible acquisition. On August 28, 1996, Mr. DeMund and David Kirkpatrick, Cabletron's Chief Financial Officer, called Ms. Saberi to discuss further a possible acquisition and later that day sent Netlink a letter outlining the terms of a proposed acquisition of Netlink by Cabletron.

  On August 29, 1996 the Netlink Board of Directors held a telephonic meeting to discuss the proposals from Cabletron and the Other Party. The Board of Directors of Netlink weighted the relative merits of the proposals of Cabletron and the Other Party and concluded that proceeding with negotiations with Cabletron was in the best interests of Netlink shareholders. Accordingly, the Board of Directors of Netlink, subject to receiving clarification of certain terms of Cabletron's proposal, authorized Ms. Saberi to execute a non-binding letter of intent with Cabletron. The Board also instructed Ms. Saberi to inform the Other Party that Netlink had decided to proceed with an alternative transaction.

  On September 3, 1996 Ms. Saberi met with Craig Benson, the Chairman and Chief Operating Officer of Cabletron, and Chris Oliver, Cabletron's Director of Engineering and Manufacturing, at Cabletron's offices in Rochester, New Hampshire to discuss plans for the operation of Netlink following the acquisition and the potential technology and product development synergies to be gained by the combination of the organizations. On September 4, Mr. Kirkpatrick, Mr. DeMund, Robert Barber, Cabletron's Director of Tax and Financial Planning, members of Cabletron's engineering staff and Cabletron's counsel, visited Netlink's offices in Framingham, Massachusetts. Netlink's management made technical and marketing presentations to the Cabletron representatives. After the presentation, the terms of the non-binding letter of intent were discussed in detail. Ms. Saberi then discussed the letter of intent with Netlink's counsel and after determining that it met the guidelines established by the Board of Directors, she signed the letter of intent on behalf of Netlink.

  On September 12, 1996 certain members of Netlink's Board of Directors visited Cabletron in Rochester, New Hampshire and met with several members of senior Cabletron management to conduct a financial and business review of Cabletron. After the meeting, the Directors of Netlink met to discuss the details of the proposed terms of the acquisition, including the terms of the exchange of shares.

  In early September, the parties, together with their respective legal advisors, commenced negotiation of a merger agreement and various other aspects of the proposed acquisition. Discussions continued through September 26, 1996. These negotiations and discussions focused on various aspects of the proposed merger agreement, including (i) developing a mechanism to arrive at the Exchange Ratio, (ii) the operation of Netlink pending the closing of the Merger, (iii) the provisions for termination of the Merger Agreement, (iv) the circumstances under which a termination fee would be paid and the amount of the termination fee, (v) various provisions related to limitations on transactions with third parties, and (vi) the extent and nature of indemnification to be provided by the Netlink shareholders and the associated escrow agreement. During this period, the Netlink Board of Directors held telephonic meetings on September 6, September 10 and September 13 to review the status of the negotiations, the timing of the execution of the merger agreement and various other matters related to the proposed transaction. At the September 13 meeting the Netlink Board authorized an amendment to the letter of intent to extend the term of the letter of intent.

  On September 18, 1996, a special meeting of the Cabletron Board of Directors was held by conference telephone call. Mr. Benson reported to the Board on the negotiations between Cabletron and Netlink. Mr. Benson discussed Netlink's business and how its frame relay access and other products would complement those of Cabletron. The Board discussed information about Netlink contained in its business plan, including a proposed budget, audited financial statements for the fiscal year ended December 31, 1995 and unaudited financial statements through July 30, 1996. Cabletron's legal counsel discussed the terms of the Merger Agreement which had previously been distributed to the directors. Mr. Benson reviewed the purchase price and advised the Board that the Exchange Ratio was fixed, without so-called collars and floors. He also discussed plans to ensure that certain key employees would continue with Netlink after the Merger. After further discussion and analysis, the Board unanimously voted to proceed with the Merger and to approve the Merger Agreement and the transactions contemplated thereby.

  On September 24, 1996, the Netlink Board met to consider the Merger Agreement, which had previously been distributed to the directors, and the transactions contemplated thereby, including the proposed consideration to be paid to Netlink shareholders. Members of Netlink's management and representatives of Netlink's legal advisor, made presentations to the Netlink Board of Directors and discussed with the Netlink Board of Directors their views and analyses of various aspects of the proposed transaction. The Netlink Board of Directors reviewed and considered, among other things, the background of the proposed transaction, Netlink's strategic alternatives, the terms of the Merger Agreement, and the other matters described below under "Netlink's Reasons for the Merger."

  After further deliberation, the Netlink Board of Directors unanimously approved the Merger Agreement and authorized the execution of the Merger Agreement.

  The terms of the Merger Agreement are the result of arm's-length negotiations between representatives of Netlink and Cabletron.

NETLINK'S REASONS FOR THE MERGER

  In approving the Merger Agreement and the transactions contemplated thereby, the Netlink Board of Directors considered a number of factors, including:

    (i) The business, results of operations, properties and financial condition of Netlink and the competitive nature of the industry in which it operates, based, in part, upon presentations by management of Netlink, including management's view of the business and financial prospects for Netlink if it were to remain independent, taking into account Netlink's continued losses from operations, its current position in the frame relay market and its size and resources as compared to its competitors.

    (ii) Information available to them concerning Cabletron, its business, size, market characteristics of Cabletron Common Stock and other matters based, in part, on information provided by management of Netlink and on information discussed by the Board of Directors at the meeting with Cabletron's Management on September 12, 1996.

    (iii) The relatively limited breadth of Netlink's product offerings at a time when the market, and many of Netlink's competitors, are moving toward a model of offering fully integrated, end-to-end, networking solutions.

    (iv) The opportunity to access Cabletron's sales channels for the distribution of Netlink's products.

    (v) The terms of the Merger Agreement, including the proposed structure of the Merger as a tax-free reorganization under the Code, and the fact that the exchange ratio was established at a ratio of shares of Cabletron Common Stock for each share of Netlink Common Stock based on the average trading price of Cabletron Common Stock.

    (vi) That the terms of the Merger Agreement, including the termination fee provisions, should not unduly discourage third parties from making a proposal to acquire Netlink subsequent to signing the Merger Agreement.

    (vii) That the Merger Consideration (as defined in the Merger Agreement) represented a premium of approximately 300% over the price paid in February 1996 for the 1996 Preferred Stock.

    (viii) That the exchange of Netlink Common Stock for Cabletron Common Stock will give current holders publicly listed shares that trade on the New York Stock Exchange in place of the illiquid Netlink Common Stock.

    (ix) That the Merger Agreement permits Netlink, in the exercise of fiduciary duties of the Board of Directors, to furnish non public information and access in response to requests which were not solicited by Netlink after the date of the Merger Agreement to third parties pursuant to confidentiality agreements, and to participate in discussions and negotiations with third parties concerning an acquisition proposal.

    (x) The termination provisions of the Merger Agreement, which were a condition to Cabletron's proposal, providing that Cabletron could be entitled to a fee of $2.8 million (plus expenses) upon termination of the Merger Agreement under certain circumstances, including the withdrawal of the Board of Directors' recommendation with respect to the Merger.

  The Board did not assign relative weights to the factors or determine that any factor was of particular importance. Rather, the Board of Directors viewed its position and recommendations as being based upon the totality of the information presented to and considered by them.

CABLETRON'S REASONS FOR THE MERGER

  The Cabletron Board arrived at its unanimous decision to approve the Merger Agreement after consideration of a number of significant factors. Among those factors were:

  . Netlink's focus on remote access for the enterprise is highly complementary to Cabletron's technology for LAN/WAN networks and information infrastructures.

  . The market for Frame Relay remote access products is forecasted to be one of the more rapidly growing segments of the networking market for the next several years.

  . The inclusion of Netlink's technology and products in the Cabletron technological solution to its customers' information infrastructure needs will enable Cabletron to provide a more complete, enterprise-wide solution to its customers, supporting the customers' information infrastructure at every level of access.

  . The ability to leverage the research and development capabilities of Netlink by combining its research and development efforts and personnel with those of Cabletron to improve and increase product development.

  In addition, the Cabletron Board of Directors considered, among other matters, (i) information concerning Cabletron's and Netlink's respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position; (ii) the consideration to be received by Netlink stockholders in the Merger and the relationship between the market value of Cabletron Common Stock to be issued in exchange for each share of Netlink Common Stock and Cabletron's per share reported earnings, earnings before interest and taxes and certain other measures; (iii) a comparison of selected recent acquisition and merger transactions involving high-technology companies; (iv) the belief that the terms of the Merger Agreement, including the parties' respective representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;
(v) the ability of Cabletron to devote management time and energy to the integration and assimilation of Netlink's business and organization should the Merger be consummated; (vi) the fact that the Merger is expected to be accounted for as a pooling of interests; and (vii) the fact that the Merger is expected to be a tax-free reorganization under Section 368(a) of the Code.

  The Cabletron Board also considered negative factors relating to the Merger, including (i) the risks that the benefits sought in the Merger would not be fully achieved, (ii) the risk that the Merger would not be consummated, (iii) the effect of the public announcement of the Merger on Netlink's sales, operating results, and business relationships, (iv) Netlink's current trend of operating losses, (v) the dilutive effect on the earnings per share of Cabletron Common Stock as a result of increasing the number of shares outstanding of Cabletron

Common Stock, and (vi) other risks described above under "Risk Factors." The Cabletron Board believed that these risks were outweighed by the potential benefits to be gained by the Merger.

  In view of the wide variety of factors considered by the Cabletron Board of Directors, the Cabletron Board of Directors did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered in approving the Merger Agreement and Merger. However, after taking into account all of the factors set forth above, the Cabletron Board of Directors determined that the Merger Agreement and Merger were in the best interests of Cabletron and its stockholders and that Cabletron should proceed with the Merger Agreement and the Merger.

CERTAIN CONSIDERATIONS

  In considering whether to approve the Merger Agreement and the transactions contemplated thereby, stockholders of Netlink should be aware that the stock price of Cabletron Common Stock at the Effective Time may vary significantly from the price as of the date of execution of the Merger Agreement, the date hereof or the date on which stockholders of Netlink vote on the Merger due to changes in the business, operations and prospects of Cabletron, general market and economic conditions, and other factors. Because the market price of Cabletron Common Stock is subject to fluctuation, the market value of the shares of Cabletron Common Stock that holders of Netlink Common Stock will receive in the Merger may increase or decrease prior to and following the Merger. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR CABLETRON COMMON STOCK. NO ASSURANCE CAN BE GIVEN AS TO THE FUTURE PRICES OR MARKETS FOR CABLETRON COMMON STOCK. See "Risk Factors--Volatility of Stock Price."

EMPLOYMENT AGREEMENTS

  It is a condition to consummation of the Merger that certain specified employees of Netlink (the "Netlink Employees") have entered into employment agreements with Cabletron and the Surviving Corporation (defined below), that such agreements be in force at the Effective Time and that such employees shall be employed by Netlink immediately prior to the Effective Time. All of the Netlink Employees have entered into employment agreements that take effect at the Effective Time with Cabletron and Netlink (referred to in its context after the Merger, when it will be a wholly-owned subsidiary of Cabletron, as the "Surviving Corporation").

  The terms of Employment Agreements between Cabletron, the Surviving Corporation and each of Nina Saberi, Allan Jennings and Roger Walton (the "Long Form Employment Agreements") are substantially identical with the exception of the compensation arrangements which are described below. The terms of Employment Agreements between Cabletron, the Surviving Corporation and each of Jerry Joyner, Robert Tonti Judy Megelich and Bryan Siegal (the "Short Form Employment Agreements") are substantially identical to each other, with the exception of the compensation arrangements for each which are described below, but differ from the Long Form Employment Agreements.

 Each Long Form Employment Agreement begins at the Effective Time and terminates on June 26, 1998, and provides that the employee will perform such duties and responsibilities as the Board of Directors of the Surviving Corporation may designate. The employee is obligated to work for the Surviving Corporation or Cabletron on a full-time basis and not to engage in any other business activity except as may be approved by Cabletron. The employee is eligible to participate in the employee benefit plans of the Surviving Corporation, which plans shall remain, at least until January 1, 1998, substantially similar to the plans in effect at Netlink before the Merger. After January 1, 1998, the employee will be eligible to participate in Cabletron's employee benefit plans from time to time in effect for Cabletron employees generally. The employee is entitled to the base salary, bonus compensation and stock options described below. The employee is obligated to assign all intellectual property developed or conceived by the employee during the employment term to Cabletron and is restricted by confidentiality provisions. Pursuant to the Long Form Employment Agreement, the employee also agrees, during the term of employment with Cabletron and for a period of one
(1) year thereafter (but only if the termination of employment occurs during the term of the Long Form Employment Agreement), not to engage in any business activity which is competitive with the Surviving Corporation or any other line of business of Cabletron for which the employee works. In addition, the Long Form Employment Agreement obligates the employee not to solicit employees or customers of Cabletron, for a period of one (1) year following termination of the employee's employment. Under the Long Form Employment Agreement, in the event Cabletron terminates the employee without cause, or in the event the employee terminates his or her employment as a result of a material diminution in the nature or scope of the employee's responsibilities or duties, the employee is entitled to receive his or her then current base salary and to participate in Cabletron's employee benefit plans for a period of twelve (12) months following the date of termination of employment. The Long Form Agreement also provides that if the employee voluntarily terminates his or her employment with Cabletron during the twelve month period immediately following the consummation of the Merger, the employee will pay a predetermined amount of money (such amounts set forth below) to Cabletron, ("Liquidated Damages"). Under the terms of her Long Form Employment Agreement, Ms. Saberi's base salary is $170,000 and she is eligible to receive up to an additional approximately $295,000 as bonus compensation during the term of the agreement and up to an additional $210,000 in bonus compensation if Ms. Saberi's employment continues for a year beyond June 26, 1998. Ms. Saberi will also receive a stock option to purchase up to 35,000 shares of Cabletron Common Stock. The Liquidated Damages for Ms. Saberi are $100,000. Under the terms of his Long Form Employment Agreement, Mr. Walton's base salary is $125,000 and he is eligible to receive up to an additional approximately $132,500 as bonus compensation during the term of the agreement and up to an additional $142,500 in bonus compensation if Mr. Walton's employment continues for a year beyond June 26, 1998. Mr. Walton will also receive a stock option to purchase up to 20,000 shares of Cabletron Common Stock. The Liquidated Damages under Mr. Walton's agreement are $35,000. Under the terms of his Long Form Employment Agreement, Mr. Jenning's base salary is $130,000 and he is eligible to receive up to an additional approximately $130,000 as bonus compensation during the term of the agreement and up to an additional $165,000 in bonus compensation if Mr. Jenning's employment continues for a year beyond June 26, 1998. Mr. Jennings will also receive a stock option to purchase up to 25,000 shares of Cabletron Common Stock. The Liquidated Damages under Mr. Jenning's agreement are $35,000. Each of the stock options will have an exercise price equal to the fair market value of Cabletron Common Stock on the date of grant and will vest over five years.

  Each Short Form Employment Agreement begins at the Effective Time and provides that the employee will perform such duties and responsibilities as the Surviving Corporation may assign to him. The employee is obligated to devote his full business time and best professional efforts to the performance of his duties for the Surviving Corporation. The employee is entitled to the base salary, bonus compensation and stock options described below. The Short Form Employment Agreement also obligates the employee to assign to Cabletron all intellectual property developed or conceived by the employee during his employment with Cabletron and to abide by certain confidentiality provisions. In addition, the Short Form Employment Agreement obligates the employee not to solicit employees or customers of Cabletron, for a period of one (1) year following termination of the employee's employment. Under the Short Form Employment Agreement, in the event Cabletron terminates the employee without cause during the one year period immediately following consummation of the Merger, the employee is entitled to receive his then current base salary for a period of six (6) months following the date of termination of employment. Under the terms of his Short Form Employment Agreement, Mr. Joyner's base salary is $87,000 and he is eligible to receive up to an additional approximately $40,000 as bonus compensation and will receive a stock option to purchase up to 3,000 shares of Cabletron Common Stock. Under the terms of his Short Form Employment Agreement, Mr. Tonti's base salary is $134,000 and he is eligible to receive up to an additional approximately $80,000 as bonus compensation and will receive a stock option to purchase up to 5,000 shares of Cabletron Common Stock. Under the terms of her Short Form Employment Agreement, Ms. Megelich's base salary is $97,000 and she is eligible to receive up to an additional approximately $50,000 as bonus compensation and will receive a stock option to purchase up to 3,000 shares of Cabletron Common Stock. Under the terms of his Short Form Employment Agreement, Mr. Siegal's base salary is $94,000 and he is eligible to receive up to an additional approximately $50,000 as bonus compensation and will receive a stock option to purchase up to 3,000 shares of Cabletron Common Stock. Each of the stock options will have an exercise price equal to the fair market value of Cabletron Common Stock on the date of grant and will vest over five years.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Netlink Board with respect to the Merger, stockholders of Netlink should be aware that certain officers and directors of Netlink have interests in the Merger, including those referred to below, that presented them with potential conflicts of interests. In particular, the terms of the directors' and officers' option agreements, like those of all Netlink option holders, provide that all options to acquire shares of Netlink Common Stock originally issued to such persons by Netlink prior to the Effective Time and not otherwise currently exercisable will become fully exercisable immediately prior to the Effective Time. Further, certain officers of Netlink have entered into employment agreements with Cabletron that take effect at the Effective Time. The Netlink Board was aware of these potential conflicts and considered them along with the other matters described in "The Merger--Background of the Merger; Recommendation of Netlink's Board of Directors" and "--Netlink's Reasons for the Merger" and "--Employment Agreements."

  Pursuant to the Merger Agreement, Cabletron has agreed that all rights to indemnification or exculpation now existing in favor of the employees, agents, directors or officers of Netlink as provided in its charter or bylaws shall continue in full force and effect for a period of not less than six years from the Effective Time.

  As of the Netlink Record Date, directors and executive officers of Netlink and their affiliates have the right to vote approximately 53.1% of the outstanding shares of Netlink Stock. Each of the directors and executive officers has advised Netlink that he or she presently intends to vote or direct the vote of all the outstanding shares of Netlink Common Stock over which he or she has voting control in favor of approval and adoption of the Merger Agreement.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a description of the material federal income tax consequences of the Merger. This is not a complete description of all the tax consequences of the Merger and does not address the tax consequences that may be relevant to particular categories of shareholders subject to special treatment under certain federal income tax laws, such as dealers in securities, banks, insurance companies, foreign individuals and entities, tax-exempt organizations and shareholders who acquired Netlink Common Stock pursuant to an employee stock option or otherwise as compensation. Each Netlink shareholder's individual circumstances may affect the tax consequences of the Merger to him or her. No information is provided herein with respect to the tax consequences of the Merger under foreign, state or local laws or the tax consequences of transactions effected prior to, concurrently with, or after the Merger (whether or not such transactions are undertaken in connection with the Merger). Moreover, the description set forth below is based on existing law and currently applicable United States Treasury regulations promulgated under the Code, judicial authority, and current published administrative positions of the Internal Revenue Service contained in revenue rulings and revenue proceedings, all of which are subject to change either prospectively or retroactively. Any such changes could adversely affect the accuracy of the statements and conclusions set forth herein.

  It is intended that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Subject to the limitations and qualifications referred to herein, and assuming the Merger qualifies as a reorganization, the Merger will generally result in the following federal income tax consequences:

    (i) No gain or loss will be recognized by holders of Netlink Common Stock (including Netlink Common Stock issued upon conversion of the Netlink Preferred Stock) upon their receipt in the Merger of Cabletron Common Stock (except to the extent of cash received by Netlink shareholders in lieu of fractional share interests in Cabletron Common Stock) exchanged therefor.

    (ii) The aggregate tax basis of the Cabletron Common Stock received by Netlink shareholders in the Merger (including any fractional share that is treated as issued and sold pursuant to paragraph (iv) below and including any shares of Cabletron Common Stock initially held in escrow) will be the same as the aggregate tax basis of the Netlink Common Stock surrendered in exchange therefor.

    (iii) The holding period of the shares of Cabletron Common Stock received in the Merger by Netlink shareholders will include the period during which the shares of Netlink Common Stock surrendered in exchange therefor were held, provided that such shares of Netlink Common Stock were held as capital assets at the Effective Time.

    (iv) Cash received by a holder of Netlink Common Stock in lieu of a fractional share interest in Cabletron Common Stock will be treated as if it was received upon the sale by such Netlink shareholder of a fractional share of Cabletron Common Stock issued in the Merger. A Netlink shareholder receiving such cash will recognize gain or loss for federal income tax purposes upon such payment, equal to the difference (if any) between the amount of cash received and such shareholder's basis in the fractional share. Such gain or loss will be capital gain or loss, provided that such share of Netlink Common Stock was held as a capital asset at the Effective Time and will be long-term capital gain or loss if such share of Netlink Common Stock has been held for more than one year.

  Even if the Merger qualifies as a reorganization, a recipient of shares of Cabletron Common Stock could recognize gain for federal income tax purposes to the extent that such shares were considered by the Internal Revenue Service to be received in exchange for consideration other than Netlink Common Stock. All or a portion of such gain may be taxable as ordinary income. Gain could also have to be recognized to the extent that a Netlink shareholder was treated by the Internal Revenue Service as receiving (directly or indirectly) consideration other than Cabletron Common Stock in exchange for his or her Netlink Common Stock.

  The tax consequences to a shareholder who exercises dissenters' rights with respect to a share of Netlink Stock and receives payment for such share in cash will generally not depend on the Merger's qualifying as a reorganization. Such shareholder will generally recognize gain or loss for federal income tax purposes, measured by the difference between the holder's basis in such share and the amount of cash received, provided that the payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the Code nor has the effect of a distribution of a dividend within the meaning of
Section 356(a)(2) of the Code. Such gain or loss will be capital gain or loss provided that the share of Netlink Common Stock was held as capital asset at the Effective Time.

  No advance ruling will be requested or received from the Internal Revenue Service as to the federal income tax consequences of the Merger. It is a condition to the consummation of the Merger that Cabletron and Netlink shall each have received an opinion of their respective counsel to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Netlink shareholders should be aware that the tax opinions do not bind the Internal Revenue Service and the Internal Revenue Service is therefore not precluded from successfully asserting a contrary opinion. In addition, the tax opinions are subject to certain assumptions and qualifications, including but not limited to an assumption that certain representations made by Cabletron, Netlink, Merger Sub, and certain Netlink shareholders, including representations in certain certificates to be delivered to counsel by the respective management of Cabletron, Netlink, Merger Sub and certain Netlink shareholders are true and accurate. Of particular importance are certain assumptions and representations relating to the Code's "continuity of interest" requirement for reorganization treatment.

  To satisfy the continuity of interest requirement, Netlink shareholders must not, pursuant to a plan or intent existing at or prior to the Merger, sell, exchange or otherwise dispose of so much of either (i) their Netlink Common Stock in anticipation of the Merger or (ii) the Cabletron Common Stock to be received in the Merger (collectively, "Agreement Dispositions"), such that Netlink shareholders, as a group, would no longer have a significant equity interest in Netlink business being conducted by Cabletron after the Merger. Agreement Dispositions include, among other things, shares disposed of pursuant to the exercise of dissenters' rights. Although it is uncertain as to what constitutes sufficient continuity of interest, the published advance ruling guidelines of the Internal Revenue Service provide that the requirement will be satisfied if the Netlink shareholders do not dispose of, in Agreement Dispositions, a number of shares of Cabletron Common Stock having a value, as of the date of the Merger, of 50 percent or more of the value of all of the formerly outstanding Netlink Common Stock as of the same date.

  A successful Internal Revenue Service challenge to the status of the Merger as a reorganization under Section 368(a) of the Code (as a result of a failure of the continuity of interest or otherwise) would result in Netlink shareholders recognizing taxable gain or loss with respect to each share of Netlink Common Stock surrendered equal to the difference between the shareholder's basis in such share and the fair market value, as of the Effective Time, of the Cabletron Common Stock received in exchange therefor. In such event, a shareholder's aggregate basis in the Cabletron Common Stock so received would equal its fair market value and the holding period for such stock would begin the day after the Merger.

EACH HOLDER OF SHARES OF NETLINK STOCK IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES.

ANTICIPATED ACCOUNTING TREATMENT

  The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the recorded historical basis of assets and liabilities of Cabletron and Netlink will be combined at such recorded amounts, subject to any adjustments required to conform the accounting policies of the two companies, net income of Cabletron will include net income of Cabletron and Netlink for the entire fiscal year in which the combination occurs and the reported net income or loss of the separate companies for prior periods will be combined and restated as net income of Cabletron. The Merger Agreement provides that a condition to the consummation of the Merger is the receipt by Cabletron and Netlink of a letter from each of KPMG Peat Marwick LLP, independent certified public accountants of Cabletron, to the effect that the Merger qualifies for pooling of interests accounting treatment if consummated in accordance with the Merger Agreement and the receipt by Netlink of a letter from Ernst & Young LLP, independent auditors of Netlink, concurring with the conclusion of Netlink's management that no conditions exist related to Netlink that would preclude Cabletron's accounting for the merger with Netlink as a pooling of interests.

GOVERNMENTAL FILINGS

  Cabletron and Netlink do not believe that any governmental filings in the United States are required with respect to the Merger, other than the filing of the Certificate of Merger required to be filed with the Secretary of State of the State of Delaware in accordance with the DGCL and the filing of the registration statement of which this Prospectus is a part.

CERTAIN FEDERAL SECURITIES LAW CONSEQUENCES; AFFILIATE LETTERS

  The Cabletron Common Stock to be issued in the Merger has been registered under the Securities Act, thereby allowing those shares to be traded without restriction, except for those shares held by stockholders of Netlink or Cabletron who are deemed to control or be under common control with Netlink or Cabletron, respectively ("Affiliates"). Affiliates of Netlink may not sell their shares of Cabletron Common Stock acquired in the Merger except pursuant to (i) an effective registration statement under the Securities Act covering such shares, (ii) the resale provisions of Rule 145 promulgated under the Securities Act or (iii) another applicable exemption from the registration requirements of the Securities Act. Affiliates of Cabletron may not sell any shares of Cabletron Common Stock except pursuant to an effective registration statement under the Securities Act covering such shares or an applicable exemption from the registration requirements of the Securities Act. In connection with the requirements of the Commission's accounting rules for pooling-of-interests, Netlink has agreed to cause each person who is identified as an Affiliate (as such term is defined for purposes of Rule 145 under the Securities Act) of Netlink to execute and deliver, prior to the closing of the Merger, an agreement that such person will not offer to sell, sell or otherwise dispose of Cabletron Common Stock or Netlink Common Stock during the period beginning thirty days prior to the Effective Time and ending when financial results covering at least thirty days of the combined operations of Cabletron and Netlink after the Effective Time have been published. Thereafter, it is expected that Affiliates of Netlink and Cabletron will be able to sell shares of Cabletron Common Stock without registration subject to the volume, manner of sale and other applicable limitations of the Securities Act and the rules and regulations of the Commission thereunder.

STOCK EXCHANGE LISTING

  The shares of Cabletron Common Stock to be issued in the Merger will be authorized for listing and trading on the NYSE.

DIVIDENDS

  Netlink is not permitted under the terms of the Merger Agreement to declare, set aside or pay any dividend in cash, stock, property or otherwise in respect of its capital stock during the period from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement or the Effective Time.

APPRAISAL RIGHTS

  If the Merger is consummated, dissenting holders of Netlink Stock who follow the procedures specified in Section 262 of the DGCL are entitled to have their shares of Netlink Stock appraised by the Delaware Court of Chancery (the "Court") and to receive the "fair value" of such shares ("Dissenting Shares") in cash as determined by the Court in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the Merger Agreement.

  The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the Merger and demanding statutory appraisal rights, if such rights are available. This summary does not purport to be a complete statement of the provisions of the DGCL relating to the rights of Netlink stockholders to an appraisal of the value of their shares and is qualified in its entirety by reference to Section 262, the full text of which is attached as Annex B. Failure to follow these procedures exactly could result in the loss of appraisal rights. This Proxy Statement/Prospectus constitutes notice to holders of Netlink Stock concerning the availability of appraisal rights under Section 262. Under Section 262, a stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the Effective Time of the Merger.

  STOCKHOLDERS WHO DESIRE TO EXERCISE THEIR APPRAISAL RIGHTS MUST SATISFY ALL OF THE CONDITIONS OF SECTION 262. A WRITTEN DEMAND FOR APPRAISAL OF SHARES MUST BE FILED WITH NETLINK BEFORE THE TAKING OF THE VOTE ON THE MERGER. THIS WRITTEN DEMAND FOR APPRAISAL OF SHARES MUST BE IN ADDITION TO AND SEPARATE FROM ANY PROXY VOTE ABSTAINING FROM OR VOTING AGAINST THE MERGER. ANY SUCH ABSTENTION OR VOTE AGAINST THE MERGER WILL NOT CONSTITUTE A DEMAND FOR APPRAISAL WITHIN THE MEANING OF SECTION 262.

  STOCKHOLDERS ELECTING TO EXERCISE THEIR APPRAISAL RIGHTS UNDER SECTION 262 MUST NOT VOTE FOR APPROVAL OF THE MERGER. IF A STOCKHOLDER RETURNS A SIGNED PROXY BUT DOES NOT SPECIFY A VOTE AGAINST APPROVAL OF THE MERGER OR A DIRECTION TO ABSTAIN, THE PROXY WILL BE VOTED FOR APPROVAL OF THE MERGER, WHICH WILL HAVE THE EFFECT OF WAIVING THAT STOCKHOLDER'S APPRAISAL RIGHTS.

  A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the certificates representing shares of Netlink Stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or for the fiduciary. If the shares are owned of record by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in Netlink Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

  A record owner, such as a broker, who holds shares as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the holder is the record owner. In such case the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of such record owner.

  A Netlink stockholder who elects to exercise appraisal rights will be required to mail or deliver his or her written demand to: Netlink, Inc., 1881 Worcester Road, Framingham, Massachusetts 01701, Attention: Jerry M. Joyner, Secretary. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares owned, and that the stockholder is thereby demanding appraisal of his or her shares. Within ten days after the Effective Time of the Merger, Netlink must provide notice of the Effective Time of the Merger to all of its stockholders who have complied with Section 262 and have not voted for approval of the Merger.

  Within 120 days after the Effective Time of the Merger, any stockholder who has satisfied the requirements of Section 262 will be entitled, upon written request, to receive from Netlink a statement setting forth the aggregate number of shares not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares.

  Within 120 days after the Effective Time of the Merger (but not thereafter), either Netlink or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Dissenting Shares.

  Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon Netlink, which must, within 20 days after service, file in the office of the Register of Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by Netlink. If a petition is filed by Netlink, the petition must be accompanied by the verified list. The Register of Chancery, if so ordered by the Court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to Netlink and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the Court deems advisable. The forms of notices by mail and by publication must be approved by the Court, and the costs thereof shall be borne by Netlink.

  If a petition for an appraisal is timely filed, after a hearing on such petition, the Court will determine which stockholders are entitled to appraisal rights and thereafter will appraise the shares owned by such stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the Court is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated that "proof of value of any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court," should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger and which throw any light on future prospects of the merged corporation....." The Delaware Supreme Court construed Section 262 to mean that
"elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." However, the Delaware Supreme Court noted that Section 262 provides that fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger." In addition, the Delaware Supreme Court has determined that the statutory appraisal remedy, depending upon the factual circumstances, may or may not be a stockholder's exclusive remedy in connection with a merger.

  Netlink stockholders considering seeking appraisal should bear in mind that the fair value of their shares determined under Section 262 could be more than, the same as, or less than the applicable consideration they are entitled to receive pursuant to the Merger Agreement if they do not seek appraisal of their shares. The cost of the appraisal proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder seeking appraisal rights, the Court may order that all or a portion of the expenses incurred by such stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

  Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the Effective Time of the Merger, be entitled to vote the shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to stockholders of record at a date prior to the Effective Time of the Merger).

  At any time within 60 days after the Effective Time of the Merger, any stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered in the Merger Agreement. After this period, a stockholder may withdraw his or her demand for appraisal only with the consent of Netlink. If no petition for appraisal is filed with the Court within 120 days after the Effective Time of the Merger, stockholders' rights to appraisal (if available) shall cease and all stockholders shall be entitled to receive the consideration as provided for in the Merger Agreement. Inasmuch as Netlink has no obligation to file such a petition, and has no present intention to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely field in the Court demanding appraisal shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

                   CONVERSION OF THE NETLINK PREFERRED STOCK

  It is a condition to the consummation of the Merger that all Netlink Preferred Stock be converted into Netlink Common Stock prior to the Effective Date. Each series of Netlink Preferred Stock may be converted into Netlink Common Stock, at any time, at the election of the holder. In addition, all of the Netlink 1993 Preferred Stock, Netlink 1994 Preferred Stock and Netlink 1996 Preferred Stock will convert if a majority of the holders of such series of Netlink Preferred Stock elect to convert the shares of such series of Netlink Preferred Stock into shares of Netlink Common Stock.

  Each series of Netlink Preferred Stock converts into a number of shares of Netlink Common Stock determined by the conversion ratio applicable to such series of Netlink Preferred Stock. The conversion ratio of each such series is set out either in the amended and restated certificate of incorporation of Netlink, in the case of the Netlink Series E Preferred Stock, or in the certificate of designation of preferences and relative rights of each of the Netlink 1993 Preferred Stock, Netlink 1994 Preferred Stock and Netlink 1996 Preferred Stock. The conversion ratio for each series of Netlink Preferred Stock was initially set at 1:1 subject to adjustment due to stock splits, recapitalizations, reorganizations and certain dilutive stock issuances.

  As of the date of this Proxy Statement/Prospectus the conversion ratio for each of the Netlink 1993 Preferred Stock, Netlink 1994 Preferred Stock and Netlink 1996 Preferred Stock is 1:1. Accordingly, holders of such Netlink Preferred Stock will receive one share of Netlink Common Stock for each share of such Netlink Preferred Stock converted. The conversion ratio for the Series E Preferred Stock as of such date is 1:20. Accordingly, each holder of Series E Preferred Stock will receive one share of Netlink Common Stock for every twenty shares of Series E Preferred Stock converted. Netlink is prohibited by the terms of the Merger Agreement from taking any action from the date hereof until the Effective Time which would cause the above conversion ratios to be adjusted.

  The Netlink Preferred Stock has certain preferences relative to the Netlink Common Stock with respect to the distribution of assets upon the liquidation or winding up of Netlink as well as certain protective voting provisions. The rights, preferences and other characteristics of the Netlink Preferred Stock are more fully set forth elsewhere in this Proxy Statement/Prospectus. See "Comparison of Stockholder Rights."

              AMENDMENT TO THE NETLINK PREFERRED STOCK AGREEMENT

  It is a condition to the consummation of the Merger that the registration rights of certain holders of Netlink Stock be terminated prior to the Effective Time. In addition, Cabletron has requested that certain rights of first refusal and convenants granted in connection with the sale of the Netlink 1993 Preferred Stock, Netlink 1994

Preferred Stock and Netlink 1996 Preferred Stock be terminated prior to the Effective Time. The Netlink Preferred Stock Agreement governs each of the registration rights and rights of first refusal discussed above as well as setting forth the covenants referred to above. The vote of the holders of a majority of the Netlink 1993 Preferred Stock, Netlink 1994 Preferred Stock and Netlink 1996 Preferred Stock, voting together as a single class, is required to amend the Netlink Preferred Stock Agreement to terminate such provisions.

  The registration rights entitle certain stockholders (the "Rightsholders") to have shares owned by them included in any registration under the Securities Act of Netlink securities undertaken by Netlink on its own behalf or otherwise. In addition, at the election of Rightsholders holding in the aggregate 40% or more of the issued and outstanding Netlink 1993 Preferred Stock, Netlink 1994 Preferred Stock and Netlink 1996 Preferred Stock, Netlink must use its best efforts to register the shares of the Rightsholders for sale under the Securities Act provided that the shares to be sold have an aggregate value of at least $5,000,000. Netlink is required to honor no more than two such demand registrations. Finally, should Netlink become eligible to register shares on Form S-3, it must notify the Rightsholders and provide them the opportunity to request registration of their shares on Form S-3. Netlink will then be required to use its best efforts to cause any requested registration to become effective as expeditiously as possible, provided the shares to be registered have an aggregate market value of at least $1,000,000.

  The right of first refusal prohibits Netlink from selling any Netlink securities unless it first offers to the Rightsholders the option to purchase the securities on the same terms as would be offered to a third-party. Each Rightsholder then has the right to purchase its pro rata share of such offered securities based on the Rightsholder's ownership of Netlink 1993 Preferred Stock, Netlink 1994 Preferred Stock and Netlink 1996 Preferred Stock. If a Rightsholder does not exercise its option to purchase its pro rata share it forfeits any future right of first refusal and its pro rata share becomes available for purchase by the remaining Rightsholders.

  The convenants include undertakings by Netlink to (i) maintain its corporate existence; (ii) comply with all applicable laws; (iii) cause certain of its employees to enter into confidentiality and assignment of inventions agreements; (iv) refrain from merging with or into another entity or selling all or substantially all of its assets; (v) refrain from entering into self-dealing transactions; (vi) refrain from redeeming or repurchasing its stock;
(vii) refrain from amending its charter or by-laws; (viii) refrain from issuing securities; and (ix) provide certain periodic reports to the Rightsholders.

  The above described covenants, registration rights and rights of first refusal can be terminated by amending the Netlink Preferred Stock Agreement to delete Articles IV, V and VI respectively.

                             THE MERGER AGREEMENT

  The description of the Merger Agreement set forth below does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Annex A and incorporated herein by reference. Statements in this Proxy Statement/Prospectus with respect to the terms of the Merger are qualified in their entirety by reference to the Merger Agreement. Netlink shareholders are urged to read the full text of the Merger Agreement.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties of the parties, including representations by Netlink relating to (i) its organization and qualification to do business (ii) the full force and effect of its certificate of incorporation and by-laws (iii) its capitalization (iv) its authority relative to this agreement (v) the conflicts, required filings and consents necessitated by the Merger (vi) the compliance and permits necessitated by the Merger (vii) its financial statements (viii) the absence of certain changes or events (ix) the absence of any undisclosed liabilities
(x) the absence of litigation (xi) its employee benefit plans and employment agreements (xii) its labor matters (xiii) the accuracy of information supplied in this registration statement relating to Netlink (xiv) the absence of any restrictions on its business activities (xv) its title to property (xvi) the payment of its taxes (xvii) its environmental matters (xviii) its intellectual property (xix) any interested party transactions (xx) its insurance (xxi) the accuracy of its accounts receivable, inventories and fixed assets (xxii) the ability to account for the Merger as a pooling of interests (xxiii) the absence of a broker (xxiv) any change in control payments (xxv) its expenses incurred as a result of the merger, and (xxvi) the full disclosure by Netlink. The Merger Agreement also contains representations and warranties of Cabletron and Merger Sub as to (i) their organization and qualification to do business (ii) the full force and effect of their certificate of incorporation and by-laws (iii) their capitalization (iv) their authority relative to this agreement (v) the conflicts, required filings and consents necessitated by the Merger (vi) their financial statements (viii) the accuracy of information supplied in this registration statement relating to Cabletron or Merger Sub (viii) the ability to account for the Merger as a pooling of interests, and (ix) Cabletron's ownership of Merger Sub. The representations and warranties made by Cabletron and Merger Sub will not survive consummation of the Merger. However, the representations and warranties of Netlink, except for those relating to Netlink's financial statements, accounts receivable, inventories and fixed assets, will survive for a period of one year from the closing date of the Merger. Netlink's representations and warranties regarding financial statements, accounts receivable, inventories and fixed assets will survive until the earlier of (i) one year from the closing date or (ii) the release by Cabletron of the combined audited financial statements of Cabletron and Netlink.

CONDUCT OF CABLETRON'S AND NETLINK'S BUSINESS PRIOR TO THE MERGER

  Under the terms of the Merger Agreement, Netlink has agreed that, during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the Effective Time, unless Cabletron otherwise agrees in writing, Netlink will conduct its business and will cause the business of its subsidiaries to be conducted only in, and Netlink and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice other than actions taken by Netlink or its subsidiaries in contemplation of the Merger and in accordance with the Netlink operations budget attached as a schedule to the Merger Agreement; and Netlink shall use all reasonable commercial efforts to preserve substantially intact the business organization of Netlink and its subsidiaries, to keep available the services of the present officers, employees and consultants of Netlink and its subsidiaries and to preserve the present relationships of Netlink and its subsidiaries with customers, suppliers and other persons with which Netlink or any of its subsidiaries has significant business relations.

  Netlink further agreed that neither it nor any of its subsidiaries will, during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Cabletron: (a) amend or otherwise change the Charter or Bylaws of Netlink or any of its subsidiaries; (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in Netlink, any of its subsidiaries or affiliates (except for the issuance of shares of Netlink Common Stock issuable pursuant to stock options which were granted under either of the Netlink stock option plans and are outstanding on the date hereof or in connection with the conversion of the Netlink Preferred Stock into shares of Netlink Common
Stock); (c) sell, pledge, dispose of or encumber any assets of Netlink or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $50,000 in the aggregate); (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of Netlink may declare and pay a dividend to Netlink,
(ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (except for the issuance of shares of Netlink Common Stock issuable pursuant to stock options which were granted under either of the Netlink stock option plans and are outstanding on the date hereof or in connection with the Conversion or other conversion of the Netlink Preferred Stock into shares of Netlink Common Stock), or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of Netlink Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of Netlink Common Stock, or propose to do any of the foregoing; (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money calling for aggregate payments in excess of $100,000 or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or, except in the ordinary course of business consistent with past practice, make any loans or advances;
(iii) enter into or amend any material contract or agreement; (iv) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $50,000, for Netlink and its subsidiaries taken as a whole, unless the purchase is in the ordinary course of business and is contemplated by and in conformity with the Netlink operations budget attached as a schedule to the Merger Agreement, or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section (e); (f) increase the compensation payable or to become payable to its officers or employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of Netlink or any of its subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law provided Netlink may increase wages in the ordinary course of business consistent with Netlink's past practice and timing but not more than 10% for any individual employee; (g) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable); (h) make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations; (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Netlink financial statements or incurred in the ordinary course of business and consistent with past practice; or (j) take, or agree in writing or otherwise to take, any of the actions described in (a) through (i) above, or any action which to Netlink's knowledge at the time the action is taken will cause any of the representations or warranties of Netlink contained in the Merger Agreement to be untrue or incorrect or prevent Netlink from performing or cause Netlink not to perform its covenants hereunder.

NO SOLICITATION

  The Merger Agreement provides, subject to certain exceptions, that: (a) Netlink cannot, directly or indirectly, through any officer, director, employee, representative or agent of Netlink or any of its subsidiaries, (i) solicit, initiate or encourage the initiation of any inquiries or proposals regarding any merger, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving Netlink or any subsidiaries of Netlink other than the Merger (each an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal or (iii) agree to, approve or recommend any Acquisition Proposal. Notwithstanding the foregoing, the Board of Directors of Netlink may furnish or provide such information (subject to section (c)) or consider, negotiate, agree to, approve or recommend to the Shareholders of Netlink an Acquisition Proposal not solicited in violation of the Merger Agreement, if, in the opinion of the Board of Directors of Netlink, its failure to do so would be a violation of its fiduciary duties under Delaware law (after receiving advice from its independent legal counsel to such effect); (b) Netlink shall immediately notify Cabletron after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to Netlink or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of Netlink or any subsidiary by any person or entity that informs the Board of Directors of Netlink or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Cabletron shall be made orally and in writing, and shall indicate whether Netlink is providing or intends to provide the person making the Acquisition Proposal with access to information concerning Netlink as provided in section (c); (c) if the Board of Directors of Netlink receives a request for material nonpublic information by a person who makes a bona fide Acquisition Proposal, and the Board of Directors determines in good faith and upon the advice of independent counsel that it is required to cause Netlink to act as provided in this section (c) in order to discharge properly the directors' fiduciary duties, then, provided the person making the Acquisition Proposal has executed a confidentiality agreement substantially similar to the one then in effect between Netlink and Cabletron, Netlink may provide such person with access to information regarding Netlink; (d) Netlink was obligated to immediately cease and cause to be terminated any discussions or negotiations with any persons (other than Cabletron and Merger Sub) conducted prior to execution of the Merger Agreement with respect to any of the foregoing. Netlink agrees not to release any third party from the confidentiality provisions of any confidentiality agreement to which Netlink is a party; (e) Netlink shall ensure that the officers, directors and employees of Netlink and its subsidiaries and any investment banker or other advisor or representative retained by Netlink are aware of the restrictions described in this section.

CONDITIONS TO THE MERGER

  Each party's respective obligation to effect the Merger is subject to, among other things, the satisfaction prior to the Effective Time of the following conditions: (a) the Commission having declared the Registration Statement on Form S-4, of which this Proxy Statement/Prospectus is a part, effective, with no stop order suspending the effectiveness of the Registration Statement having been issued by the Commission and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement/Prospectus having been initiated or threatened by the Commission; (b) the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, any pending proceeding brought by any administrative agency seeking any of the foregoing or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal; and (c) the absence of any instituted, pending or threatened action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, seeking to prohibit or limit Cabletron from exercising all material rights and privileges pertaining to its ownership of the "Surviving Corporation" (defined in the Merger Agreement and hereafter as Netlink after Merger Sub is merged with and into Netlink, the separate corporate existence of Merger Sub ceases, and Netlink continues as the surviving corporation) or the ownership or operation by Cabletron or any of its subsidiaries of all or a material portion of the business or assets of Cabletron or any of its subsidiaries, or seeking to compel Cabletron or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Cabletron or any of its subsidiaries (including Netlink and its subsidiaries), as a result of the Merger or the transactions contemplated by the Merger Agreement.

  The obligations of Cabletron and Merger Sub to effect the Merger are also subject to the satisfaction at or prior to the Effective Time of each of the following conditions: (a) the accuracy, in all respects, of the representations and warranties of Netlink as of the Effective Time (except for (i) changes contemplated by the Merger Agreement, (ii) those representations and warranties which address matters only as of a particular date, and (iii) where the failure to be true and correct could not reasonably be expected to have a Material Adverse Effect (as defined in the Merger Agreement)) and the receipt of a certificate to such effect signed by the President and the Chief Financial Officer of Netlink; (b) the performance and compliance by Netlink in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by Netlink at or prior to the Effective Time and the receipt of a certificate to such effect signed on behalf of Netlink by the President and the Chief Financial Officer of Netlink;
(c) Netlink having obtained all necessary consents, waivers, approvals, authorizations or orders, and having made all required filings, for the due authorization, execution and delivery of the Merger Agreement and the consummation by Netlink of the transactions contemplated by the Merger Agreement except as previously disclosed to Cabletron; (d) the receipt by Cabletron of an opinion from Testa, Hurwitz & Thibeault LLP, counsel to Netlink, regarding the validity of certain actions taken by Netlink with respect to the merger; (e) the receipt by Cabletron of an opinion from Ropes & Gray, in form and substance reasonably satisfactory to Cabletron, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code; (f) the receipt by Cabletron of letters from each of KPMG Peat Marwick LLP and Ernst & Young LLP, independent certified public accountants, to the effect that the Merger qualifies for pooling of interests accounting treatment if consummated in accordance with the Merger Agreement; (g) the receipt by Cabletron of an "Affiliate Agreement" by each person who is identified as an "affiliate" of Netlink; (h) the termination of all existing registration rights of holders of Netlink securities; (i) that each of Escrow Agent, Netlink and the Stockholders Representative shall have executed and delivered to Cabletron the Escrow Agreement (described below); (j) that certain specified persons shall have entered into employment/non-competition agreements with Cabletron, such agreements shall be in full force and effect as of the Effective Time and such persons shall be in the employ of Netlink immediately prior to the Effective Time; and (k) that the number of Netlink Dissenting Shares shall not exceed 10% of the number of outstanding shares of Netlink Common Stock at the Effective Time.

  The obligation of Netlink to effect the Merger is also subject to the following conditions: (a) the accuracy, in all respects, of the representations and warranties of Cabletron and Merger Sub as of the Effective Time, (except for (i) changes contemplated by the Merger Agreement, (ii) those representations and warranties which address matters only as of a particular date, and (iii) where the failure to be true and correct could not reasonably be expected to have a Material Adverse Effect), and the receipt of a certificate to such effect signed by the Chairman and the Chief Financial Officer of Cabletron; (b) the performance and compliance by Cabletron and Merger Sub in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by them on or prior to the Effective, and Netlink shall have received a certificate to such effect signed by the Chairman and the Chief Financial Officer of Cabletron; (c) Cabletron and Merger Sub having obtained all necessary consents, waivers, approvals, authorizations or orders, and having made all required filings, for the authorization, execution and delivery of the Merger Agreement and the consummation by them of the transactions contemplated by the Merger Agreement;
(d) the receipt by Netlink of the written opinion from Testa, Hurwitz & Thibeault, in form and substance reasonably satisfactory to Netlink, to the effect that the Merger will constitute a reorganization within the meaning of
Section 368 of the Code; (e) the receipt by Netlink of the written opinion from Ropes & Gray, counsel to Cabletron, regarding the validity of certain actions taken by Cabletron with respect to the Merger; (f) the receipt by Netlink of a copy of the letters from KPMG Peat Marwick LLP and Ernst & Young LLP, independent certified public accountants, to the effect that the merger qualifies for pooling of interests accounting treatment if consummated in accordance with the Merger Agreement; and (g) that the Cabletron shares to be issued in the Merger have been authorized for listing on the NYSE.

TERMINATION

  The Merger Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of Netlink or
Cabletron: (a) by mutual written consent duly authorized by the Boards of Directors of Cabletron and Netlink; or (b) by either Cabletron or Netlink if the Merger shall not have been consummated by February 28, 1997 (provided that the right to terminate the Merger Agreement under this section (b) shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or (c) by either Cabletron or Netlink if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate the Merger Agreement under this section
(c) shall not be available to any party who has not complied with its obligations under the Merger Agreement with respect to taking further action to ensure that proper tax treatment of the Merger and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action); or (d) by Cabletron or Netlink, if the required stockholder approvals have not been obtained and the conversion of the shares of the Netlink Series E Preferred Stock into shares of Netlink's Common Stock shall not have occurred by February 28, 1997; or (e) by Cabletron, if: (i) the Board of Directors of Netlink shall withdraw, modify or change its approval or recommendation of the Merger Agreement, the Merger or the conversion of the Netlink Preferred Stock into Netlink Common Stock in a manner adverse to Cabletron or shall have resolved to do so; (ii) the Board of Directors of Netlink shall have recommended to the stockholders of Netlink an Alternative Transaction (as defined below); or (iii) a tender offer or exchange offer for 25% or more of the outstanding shares of Company Common Stock is commenced (other than by Cabletron or an affiliate of Cabletron) and the Board of Directors of Netlink recommends that the stockholders of Netlink tender their shares in such tender or exchange offer; or (f) by Cabletron or Netlink, (i) if any representation or warranty of Netlink or Cabletron, respectively, set forth in the Merger Agreement shall be untrue when made, or
(ii) upon a breach of any covenant or agreement on the part of Netlink or Cabletron, respectively, set forth in the Merger Agreement, such that the conditions to the requisite obligations of Cabletron and Merger Sub or Netlink, as the case may be, would not be satisfied (either (i) or (ii) above being a "Terminating Breach"), provided, that, if such Terminating Breach is curable prior to February 28, 1997 by Netlink or Cabletron, as the case may be, through the exercise of its reasonable best efforts and for so long as Netlink or Cabletron, as the case may be, continues to exercise such reasonable best efforts, neither Cabletron nor Netlink, respectively, may terminate the Merger Agreement under this section; or (g) by Cabletron, if any representation or warranty of Netlink shall have become untrue such that the requisite condition would not be satisfied, or by Netlink, if any representation or warranty of Cabletron shall have become untrue such that the requisite condition would not be satisfied, in either case other than by reason of a Terminating Breach; (h) by Cabletron, if any person other than Cabletron or its affiliates is or becomes the beneficial owner of 25% or more of the outstanding Shares of Netlink; or (i) by Cabletron or Netlink, if Netlink enters into a definitive agreement relating to an Alternative Transaction.

  As used herein, "Alternative Transaction" means any of (i) a transaction pursuant to which any person (or group of persons) other than Cabletron or its affiliates (a "Third Party") acquires or would acquire more than 25% of the outstanding Shares, whether from Netlink or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving Netlink pursuant to which any Third Party acquires more than 25% of the outstanding equity securities of Netlink or the entity surviving such merger or business combination, or (iii) any other transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of Netlink, and the entity surviving any merger or business combination including any of them) of Netlink or any of its subsidiaries having a fair market value (as determined by the Board of Directors of Netlink in good faith) equal to more than 25% of the fair market value of all the assets of Netlink and its subsidiaries, taken as a whole, immediately prior to such transaction.

  In the event of the termination of the Merger Agreement, the Merger Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) certain fees, including termination fee described below, and certain other obligations including, specifically, indemnification obligations, and
(ii) nothing in the Merger Agreement shall relieve any party from liability for any breach of the Merger Agreement.

TERMINATION FEE

  All fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by it will generally be paid by the party incurring such expenses, whether or not the Merger is consummated, except that:
(a) Cabletron shall pay the fees and expenses, incurred in connection with the printing of the Proxy Statement/Prospectus (including any preliminary materials related thereto and including any registration fees payable to the Commission) and any amendments or supplements thereto, and, in the event the Merger is consummated, the Surviving Corporation (defined in the Merger Agreement and hereafter as Netlink after Merger Sub is merged with and into Netlink, the separate corporate existence of Merger Sub ceases, and Netlink continues as the surviving corporation) shall be responsible for the legal and accounting fees of Netlink in an amount not to exceed $85,000 and the stockholders will be responsible for any balance (the "Excess Fees and Expenses"); and (b) Netlink shall pay Cabletron a fee of $2,800,000 (the "Fee"), plus actual, documented and reasonable out-of-pocket expenses of Cabletron relating to the transactions contemplated by the Merger Agreement (including, but not limited to, fees and expenses of Cabletron's counsel, accountants and financial advisers), within one day of and upon the first to occur of the following events: (1) the termination of the Merger Agreement by Cabletron or Netlink as a result of the failure to receive the requisite vote for approval and adoption of the Merger Agreement by the Shareholders of Netlink by February
28, 1997 or the failure of the holders of the shares of the Netlink Series E Preferred Stock to convert such shares into shares of Netlink's Common Stock by such date; provided, however, that Cabletron shall only be entitled to be paid the Fee if the Board of Directors of Netlink has withdrawn, modified or changed its recommendation of the Merger in a manner adverse to Cabletron or if Netlink enters into an Alternative Transaction within nine months of the date of termination by Cabletron; (2) the termination of the Merger Agreement by Cabletron because: (i) the Board of Directors of Netlink has modified its recommendation of the Merger in a manner adverse to Cabletron; (ii) the Board of Directors of Netlink has recommended to the stockholders of Netlink an Alternative Transaction; or (iii) a tender offer or exchange offer for 25% or more of the outstanding shares of Netlink Common Stock is commenced (other than by Cabletron or an affiliate of Cabletron) and the Board of Directors of Netlink recommends that the stockholders of Netlink tender their shares in such tender or exchange offer; or (3) the termination of the Merger Agreement by Cabletron or Netlink on account of a Terminating Breach by Netlink, but only if Netlink enters into an Alternative Transaction within nine months of the date of termination by Cabletron; or (4) the termination of the Merger Agreement by Cabletron because a person other than Cabletron or its affiliates became the beneficial owner of 25% or more of the outstanding shares; or (5) the termination of the Merger Agreement by Cabletron or Netlink because
Netlink entered into a definitive agreement relating to an Alternative transaction.

INDEMNIFICATION

  The Merger Agreement provides that all rights to indemnification or exculpation now existing in favor of the employees, agents, directors or officers of Netlink as provided in its charter or Bylaws shall continue in full force and effect for a period of not less than six years from the Closing Date, except, that, in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. Any determination required to be made with respect to whether such an indemnified party's conduct complies with the standards set forth in the charter or Bylaws of Netlink or otherwise shall be made by independent counsel selected by such an indemnified party reasonably satisfactory to the Surviving Corporation (whose fees and expenses shall be paid by the Surviving Corporation). From and after the Effective Time, Cabletron shall guarantee the obligations of the Surviving Corporation pursuant to these provisions.

  The representations and warranties of Netlink, except for those relating to Netlink's financial statements, accounts receivable, inventories and fixed assets, will survive for a period of one year from the closing date of the Merger. Netlink's representations and warranties regarding financial statements, accounts receivable, inventories and fixed assets will survive until the earlier of (i) one year from the closing date or (ii) the release by Cabletron of the combined audited financial statements of Cabletron and Netlink. No claim for indemnification for breach of a representation or warranty by Netlink may be commenced after the first anniversary of the Closing Date, provided, however, that claims made within the applicable time period shall survive to the extent of such claim until such claim is finally determined and, if applicable, paid.

  By approving the Merger Agreement and accepting the shares of Cabletron Common Stock issuable in connection with the Merger, the stockholders of Netlink will agree that the escrow account established under the Escrow Agreement (described below) shall be available to indemnify, defend, protect, and hold harmless each of Cabletron, Merger Sub, the Surviving Corporation and each of their respective subsidiaries and affiliates at all times from and after the date of the Merger Agreement from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses, including attorney's fees ("Damages") as a result of or incident to
(i) any breach of any representation or warranty of Netlink in the Merger Agreement with respect to which a claim for indemnification is brought within the applicable survival period, (ii) any breach or nonfulfillment by Netlink, or any noncompliance by Netlink with, any covenant, agreement, or obligation contained in the Merger Agreement except to the extent waived by Cabletron,
(iii) any claim by a stockholder or former stockholder of Netlink or any other person, firm, corporation or entity, seeking to assert, or based upon:

(A) ownership or rights of ownership to any shares of capital stock of Netlink; (B) any rights of the stockholder (other than the right to receive the shares of Cabletron Common Stock issuable pursuant to the Merger Agreement or appraisal rights under the applicable provisions of the DGCL), including any option, preemptive rights, or rights to notice or to vote; (C) any rights under the charter or bylaws of Netlink; or (D) any claim that his, her or its shares were wrongfully repurchased by Netlink, regardless of whether an action, suit or preceding can or has been made against Netlink, (iv) certain fees and expenses of Netlink related to the Merger or (v) certain other matters.
  Promptly after an indemnified party has received notice of or has knowledge of any claim by a person not a party to the Merger Agreement ("Third Person") or the commencement of any action or proceeding by a Third Person, the indemnified party shall, as a condition precedent to a claim with respect thereto being made under the Escrow Agreement (described below), give the Stockholders Representative written notice of such claim or the commencement of such action or proceeding; provided, however, that the failure to give such notice will not effect the indemnified party's right to indemnification pursuant to the Merger Agreement with respect to such claim, action or proceeding, except to the extent that the Stockholders Representative has, or the stockholders have, been actually prejudiced as a result of such failure. If the Stockholders Representative notifies the indemnified party within 30 days from the receipt of the foregoing notice that he wishes to defend against the claim by the Third Person and if the estimated amount of the claim, together with all other claims made against the Escrow Funds that have not been settled, is less than the remaining balance of the escrow account, then the Stockholders Representative shall have the right to assume and control the defense of the claim by appropriate proceedings with counsel reasonably acceptable to the indemnified party, and the Stockholders Representative shall be entitled to reimbursement out of the escrow account for such defense. The indemnified party may participate in the defense, at its sole expense of any such claim for which the Stockholders Representative shall have assumed the defense pursuant to the preceding sentence, provided that counsel for the Stockholders Representative shall act as lead counsel in all matters pertaining to the defense or settlement of such claims, suit or proceedings; provided, however, that the indemnified party shall control the defense of any claim or proceeding that in indemnified party's reasonable judgment could have a material and adverse effect on indemnified party's business apart from the payment of money damages. The indemnified party shall be entitled to indemnification for the reasonable fees and expenses of its counsel for any period during which the Stockholders Representative has not assumed the defense of any claim. Whether or not the Stockholders Representative shall have assumed the defense of any claim, neither the indemnified party nor the Stockholders Representative shall make any settlement with respect to any such claim, suit or proceeding without the prior consent of the other, which consent shall not be unreasonably withheld or delayed. It is understood and agreed that in situations where failure to settle a claim expeditiously could have an adverse effect on the party wishing to settle, the failure of the party controlling the defense to act upon a request for consent to such settlement within five business days of receipt of notice thereof shall be deemed to constitute consent to such settlement for purposes of these indemnification provisions.


  No indemnified party shall be entitled to indemnification for Damages relating to breaches of representations and warranties set forth in the Merger Agreement, until the aggregate amount of Damages incurred by such person or persons exceeds $250,000, in which event such party shall be entitled to indemnification for all Damages. This limitation shall not apply to Damages for any matters for which the stockholders of Netlink indemnify Cabletron, Merger Sub and Netlink, as described above, except that it will apply to any breach of any representation or warranty of Netlink in the Merger Agreement with respect to which a claim for indemnification is brought within the applicable survival period, if any. Notwithstanding any provision in the Merger Agreement to the contrary, all Damages shall be net of any insurance proceeds actually received that are attributable to such Damages.

  The aggregate liability of the stockholders of Netlink with respect to the matters set forth above shall not exceed the aggregate value of the Escrow Shares (as defined below) and all claims for indemnification shall be paid solely from the escrow account. No stockholder shall have any personal obligation to indemnify Cabletron, or Merger Sub or the Surviving Corporation under these indemnification provisions. To the extent that Cabletron, Merger Sub, or the Surviving Corporation makes a claim against the escrow account pursuant to the Escrow Agreement, and such claim is paid in shares of Cabletron Common Stock, then for purposes of such payment, the shares of Cabletron Common Stock shall be valued at $61.975.

ESCROW

  In order to secure the indemnification obligations of the indemnifying persons under the Merger Agreement, approximately 161,355 shares of Cabletron Common Stock (which equals approximately 8% of the Cabletron Common Stock to be issued in the Merger, depending on the number of dissenting shares and unexercised Netlink Options) (the "Escrow Shares") will be held in escrow. At the Closing, Cabletron, Netlink, the Stockholders Representative (on behalf of Netlink Stockholders) and the Escrow Agent will enter into the Escrow Agreement. Each stockholder will have voting rights with respect to the Escrow Shares deposited in the Escrow Account with respect to such stockholder so long as such Escrow Shares are held in escrow, and Cabletron will take all reasonable steps necessary to allow the exercise of such rights. While the Escrow Shares remain in the Escrow Agent's possession pursuant to the Escrow Agreement, the stockholders will retain and will be able to exercise all other incidents of ownership of said Escrow Shares which are not inconsistent with the terms and conditions of the Escrow Agreement.

                                   BUSINESS

THE COMPANY

  Netlink, Inc. ("Netlink" or the "Company") provides internetworking products that permit customers to combine multiple data traffic types, including IBM mainframe and LAN-based client-server data, for transmission over frame relay and X.25 networks. Netlink has developed an architecture and switching platform to consolidate IBM mainframe data and LAN-based client-server data over frame relay and X.25 services. The Company's OmniLinx product family enables users to migrate existing mainframe and client-server traffic onto frame relay services, and to consolidate both traffic types onto a common infrastructure. Netlink's purpose-designed architecture (Matrix VC(TM)) and high-performance RISC-based platform enable the consolidation of mainframe and client-server data without compromising the service quality of either traffic type. The Company markets and sells its products primarily through indirect distribution channels worldwide. The Company's distribution strategy focuses on establishing channel partnerships with selected, leading communications and networking companies. Netlink focuses on four types of channels in the U.S. market: frame relay service providers, national distributors, OEM partners and value-added resellers. Outside the United States, the Company sells its products primarily through international distributors. Netlink was incorporated in Delaware in 1984. In 1994, the Company acquired all of the outstanding shares of Amnet, Inc. In 1995, the Company relocated its operations from Raleigh, North Carolina to Framingham, Massachusetts. The Company maintains its corporate office and operations at 1881 Worcester Road, Framingham, Massachusetts, 01701 and its telephone number at that location is
(508) 879-6306.

BACKGROUND AND TECHNOLOGY

  The traditional voice-oriented telecommunications networks implemented by public carriers are based on dedicated or dialed circuits that do not scale efficiently to accommodate data traffic. In response to the growth in data traffic, the carriers have developed network solutions that provide high-speed, high volume data communications services cost effectively, in addition to supporting non-data traffic such as voice and video. The solutions they have developed are fast packet network architectures, principally frame relay and Asynchronous Transfer Mode ("ATM"). In these fast packet architectures, all network traffic is divided into packets ("frames" or "cells") and "virtual circuits" take the place of the dedicated circuits of voice-oriented architectures. In a virtual circuit, a connection is established by an initial exchange of signaling packets between the communicating terminals. Data transfer then takes place and at the end of the session the connection is cleared. During the data transfer, or conversation phase, the network tries to create the illusion of a real end-to-end connection. The principal distinction between a virtual circuit and a dedicated circuit is that a dedicated circuit creates a dedicated, exclusive connection between two points that other users of the network cannot interfere with, while a virtual circuit uses network capacity as the data is transmitted and thus allows other users of the network to share the available capacity and resources of the network. The characteristics of the two principal fast packet architectures are as follows:

  Frame Relay. Data is divided into variable-length packets called frames. Frame relay is most commonly used for access speeds between 56 thousand bits per second ("Kbps") and 1.54 million bits per second ("Mbps") ("T-1 speeds"), although it is technically applicable outside this range. Frame relay is a virtual circuit-based service that, with suitable provisioning, class-of-service management and access equipment, is ideal for most types of data traffic.

  Asynchronous Transfer Mode (ATM). Data is divided into very small fixed length packets called cells. ATM can be used for access speeds from 1.54 Mbps (T-1 speeds) to 150 Mbps and higher. At speeds below 10 Mbps, ATM is generally considered to be less efficient than frame relay. A benefit of ATM over frame relay is that the fixed length packets used in ATM are more suitable for real-time traffic such as voice than the variable length frames used in frame relay. Like frame relay, ATM is a virtual circuit-based service that, with suitable provisioning, class-of-service management and access equipment, is ideal for all types of data and non-data traffic at the high operating speeds for which it has been designed.

 Access Devices for Fast Packet Services

  An access device is an item of networking equipment that is used to connect devices and local area networks on the user site to a service such as frame relay. The access device may be resident at the user's location, or on the premises of the service provider. The functions of an access device include converting between local and network protocols, concentrating a number of end devices onto one access link, allocating services among competing traffic sources, and supporting network operations through monitoring and diagnostic tools. Access devices for fast packet services can be divided according to the technology implementation (or architecture) they use to perform their function. The most common architecture used today is that of the IP router. Frame relay access devices that are not IP router-based are often grouped together as "Frame Relay Access Devices' or "FRADs'.

  Netlink's products are based on two fundamental technologies: a product architecture known as Matrix VC that has been designed for multiprotocol operation over fast packet networks and a high performance communications platform utilizing Intel's I960 RISC processor.

 Matrix VC Architecture

  Netlink's products are based on the Company's Matrix VC architecture. Using virtual connection operations as its fundamental building blocks, this architecture was designed specifically for optimal operation in virtual circuit-based networks such as frame relay and ATM. The result is a product set that is inherently more cost-effective and scaleable in virtual circuit-based networks. Above all, it provides native connection-oriented service for connection-oriented applications (IBM mainframe communications, voice), while enabling LAN support that is equivalent in capability and performance to an IP router-based architecture. Matrix VC allows link protocol, addressing, congestion management and encapsulation to be independently selectable on a connection-by-connection basis, facilitating multiprotocol networking over logical mesh networks. Features such as switching, concentration, dynamic alternate routing, DLCI mapping, rate control, prioritization and class-of-service definition are inherent. Furthermore, all protocol support is completely software defined and can be loaded and configured remotely.

 High Performance RISC Platform

  The Company's products utilize a high performance platform based on the Intel 80960CA (I960) RISC processor. Netlink's implementation uses Wind River's Vx-Works operation system. This choice of operating system not only brings features that improve software quality and maintainability, it also makes very efficient use of memory. A further significant attribute of the platform design is that it was developed for multiprotocol operation. Thus, while like some IP routers, the platform employs hardware assistance to boost performance, unlike IP routers the hardware assistance is protocol independent.

PRODUCTS

  Netlink's core product line is the OmniLinx family. Each member of the family is an implementation of Netlink's Matrix VC architecture on a high performance RISC platform. Members of the OmniLinx family include:

    TurboFRAD. TurboFRAD provides multiprotocol access to public or private frame relay networks. It supports IBM mainframe data, LAN-based client-server data, and a variety of legacy traffic. Each TurboFRAD contains one RISC processor and has 4 to 8 serial ports and 1 LAN port (Ethernet or Token Ring). TurboFRAD can support one or more frame relay access ports at up to 2 Mbps.

    OmniFRAD. OmniFRAD is a frame relay access device for use in higher volume branches or as the frame relay network interface at the user's data center. It shares an identical feature set to TurboFRAD. Depending upon configuration, it contains from 2 to 8 RISC processors, offers 4 to 64 serial ports (including up to eight at T-1 speeds) and up to 2 LAN ports (Ethernet or Token Ring).

    NetFRAD. NetFRAD is a high capacity fault tolerant frame relay access device for use within the network of frame relay service provider. It differs from OmniFRAD in employing a high availability chassis supporting two independent groups of up to six RISC processors. Its primary interface is a T-1 interface that employs DS0A submultiplexing to operate directly on T-1 circuits carrying multiple channels. NetFRAD supports up to 22 T-1 interfaces.

    OmniLinx Switch. OmniLinx Switch adds backbone switching capabilities to the frame relay access and concentration capabilities of OmniFRAD. It can be used to complement TurboFRAD by providing the middle tier of a hierarchical network, or to provide a complete networking solution for a medium-sized enterprise. OmniLinx Switch provides similar protocols and compatibility to TurboFRAD and OmniFRAD, adding the SmartLinx transport architecture which provides fail-safe dynamic routing over a mesh of virtual circuits. OmniLinx Switch uses a common hardware platform with OmniFRAD.

    OmniView. OmniView is an element manager that provides network monitoring, diagnostics and configuration support for an OmniLinx network. OmniView is based on the industry-standard Hewlett Packard OpenView platform, and uses SNMP ("Simple Network Management Protocol") to communicate with the OmniLinx nodes via the frame relay network.

 Product Capabilities

  The following are some of the notable capabilities of the OmniLinx family:

  Fast packet support. OmniLinx supports all commonly implemented versions of frame relay at speeds of up to 2 Mbps. Notable capabilities include: the ability to configure the full complement of 992 DLCIs (virtual circuits) per port; complete implementation of RFC1490 encapsulation in all versions for all protocols; inbound and outbound rate control; frame relay concentration and switching; BECN and FECN support; adaptive use of burst window based on DE bit control; bandwidth allocation using multiple queues per DLCI.

  IBM network support. IBM network compatibility includes support for all systems and protocol versions in use in IBM mainframe and mid-range (AS/400) networks. This includes support for PU (Physical Unit) 1.0, 2.0, 2.1, 4.0 devices; full compatibility with IBM's front-end processor implementation (NCP 7.1+); support of IBM's Boundary Access Node (BAN); support of, and interoperability among IBM network protocols: SDLC (IBM's serial line protocol), LLC2 (IBM's LAN protocol), RFC1490 (IBM's frame relay implementation in two versions) and QLLC (IBM's X.25 protocol).

  Client-server support. The OmniLinx family supports access router-equivalent support for the principal protocols used on LAN-based client-server applications: IP and IPX. Capabilities include Token Ring and Ethernet support, full dynamic routing using RIP for IP and RIP and SAP for IPX; prioritization among IP applications with different service needs (e.g. telnet and ftp); filtering; RFC1490 support; and participation in internet diagnostic routines such as path trace. LAN protocols other than IP/IPX (which are typically non-strategic) are transported via an RFC1490

  Other protocol support. The OmniLinx family also supports legacy protocols including X.25 (used by many corporate networks migrating to frame relay) and bisync (widely used in the banking and retail industries).

  SafeLinx. SafeLinx is a suite of capabilities for reliable transport of SNA and legacy traffic over frame relay under virtually all circumstances, and is a key differentiator of the OmniLinx family. SafeLinx has the following components:

  . Multi-level Bandwidth Allocation guarantees minimum percentages of frame relay bandwidth for different applications and protocols. Bandwidth can be assigned to individual protocols (IP or IPX), to IBM network logical connections (PU or LU type), or to MAC addresses or sockets for LAN traffic.

  . Adaptive Burst Rate enables a selective mix of congestion handling for different traffic types, even within a single frame relay virtual circuit. For example, a conservative approach to IBM data transport improves performance by virtually eliminating congestion discards of IBM data, while aggressively handling LAN traffic to take full advantage of the burst window of the frame relay circuit for bursty LAN traffic.

  . Virtual Circuit Backup enables transparent backup solutions, including dynamic remapping of frame relay circuits and dialing around a network failure.

  Backbone switching. OmniLinx Switch supplements its frame relay access capabilities with comprehensive backbone switching. Backbone switching provides for data to be routed across a network of OmniLinx Switches interconnected by leased lines or other communications paths. SPF ("Shortest Path First') routing is used to ensure traffic takes the lowest delay path among those available. Different classes of service provide sequenced delivery and error correction for those traffic types that need it.

  Network Management. The OmniLinx family supports two approaches to network management that can be used independently or concurrently. First, an SNMP management agent in each node provides for management from OmniView or from many other SNMP systems. Second, an integral NetView Service Point (in OmniFRAD and TurboFRAD), together with Netlink's NetView Supplemental Software, provides for monitoring and control from a mainframe-based NetView console. SNMP and NetView are supplemented by an embedded network management process that provides full software configuration of all operational parameters, comprehensive diagnostics and software download and maintenance support.

SALES AND MARKETING

  The Company markets and sells its products primarily through indirect distribution channels worldwide. The Company's distribution strategy focuses on establishing channel partnerships with selected, leading communications and networking companies. Resellers focus their sales effort on organizations with larger networks (30+ branches) where traffic is "mission critical" and sensitive to mishandling. Netlink focuses on four types of channels in the U.S. market: frame relay service providers, national distributors, OEM partners and value-added resellers. Outside the United States, the Company sells its products primarily through international distributors. The Company also sells directly to a small number of house accounts. The Company promotes its products by participation in industry tradeshows and advertising in industry and trade magazines.

 CUSTOMERS, SUPPORT AND TRAINING

  Netlink's customers typically are large organizations and are diverse, representing financial institutions, manufacturing companies, public utilities and government agencies. Netlink's customer support group provides technical support from the Company's Framingham office. In addition, Netlink has contracted with IBM's Availability Services to provide installation and maintenance services for the Company's OmniLinx family of products throughout the United States. Services to be provided under this contract include installation (scheduling, hardware installation and configuration) and maintenance (call handling, first line telephone support, on-site support and sparing). In addition to IBM, many of Netlink's distributors also provide first line support.

 COMPETITION

  The networking industry is characterized by intense competition among companies within each technological segment. Competition for devices providing access to fast packet services comes from two classes of vendor: router vendors that offer frame relay access as an extension of general purpose access routers, and vendors of access devices specifically designed for frame relay, often grouped together as "FRADs'. Many of the Company's current and potential competitors have longer operating histories and greater financial, technical, sales, marketing and other resources, as well as greater name recognition and a larger customer base, than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements or may be able to devote greater resources to the development, promotion, sale and support of their products than the Company. Many also have long-standing customer relationships with large enterprises that are part of the Company's target market and these relationships may make it more difficult to complete sales of the Company's products to these enterprises. Furthermore, the Company expects that certain of its channel partners may in the future develop competitive products and may then decide to terminate their relationships with the Company. Consequently, the Company expects increased competition, particularly in the frame relay market. Increased competition could result in significant price competition, reduced profit margins or loss of market share, any of which could have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to complete successfully in the future.

  In addition to Netlink, there are more than fifteen producers of frame relay access devices that, despite their widely differing origins and capabilities, are grouped together as FRADs. Direct competitors to the Company's products include Hypercom, Motorola and Sync Research. The Company believes that it differentiates itself from FRAD vendors based on its superior handling of LAN-based client-server traffic.

  LAN router manufacturers that compete with the Company include Advanced Computer Communications, Bay Networks, Cisco Systems, IBM, Proteon Inc., and 3Com Corp. Most router manufacturers have added frame relay interfaces to their access routers, and so compete in the frame relay access market. The Company believes that it differentiates itself from IP router-based products based on its superior handling of IBM mainframe traffic.

 PROPRIETARY RIGHTS

  The Company's future success depends, in part, upon its proprietary technology. The Company does not hold any patents and currently relies on a combination of contractual rights, trade secrets and copyright laws to establish and protect its proprietary rights in its products. The Company enters into confidentiality and assignment of invention agreements with its employees and consultants. There can be no assurance that the steps taken by the Company to protect its intellectual property will be adequate to prevent misappropriation of its technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. In the event that protective measures are not successful, the Company's business, operating results and financial condition could be materially and adversely affected.

 RESEARCH AND DEVELOPMENT

  The Company is focusing its product development efforts on maintaining its technology leadership in consolidating IBM mainframe and LAN-based client server traffic over frame relay and products designed to extend into complementary segments of the frame relay market. Netlink plans to broaden its position within the market for access to fast packet services. In doing so, the Company will continue to focus on applications where the Company's Matrix VC architecture brings a competitive advantage over IP router-based products. The Company monitors changing customer needs and works closely with its channel partners and resellers, end user customers and market research organizations to monitor changes in the marketplace. The Company intends to remain dedicated to industry standards and to continue to support emerging networking protocols.

 MANUFACTURING

  The Company's manufacturing operations consist primarily of materials planning and procurement, light assembly, systems integration, test and quality assurance. The Company's relies on contract manufacturers to produce subassemblies on a turnkey basis. The Company's products are manufactured using primarily "off-the-shelf" components. The Company currently uses two contract manufacturers to provide protection against disruption of operations should difficulties arise.

 GOVERNMENTAL REGULATION

  The Company's products are subject to regulations promulgated by the Federal Communications Commission (FCC) regarding emission of electromagnetic energy, which may interfere with other equipment. All of the Company's current products have been tested and comply with the relevant FCC regulations and with all required Underwriters Laboratories (UL) safety specifications.

  The Company's products are also subject to extensive governmental regulation and product certification in certain foreign countries. These regulations and product certification requirements are often significantly more stringent and burdensome than the regulations to which the Company's products are subject in the United States.

 EMPLOYEES

  As of September 30, 1996, the Company employed 65 persons. None of the Company's employees is represented by a labor union. The Company has not experienced any work stoppages to date and believes its relationship with its employees is good.

 FACILITIES

  The Company's principal administrative, engineering and manufacturing facilities are located in Framingham, Massachusetts. This facility is occupied under a lease for 23,792 square feet that expires on October 31, 1999. The Company also has sales offices in Houston, Miami, New York and Raleigh, which are typically small office suites. The Company believes that its facilities are adequate for its current needs.

 LEGAL PROCEEDING

  The Company is not involved in any pending material legal proceedings.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with the Financial Statements and related Notes thereto contained elsewhere in this Proxy Statements/Prospectus

GENERAL

  Netlink, Inc. was founded in November, 1983 to operate in the IBM data communications marketplace. From its inception through early 1994, Netlink was based in Raleigh, North Carolina and was primarily engaged in developing, manufacturing and marketing a variety of protocol conversion and data concentration products in the Systems Network Architecture ("SNA") market place.

  In May, 1994, Netlink acquired all of the outstanding shares of Amnet, Inc., a company located in Framingham, Massachusetts with experience in multiprotocol LAN and WAN traffic handling plus expertise in X.25 packet switching technology. The acquisition was recorded as a purchase and was accomplished through the issuance of 1,000,000 shares of Netlink's 1994 Preferred Stock valued at $1.80 per share, payment of $200,000 in cash, and assumption of $1,925,457 in net liabilities of Amnet. At December 31, 1994, Netlink assessed the value of goodwill that arose as a result of the acquisition and determined that future cash flows expected from the acquisition were not sufficient to justify the carrying value of any portion of the associated goodwill. Among the factors contributing to this determination were the continuing actual and projected losses of Netlink after the acquisition, the rapid pace of technological changes in Netlink's industry, the quick phase-out of the products acquired, the subsequent development of unrelated new technologies and products, and the attendant market re-positioning accomplished by Netlink based upon those new technologies and products. Based upon that analysis, management determined that there had been a permanent impairment in the value of goodwill and at December 31, 1994, Netlink recorded a one-time charge of $3,925,457 to recognize that impairment.

  In the first half of 1995, Netlink consolidated all of its operations to Framingham, Massachusetts dedicated its entire product development efforts and budgets toward the frame relay market, and started to build a channel of distribution suited for that market.

RESULTS OF OPERATIONS

  The following table sets forth for the periods indicated, the percentages of net sales represented by each item in Netlink's statement of operations.

                                                            NINE MONTHS
                          YEAR ENDED DECEMBER 31,       ENDED SEPTEMBER 30,
                          ---------------------------   -------------------
                           1995      1994      1993       1996        1995
                          -------   -------   -------   ---------   ---------
Net sales................   100.0%    100.0%    100.0%      100.0%      100.0%
Cost of goods sold.......    36.1      34.8      42.9        46.9        35.4
                          -------   -------   -------   ---------   ---------
Gross profit.............    63.9      65.2      57.1        53.1        64.6
Operating expenses:
 Sales and marketing.....    42.6      43.0      67.4        41.3        41.9
 Research and develop-
  ment...................    31.5      24.7      46.6        36.5        31.3
 General and administra-
  tive...................    21.8      20.2      34.0        11.3        12.5
                          -------   -------   -------   ---------   ---------
Total operating ex-
 penses..................    95.9      87.9     148.0        89.1        85.7
                          -------   -------   -------   ---------   ---------
Loss from operations.....   (32.0)    (22.7)    (90.9)      (36.0)      (21.1)
 Write-off of goodwill...     0.0     (46.0)      0.0         0.0         0.0
 Net interest and other
  expenses...............    (4.1)     (1.8)     (1.5)       (0.4)       (6.0)
                          -------   -------   -------   ---------   ---------
Net loss.................   (36.1)%   (70.5)%   (92.4)%     (36.4)%     (27.1)%
                          =======   =======   =======   =========   =========

NET SALES

  Net sales increased 46.3% to $7.9 million for the nine month period ended September 30, 1996 from $5.4 million for the nine month period ended September 30, 1995. This increase is attributable to increased sales of the OmniLinx family of products for international private network applications.

  Net sales in 1995 decreased by 15.2% to $7.2 million compared to $8.5 million in 1994. SDLC conversion, a mature product segment, accounted for $3.7 million of 1994 net revenues and virtually all of the remaining $4.8 million of 1994 revenues came from sales into applications that were non-frame relay. Of 1995 net revenues, SDLC conversion, which was put in maintenance mode, accounted for approximately $1.5 million, with frame relay applications accounting for the balance.

  Net sales increased 137.8% to $8.5 million for 1994 from $3.6 million in 1993. This increase was primarily due to shipments of products acquired in the Amnet acquisition which accounted for $4.3 million, or 87.3% of the increase between the two years.

GROSS MARGIN

  Gross margin represents net sales less the cost of goods sold, which includes cost of materials and manufacturing overhead. Manufacturing overhead is expensed in the period incurred. Netlink's gross margin was $4.2 million, or 53.1% of net sales, for the nine month period ended September 30, 1996. Gross margin for the corresponding period in 1995 was $3.5 million, or 64.6% of net sales for that period. This decrease in gross margin as a percentage of sales is primarily attributable to changing to an indirect channel of distribution, the introduction of new products in 1996 and associated price competition. With respect to new product introductions, Netlink generally experiences higher manufacturing, component and other costs and commensurately lower margins, for new products for a period of time following their introduction. In 1996, Netlink introduced its TurboFRAD and NetFRAD products. Also, with the relocation of its manufacturing operations from Raleigh to Framingham, Netlink experienced greater labor and facility costs and also staffed its Framingham operation in anticipation of increasing capacity requirements in the future.

  Gross margin in 1995 was $4.6 million, or 63.9% of sales compared to $5.6 million, or 65.2% of sales in 1994. The slight decrease in gross margin as a percentage of sales between 1994 and 1995 is attributable to a relatively high volume of direct sales in 1994 compared to 1995 when Netlink began to sell more products through indirect channels.

  Gross margin in 1994 was $5.6 million, or 65.2% of sales, compared to $2.0 million, or 57.1% of sales in 1993. The increase in gross margin percentage in 1994 compared to 1993 is attributable to purchasing and production efficiencies associated with the higher level of net sales in 1994 compared to 1993 and to the high level of sales of products acquired in the Amnet acquisition which had higher per unit margins than Netlink products sold in 1993.

OPERATING EXPENSES

  Research and development. Research and development expense increased to $2.9 million, or 36.5% of net sales for the nine month period ended September 30, 1996 from $1.7 million, or 31.3% of net sales for the nine month period ended September 30, 1995. This increase was primarily attributable to the costs of increasing the size of the research and development staff relating to the development of new products and enhancement of existing products.

  Research and development expense increased to $2.3 million, or 31.5% of net sales for 1995 from $2.1 million, or 24.7% of net sales in 1994. The dollar amount of the increase between the two periods was attributable to normal inflationary pressures on the cost of labor and materials and the percentage change is a function of the decrease in revenues between the two years.

  Research and development expense increased to $2.1 million, or 24.7% of net sales for 1994 from $1.7 million, or 46.6% of net sales, for 1993. The dollar amount of this increase is attributable to an increase in the number of employees as a result of the Amnet acquisition in May of 1994 and the decrease in the amount as a percentage of net sales is a function of the increase in revenues between the two years without a proportional increase in expenditures for research and development.

  Sales and marketing. Sales and marketing expense increased to $3.3 million, or 41.3% of net sales for the nine month period ended September 30, 1996 from $2.3 million, or 41.9% of net sales for the nine month period ended September 30, 1995. The dollar amount of the increase was attributable primarily to the recruiting and hiring of individuals experienced in the development of third party channels and increased marketing activities as Netlink focused on developing new channels for distributing its products.

  Sales and marketing expense decreased to $3.1 million, or 42.6% of net sales for 1995 from $3.7 million, or 43.0% of net sales for 1994. The decrease reflects a reduction in the size of Netlink's direct sales force as Netlink de-emphasized its direct sales activities and focused more on developing third-party distribution channels.

  Sales and marketing expense increased to $3.7 million, or 43.0% of net sales for 1994 from $2.4 million, or 67.4% of net sales for 1993. This increase is attributable primarily to an increase in the number of sales and marketing personnel resulting from the Amnet acquisition and the decrease as a percentage of net sales is a function of the increase in revenues between the two years resulting primarily from the fulfillment of orders received by Amnet prior to its acquisition by Netlink, including several relatively large international orders that were in Amnet's backlog at the May 1994 acquisition date.

  General and administrative. General and administrative expense increased to $0.9 million, or 11.3% of net sales for the nine month period ended September 30, 1996 from $0.7 million, or 12.4% of net sales for the nine month period ended September 30, 1995. This increase in expense levels is attributable primarily to the addition of administrative personnel in anticipation of increased administrative workload.

  General and administrative expense decreased to $1.6 million, or 21.8% of net sales for 1995 from $1.7 million, or 20.2% of net sales for 1994. The decrease is a result of a restructuring and corresponding reduction in personnel associated with the integration of Amnet into Netlink.

  General and administrative expense increased to $1.7 million, or 20.2% of net sales for 1994 from $1.2 million, or 34.0% of net sales, for 1993. The dollar amount of the increase is reflective of duplication of administrative personnel and facilities in the Framingham and Raleigh locations in 1994 following the merger. The decrease as a percentage of sales is a function of the greater 1994 revenues resulting from the fulfillment of backlogged Amnet orders after the 1994 merger.

NET INTEREST AND OTHER INCOME (EXPENSE)

  Netlink derives interest income primarily from investing the proceeds from the sale of Netlink securities in short-term commercial paper. Interest income was $120,000 for the nine month period ended September 30, 1996 compared to interest income of $34,000 for the corresponding period in 1995. This increase is attributable to the sale by Netlink of the Netlink 1996 Preferred Stock and the exercise of common stock warrants for Netlink Common Stock in February 1996. Interest income in 1994 and 1995 was $59,000 and $61,000, respectively.

  Interest expense for the nine month period ended September 30, 1996 was $153,000 compared to interest expense of $195,000 for the corresponding period in 1995. Both periods include interest paid in connection with a sale and leaseback arrangement entered into by Amnet prior to the May 1994 merger. The 1995 period also includes interest on a bridge loan in the principal amount of approximately $993,000 dated June 1995 and the 1996 period includes interest on two bridge loans in the aggregate principal amount of approximately $2,323,000 which were repaid at the end of February 1996.

  Interest expense in 1994 was $159,000 and interest expense in 1995 was $294,000. 1994 interest expense related primarily to the sale and leaseback arrangement and the 1995 interest included interest attributable to the sale and leaseback arrangement and interest accrued on the bridge loans.

  Net interest expense in 1993 was $3,000.

LIQUIDITY AND CAPITAL RESOURCES

  Netlink has funded its operations primarily from the sale of stock, borrowings from investors and borrowings under a bank facility. Proceeds from sales of preferred and common stock were $8.562 million in the nine month period ended September 30, 1996. From those proceeds, Netlink repaid bridge loans and accrued interest to investors in the aggregate amount of $2.443 million. For the nine month period ended September 30, 1996, Netlink's operating activities used cash of approximately $4.375 million. At September 30, 1996, Netlink had approximately $2.652 million in working capital, including $1.447 million in cash.

  Capital expenditures relating primarily to the purchase of computer equipment, test equipment, and computer software amounted to approximately $1.238 million for the nine month period ended September 30, 1996. Netlink currently has no material commitments for capital expenditures.

  Netlink has a loan agreement (the "Loan Agreement") with Fleet Bank (the "Bank"), which provides for a revolving credit facility and a term loan secured by a blanket lien on all of Netlink's assets. Under the revolving credit facility, Netlink may borrow up to the lesser of $1 million or 80% of the net amount of Netlink's approved accounts receivable from customers inside the United States and under certain conditions approved accounts receivable from customers outside the United States. The Bank may also issue up to $1 million in letters of credit for the account of Netlink. The amount available for borrowing under the revolving credit facility is reduced by the aggregate amount of such letters of credit outstanding from time to time. Under the term loan, Netlink may borrow up to $1.5 million for purchases of equipment and certain technologies. In no event may the aggregate outstanding principal balance of all loans made to Netlink under the Loan Agreements exceed
$2.5 million. At September 30, 1996, Netlink had borrowed $608,000 under the term loan.

  The Loan Agreement also requires Netlink to maintain certain financial ratios and limits Netlink's ability to incur additional debt, to repurchase Netlink's stock and to pay dividends. Netlink has failed to meet certain financial covenants of the Loan Agreement; however, it believes that the Bank will not demand immediate payment of the amount outstanding under the term loan in light of the pending acquisition of Netlink by Cabletron Systems. Netlink further believes that its available cash and the cash flow available from its operations will be sufficient to meet its normal operating and capital requirements until the Merger is completed. In the event that the Merger is not consummated, Netlink would, in the first quarter of 1997, need to obtain additional capital or pursue other strategic alternatives, including evaluating the sale of Netlink. Potential sources of capital include financing in the public or private markets. If the Bank were to demand payment under the Loan Agreement or if Netlink was required to pay Cabletron the $2,800,000 Fee payable if the Merger is not consummated under certain circumstances, Netlink would have more immediate liquidity concerns which would increase the urgency of such additional financing. While Netlink believes it would be able to obtain such financing in either case, there can be no assurance that it would be able to do so within required timeframes or on acceptable terms.

                       PRINCIPAL STOCKHOLDERS OF NETLINK

  The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of October 24, 1996, assuming the conversion of all Netlink Preferred Stock into Netlink Common Stock, by (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) Netlink's Chief Executive Officer and each other executive officer of Netlink who received total annual salary in excess of $100,000 and
(iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, the address of the stockholder is c/o Netlink, Inc., 1881 Worcester Rd., Framingham, MA 01701.

                                                      AMOUNT AND
                                                 NATURE OF BENEFICIAL  PERCENT
     NAME AND ADDRESS OF BENEFICIAL OWNER:          OWNERSHIP: (1)    OF CLASS:
     -------------------------------------       -------------------- ---------
Institutional Venture Group
  3000 Sand Hill Road, Building #2, Suite 290
  Menlo Park, CA 94025 (2).....................       2,306,606        17.56%
Morgan Holland Group
  One Liberty Square
  Boston, MA 02109 (3).........................       1,495,846        11.39%
Accel Associates
  One Palmer Square
  Princeton, NJ 08542 (4)......................       1,989,552        15.15%
St. Paul Venture Capital, Inc.
  8500 Normandale Lake Blvd.
  Bloomington, MN 55437........................       1,405,287        10.70%
Geoffrey Yang (5)..............................       2,306,606        17.56%
Joseph T. McCullen (6).........................       1,495,846        11.39%
Bruns Grayson (7)..............................         912,357         6.95%
Nina Saberi (8)................................         292,007         2.18%
Robert Tonti (9)...............................          74,420           *
Roger Walton (10)..............................          52,113           *
Dixon Doll (11)................................         141,456         1.08%
Jim Flach (12).................................          44,313           *
All directors and executive officers as a group
 (12 persons) (13).............................       5,437,814        41.35%

--------
 *  Less than 1%
(1) Unless otherwise indicated, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.
(2) Includes 2,265,952 shares owned by Institutional Venture Partners V, L.P. and 40,654 shares beneficially owned by Institutional Venture Management V, L.P. Institutional Venture Management V, L.P. is the general partner of Institutional Venture Partners V, L.P.
(3) The Morgan Holland Group is comprised of the affiliated funds: Morgan Holland Fund, L.P., Morgan Holland Fund II, L.P. and Morgan Holland Fund III, L.P.
(4) Includes 795,805 shares beneficially owned by Accel Capital (International) L.P. and 1,193,747 shares owned by Accel Capital L.P. Accel Associates (International) L.P. is a general partner of Accel Capital (International) L.P., and Accel Associates, L.P. is the general partner of Accel Capital, L.P. Accel Associates, L.P. and Accel Associates (International), L.P. share the same general partners.
(5) Includes 2,265,952 shares beneficially owned by International Venture Partners V, L.P. and 40,654 shares beneficially owned by International Venture Management V, L.P. Mr. Yang, as a general partner of International Venture Management V, L.P., which is the general partner of International Venture Partners V, L.P., may be deemed to share voting and dispositive power with respect to these shares. Mr. Yang disclaims beneficial ownership of these shares except to the extent of his direct pecuniary interest.
(6) Includes 1,495,846 shares beneficially owned by the Morgan Holland Group. Mr. McCullen, as general partner of Morgan Holland Fund L.P., may be deemed to share voting and dispositive power with respect to these shares. Mr. McCullen disclaims beneficial ownership of these shares except to the extent of his direct pecuniary interest.

(7) Includes 134,362 shares beneficially owned by Brown Technology Associates Limited Partnership, 409,278 shares beneficially owned by ABS Ventures II Prime Limited Partnership, and includes 368,717 shares beneficially owned by ABS Ventures III Limited Partnership. Mr. Grayson, as a general partner of Calvert Capital, L.P., which is a general partner of ABS Ventures III Limited Partnership and ABS Ventures II Prime Limited Partnership and, as a general partner of Brown Technology Associates Limited Partnership, may be deemed to share voting and dispositive power with respect to these shares. Mr. Grayson disclaims beneficial ownership of these shares except to the extent of his direct pecuniary interest.
(8) Includes 292,007 shares issuable upon exercise of options which are or will be vested within 60 days of October 24, 1996.
(9) Includes 74,420 shares issuable upon exercise of options which are or will be vested within 60 days of October 24, 1996.
(10) Includes 52,113 shares issuable upon exercise of options which are or will be vested within 60 days of October 24, 1996.
(11) Includes 32,360 shares beneficially owned by International Synergies Ltd. Mr. Doll, as an affiliate of International Synergies Ltd., may be deemed to share voting and dispositive power with respect to these shares. Mr. Doll disclaims beneficial ownership of these shares.
(12) Includes 44,313 shares issuable upon exercise of options which are or will be vested within 60 days of October 24, 1996.
(13) Includes 2,265,952 shares held by International Venture Partners V, L.P., 40,654 shares held by International Venture Management V, L.P., 134,362 shares beneficially owned by Brown Technology Associates Limited Partnership, 409,278 shares held by ABS Ventures II Prime Limited Partnership, 368,717 shares held by ABS Ventures III Limited Partnership, 1,495,846 shares held by the Morgan Holland Group and 32,360 shares held by International Synergies, Ltd. Also includes an aggregate of 557,364 shares issuable to the Company's directors and executive officers upon the exercise of options held by such directors and executive officers which are or will be vested within 60 days of October 24, 1996.

             UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

  The following Unaudited Pro Forma Combined Condensed Financial Data assumes a business combination between Cabletron and Netlink which is accounted for on a pooling of interests basis and is based upon the respective historical financial statements and related notes thereto which are included elsewhere herein or incorporated by reference in this Proxy Statement/Prospectus. The unaudited pro forma combined condensed balance sheet combines Cabletron's February 29, 1996 consolidated balance sheet with Netlink's December 31, 1995 consolidated balance sheet. The unaudited pro forma combined condensed statements of income combine Cabletron's statements of income for the fiscal years ended February 29, 1996 and February 28, 1995 and 1994 with Netlink's results of operations for the years ended December 31, 1995, 1994 and 1993, respectively. The consolidated financial statements of Cabletron give retroactive effect to the mergers of Cabletron and ZeitNet, Inc. and of Cabletron and Network Express, Inc., which have been accounted for as poolings of interests. The unaudited pro forma financial data as of and for the six months ended August 31, 1996 and 1995 is not presented as it is not meaningful. The unaudited pro forma financial data for Cabletron's fiscal years ended in 1993 and 1992 also is not presented as it is not meaningful.

  The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at the beginning of each period presented, nor is it necessarily indicative of the future operating results or financial position of the combined companies following the Merger. These financial statements should be read in conjunction with the historical consolidated financial statements and related notes thereto included elsewhere herein or incorporated by reference in this Proxy Statement/Prospectus.

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
(IN THOUSANDS)

                              CABLETRON     NETLINK
                             FEBRUARY 29, DECEMBER 31,                COMBINED
                                 1996         1995     ADJUSTMENTS(2) PRO FORMA
                             ------------ ------------ -------------- ---------
ASSETS
Current assets:
 Cash and cash
  equivalents..............    $105,467     $   634       $   --      $106,101
 Short-term investments....     172,896         --            --       172,896
 Accounts receivable.......     151,263       1,993        (1,400)     151,856
 Inventories...............     159,678       1,128          (750)     160,056
 Deferred taxes............      38,315         --          2,472       40,787
 Prepaid expenses and other
  assets...................      31,528         183           --        31,711
                               --------     -------       -------     --------
 Total current assets......     659,147       3,938           322      663,407
Long-term investments......     153,424         --            --       153,424
Long-term deferred taxes...      23,473         --            --        23,473
Property, plant and
 equipment.................     153,211         694           --       153,905
Goodwill...................       2,540         --            --         2,540
Other assets...............         481         --            --           481
                               --------     -------       -------     --------
 Total assets..............    $992,276     $ 4,632       $   322     $997,230
                               ========     =======       =======     ========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable...........    $ 36,432     $ 2,394           --        38,826
Accrued expenses...........     116,459         --          4,100      120,559
Deferred revenue...........         --          193           --           193
Income taxes payable.......      19,012         --            --        19,012
Investor short-term notes..         --        2,323           --         2,323
Current portion of long-
 term debt.................         --          615           --           615
                               --------     -------       -------     --------
 Total current
  liabilities..............     171,903       5,525         4,100      181,528
Deferred taxes.............       9,088         --            --         9,088
Long-term capital lease
 obligation................         --          506           --           506
                               --------     -------       -------     --------
 Total liabilities.........     180,991       6,031         4,100      191,122
                               --------     -------       -------     --------
Stockholders' equity:
Common stock(2)............         752          14           --           766
Additional paid-in
 capital...................     189,604      29,198           --       218,802
Retained earnings
 (accumulated deficit).....     622,129     (30,611)       (3,778)     587,740
                               --------     -------       -------     --------
                                812,485      (1,399)       (3,778)     807,308
Cumulative translation
 adjustment................      (1,049)        --                      (1,049)
Notes receivable from
 stockholders..............        (151)        --            --          (151)
                               --------     -------       -------     --------
 Total stockholders'
  equity...................     811,285      (1,399)       (3,778)     806,108
                               --------     -------       -------     --------
 Total liabilities and
  stockholders' equity.....    $992,276     $ 4,632       $   322     $997,230
                               ========     =======       =======     ========

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     YEARS ENDED LAST DAY IN
                                                            FEBRUARY,
                                                   ----------------------------
                                                      1996      1995     1994
                                                   ---------- -------- --------
Net sales......................................... $1,100,349 $833,218 $606,078
Cost of sales.....................................    448,699  340,424  247,696
                                                   ---------- -------- --------
  Gross profit....................................    651,650  492,794  358,382
Operating expenses:
  Research and development........................    127,289   89,129   63,131
  Selling, general and administrative.............    222,390  166,649  122,015
  Nonrecurring items..............................     95,036      --       --
                                                   ---------- -------- --------
  Income from operations..........................    206,935  237,016  173,236
Interest income, net..............................     17,891    5,572    5,897
                                                   ---------- -------- --------
  Income before income taxes......................    224,826  242,588  179,133
Income taxes......................................     80,341   86,014   64,130
                                                   ---------- -------- --------
Net income........................................ $  144,485 $156,574 $115,003
                                                   ========== ======== ========
Net income per common share....................... $     1.90 $   2.11 $   1.59
                                                   ========== ======== ========
Weighted average number of shares outstanding.....     75,906   74,361   72,465
                                                   ========== ======== ========

--------
Notes to Unaudited Pro Forma Combined Condensed Financial Data

(1) The Unaudited Pro Forma Combined Condensed Financial Data reflects the issuance of 0.14609 shares of Cabletron Common Stock for each share of Netlink Common Stock to effect the Merger. The actual number of shares of Cabletron Common Stock to be issued in the Merger will be determined at the Effective Time of the Merger based on the Exchange Ratio and the number of shares of Netlink Common Stock then outstanding.
(2) Cabletron expects to record charges to operations, currently estimated to be between $6 to $8 million in the the quarter in which the Merger is consummated. Such expenses reflect direct transaction costs, consisting primarily of investment banking fees and costs associated with combining the operations of the two companies. An estimated pretax charge of $6.25 million, $3.8 million on an after-tax basis, is reflected in the Unaudited Pro Forma Combined Balance Sheet but has not been reflected in the Unaudited Combined Condensed Statements of Income because they are directly attributable to the Merger and are nonrecurring. The range is a preliminary estimate only and is therefore subject to change.
(3) Certain amounts have been reclassified to conform to the pro forma presentation.

                   DESCRIPTION OF CAPITAL STOCK OF CABLETRON

  The following description does not purport to be complete and is subject in all respects to the applicable provisions of Cabletron's Restated Certificate of Incorporation, as amended, and Bylaws, copies of which are filed as exhibits to the Proxy Statement/Prospectus.

  The authorized capital stock of Cabletron consists of 240,000,000 shares of Cabletron Common Stock, $.01 par value, and 2,000,000 shares of preferred stock, $1.00 par value.

COMMON STOCK

  Subject to the powers, preferences and rights of any preferred stock, the holders of Cabletron Common Stock are entitled to all powers and voting and other rights pertaining to the stock of Cabletron and each share of Common Stock is entitled to one vote. There is no cumulative voting. Holders of Cabletron Common Stock have no preemptive or other subscription rights, and there are no conversion, redemption or sinking fund provisions applicable thereto. The Board of Directors of Cabletron is authorized to issue from time to time all of the authorized and unissued shares of Cabletron Common Stock.

PREFERRED STOCK

  The Cabletron Board of Directors is authorized to issue preferred stock from time to time in one or more series, each of such series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and special rights as shall be determined by the board of directors in a resolution or resolutions providing for the issue of such preferred stock.

                       COMPARISON OF STOCKHOLDER RIGHTS

  The following is a summary of the material differences between the rights of holders of Netlink Stock and the rights of holders of Cabletron Common Stock. Because each of Netlink and Cabletron is organized under the Delaware General Corporation Law ("DGCL"), these differences arise from various differences in the provisions of the Restated Certificate of Incorporation, as amended, (the "Netlink Certificate"), Certificates of Designation, and Restated Bylaws (the "Netlink Bylaws") of Netlink and the Restated Certificate of Incorporation, as amended, (the "Cabletron Certificate") and Bylaws, as amended, (the "Cabletron Bylaws") of Cabletron.

VOTING RIGHTS

  Holders of Netlink Common Stock are entitled to one vote per share, in person or by proxy, at all meetings of the shareholders and on all propositions before such meetings. The Netlink Common Stock does not have cumulative voting rights in the election of directors. The Netlink Common Stock is substantially identical to the Cabletron Common Stock in these respects. Each holder of each class of Netlink Preferred Stock is entitled to vote on all matters and is entitled to that number of votes equal to the largest number of whole shares of Netlink Common Stock into which such holder's shares of Preferred Stock could be converted pursuant to the conversion provisions in the Netlink Certificate and Certificates of Designation relating to Preferred Stock. The conversion rate for the Netlink Series E Preferred is 20 shares of Series E Preferred Stock for 1 share of Common Stock. The conversion rate for the Netlink 1993 Preferred is 1 to 1. The conversion rate for the Netlink 1994 Preferred is 1 to 1. The conversion rate for the Netlink 1996 Preferred is 1 to 1.

  Except as otherwise required by law, or by the Netlink Certificate or Certificates of Designation, the holders of the Netlink Series E, 1993, 1994 and 1996 Preferred Stock and the Netlink Common Stock vote together as a single class on all matters. The separate Netlink Certificates of Designation for each of the Netlink 1993, 1994 and 1996 Preferred Stock provide that each such class is entitled to vote as a separate class to approve certain actions adversely affecting its own class of stock. Certain actions may not be taken without approval by vote or written consent by the holders of at least 60 percent of the then outstanding shares of any such class of the Netlink 1993, 1994 and 1996 Preferred Stock, including: (i) any redemption, purchase or other acquisition for value of any share of its own class of stock; (ii) any increase or decrease in the total number of authorized shares of its own class of stock; (iii) any sale, lease, assignment, transfer or other conveyance or all or substantially all of the assets or capital stock of Netlink or any subsidiary of Netlink, or any consolidation or merger involving Netlink or any subsidiary of Netlink, or any reclassification or other change of stock, or any capital reorganization, recapitalization, or any dissolution, liquidation or winding up of Netlink;
(iv) any amendment to the Netlink Certificate that would change the relative seniority rights of holders of its own class of stock as to the payment of dividends in relation to the holders of any other class of capital stock of Netlink; (v) any amendment to the Netlink Certificate that would reduce the amount payable to its own class of stock upon liquidation, dissolution or winding up of Netlink, or change the relative seniority of the liquidation preferences of the holders of its own class in relation to the rights upon liquidation of the holders of any other class of capital stock of Netlink or change the dividend rights of the holders of its own class of stock; or (vi) any amendment to the Netlink Certificate that would change or modify the conversion rights of the holders of its own class of stock.

VOTING REQUIREMENTS AND QUORUMS FOR STOCKHOLDER MEETINGS

  Under the DGCL, a majority of the issued and outstanding stock entitled to vote, present in person or by proxy, at any meeting of stockholders shall constitute a quorum for the transaction of business at such meeting, unless the certificate of incorporation or bylaws specifies a different percentage, but in no event may a quorum consist of less than one-third of the shares entitled to vote at the meeting. Neither Netlink nor Cabletron have quorum requirements which differ from the requirements of the DGCL in their certificate or bylaws.

  Under the DGCL, the affirmative vote of the majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present and entitled to vote on the subject matter is deemed to be the act of the stockholders, unless the DGCL, the certificate of incorporation or the bylaws specify a different voting requirement. The Netlink Bylaws provide that a majority of the stock having voting power present in person or represented by proxy will decide any question brought before such meeting, unless the question is one upon which, by express provision of the applicable statute or of Netlink's Bylaws, a different vote is required. The Cabletron Bylaws provide that a majority of the votes properly cast upon any question other than an election to an office will decide the question, except when a larger vote is required by law, by the certificate of incorporation or by the bylaws. A plurality of the votes properly cast for election to any office will elect to such office.

STOCKHOLDER MEETINGS

  Under the DGCL, special meetings of stockholders may be called by the board of directors and by such person or persons as so authorized by the charter or the bylaws. The Netlink Bylaws provide that special meetings of stockholders may be called at any time by the chairman of the board, a majority of the board of directors, the president, or at the request, in writing, of stockholders owning a majority of the amount of the entire capital stock of the corporation issued and outstanding and entitled to vote. The Cabletron Bylaws provide that special meetings of stockholders may be called at any time by the chairman of the board, if any, the president or the board of directors. A special meeting may also be called by the secretary upon application of a majority of the directors.

STOCKHOLDER ACTION BY WRITTEN CONSENT

  Under the DGCL, unless the charter provides otherwise, any action required to be taken or which may be taken at a meeting of stockholders may be taken without a vote, without a meeting and without prior notice, with the written consent of not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Neither the Netlink nor the Cabletron Certificate provides otherwise.

AMENDMENTS TO CHARTER

  To amend a certificate of incorporation, the DGCL requires the affirmative recommendation of the board of directors and the approval of a majority of all outstanding shares entitled to vote therefor. Furthermore, under the DGCL, the holders of the outstanding shares of a class are entitled to vote as a class upon any proposed amendment to the certificate of incorporation if the amendment would increase or decrease the number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to adversely affect the holders thereof. The Netlink Certificate does not provide otherwise. The separate Netlink Certificates of Designation for each of the Netlink 1993, 1994 and 1996 Preferred Stock provide that each such class is entitled to vote as a separate class to approve certain amendments to the Netlink Certificate. Such amendments must be approved by vote or written consent by the holders of at least 60 percent of the then outstanding shares of any such class of the Netlink 1993, 1994 and 1996 Preferred Stock, including amendments that would (i) change the relative seniority rights of holders of its own class of stock as to the payment of dividends in relation to the holders of any other class of capital stock of Netlink; (ii) reduce the amount payable to its own class of stock upon liquidation, dissolution or winding up of Netlink, or change the relative seniority of the liquidation preferences of the holders of its own class in relation to the rights upon liquidation of the holders of any other class of capital stock of Netlink or change the dividend rights of the holders of its class of stock; or (iii) change or modify the conversion rights of the holders of its own class of stock.

  The Cabletron Certificate provides that certain of its articles can only be amended by the affirmative vote of 85% of the total number of votes of the then outstanding shares of capital stock of Cabletron entitled to vote generally in the election of directors, voting together as a single class excluding shares beneficially owned by a Related Person (defined in the Cabletron Certificate).

BYLAWS

  Under the DGCL, the authority to adopt, amend or repeal the bylaws of a Delaware corporation is held exclusively by the stockholders entitled to vote unless such authority is conferred upon the board of directors in the corporation's certificate of incorporation. The Netlink Certificate grants to its board of directors the powers to adopt, amend or repeal the Bylaws. The Netlink Bylaws also provide that the bylaws may be altered, amended or repealed or new bylaws may be adopted by the stockholders or by the board of directors, when such power is conferred upon the board of directors by the Netlink Certificate, at any regular meeting of the stockholders or the board of directors or at any special meeting of the stockholders or of the board of directors if notice of such alteration, amendment, repeal or adoption of new bylaws be contained in the notice of such special meeting. The Cabletron Certificate grants to its board of directors the powers to make, alter or amend the Cabletron Bylaws by vote of a majority of the directors. Stockholders of Cabletron also have the power to adopt, amend or repeal the bylaws by a two-thirds vote.

NUMBER AND QUALIFICATION OF DIRECTORS

  Under the DGCL, the minimum number of directors is one. The DGCL permits the board of directors to change the authorized number or the range of directors by amendment to the bylaws, unless the directors are not authorized in the certificate of incorporation to amend the bylaws or the number of directors is fixed in the certificate of incorporation, in which case a change in the number of directors may be made only upon approval of such change by the stockholders. Neither the Netlink Certificate nor the Cabletron Certificate sets a number of directors. The Netlink Bylaws provide that the board of directors shall consist of at least one but not more than nine directors, as may be determined from time to time by resolution of the board of directors. The Cabletron Bylaws provide that, except as fixed by the certificate of incorporation, the number of directors shall be determined from time to time by vote of a majority of the board of directors, provided that the minimum number of directors is three. The Netlink Certificate sets forth no specific qualification requirements for directors, but the Netlink Bylaws require that all directors of Netlink be natural persons, though they need not be residents of

Delaware or stockholders of Netlink. Neither the Cabletron Certificate nor the Cabletron Bylaws set forth specific qualification requirements for directors.

BOARD CLASSIFICATION

  The DGCL provides that the directors of any corporation may be divided into one, two or three classes. Neither the Netlink Certificate nor the Netlink Bylaws provide for a classified board The Cabletron Bylaws provide that Cabletron's directors shall be divided into three equal classes with each class comprised of one third of the directors being elected to serve until the third succeeding annual meeting.

NOMINATION AND ELECTION OF DIRECTORS

  The DGCL provides that directors shall be elected at an annual meeting of stockholders held on a date and at a time designated by or in the manner provided in the bylaws. Elections of directors must be by written ballot, unless otherwise provided in the certificate of incorporation. Both the Netlink Certificate and the Cabletron Certificate provide that elections of directors need not be by written ballot, unless otherwise provided in the bylaws. The Netlink Bylaws do not provide otherwise. The Cabletron Bylaws state that no ballot shall be required for any election unless requested by a shareholder present or represented at the meeting and entitled to vote in the election.

  Under the DGCL, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. The Netlink Bylaws provide that the vote of the holders of the majority of the stock having voting power and present in person or represented by proxy shall decide any question brought before such meeting, including the election of directors, unless a different vote is required by the applicable statute or the Netlink Bylaws. The Cabletron Bylaws provide that directors are elected by a plurality of the votes properly cast by stockholders voting in person or by proxy at the annual meeting of stockholders. Subject to the rights of the holders of any preferred stock, nominations for the election of directors may be made by the board of directors or by any stockholder entitled to vote for the election of directors.

  Neither the Netlink Certificate nor the Netlink Bylaws contains provisions regarding the nomination of directors. Any Cabletron stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors by giving timely written notice thereof to the secretary accompanied by a petition signed by at least 100 record holders of capital stock of the corporation which shows the class and number of shares held by each person and which represent in the aggregate 1% of the outstanding shares entitled to vote in the election of directors. To be timely, notice must be given to the principal executive offices of Cabletron not less than 60 days nor more than 90 days prior to the meeting. In the event that less than 70 days notice or prior public disclosure of the date of the meeting is given or made to the stockholders, to be timely, notice by the stockholder must be received at the principal executive offices not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. To be in proper written form, a stockholder's notice shall set forth in writing (i) as to each person nominated by the stockholder to serve as director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including, without limitation, such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected and (ii) as to the stockholder giving the notice (x) the name and address of such stockholder and (y) the class and number of shares of the corporation which are beneficially owned by such stockholder. If any person is nominated by the board of directors for election as a director, that person shall furnish to the secretary the same information regarding the nominee as is required of those stockholders submitting notices of nomination.

REMOVAL OF DIRECTORS

  The DGCL provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (i) unless the certificate of incorporation otherwise provides, in the case of a corporation with a classified board, shareholders may effect removal only for cause; or (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which he is a part. Neither the Netlink Certificate nor the Netlink Bylaws provide otherwise.

  The Cabletron Bylaws provide for removal of directors at any time, but only for cause and only by the affirmative vote of 85% of the total number of votes of the then outstanding shares of capital stock of Cabletron entitled to vote generally in the election of directors, voting together as a single class excluding shares beneficially owned by a Related Person, as defined in the Cabletron Certificate. Related Person is defined broadly in the Cabletron Certificate to include any entity or person, that together with its affiliates and associates beneficially owns, or owned within the prior three years, 5 percent or more of the aggregate shares of the voting stock of any class of the Corporation, and any affiliate or associate of any such Related Person. Related Person shall not include (i) the Corporation or any majority-owned subsidiary of the Corporation; (ii) any Person that together with its affiliates and associates beneficially owned in the aggregate 5 percent or more of the outstanding shares of voting stock of any class of the Corporation at the time of its initial public offering, any affiliate or associate of such Person or any Person that acquired said shares from any such Person by gift, inheritance or other exchange in which no consideration was exchanged; and
(iii) any Person whose ownership of shares in excess of the 5 percent limitation is the result of action taken solely by the Corporation. Such Person shall be a Related Person if thereafter he acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused by such Person.

NEWLY CREATED DIRECTORSHIPS AND VACANCIES

  Under the DGCL, newly created directorships resulting from an increase in the number of directors may be filled by a majority vote of the directors then in office, even if the number of directors then in office is less than a quorum. The DGCL also provides that unless the certificate of incorporation or bylaws otherwise provide, vacancies occurring by reason of the removal of directors with or without cause may be filled by a majority vote of the directors then in office. In addition, under the DGCL, if, at the time of filling any vacancy or newly created directorship, the directors then in office constitute less than a majority of the entire board of directors, the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent of the total number of shares outstanding at the time and entitled to vote, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office, such election to be conducted in accordance with the procedures under the DGCL for holding stockholder meetings.

  The Netlink Bylaws provide that vacancies may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced. If the are no directors in office, then an election of directors may be held in the manner provided by statute.

  The Cabletron Bylaws provide that vacancies may be filled only by a majority vote of the directors in office, although less than a quorum, and newly created directorships may be filled by the board of directors, or if not so filled, by the stockholders at the next annual meeting or at any special meeting called for such purpose.

VOTE REQUIRED FOR MERGERS

  The DGCL generally requires the affirmative vote of a majority of a corporation's outstanding shares entitled to vote, unless the certificate of incorporation requires a greater proportion, to authorize a merger, consolidation, share exchange, dissolution or disposition of all or substantially all of its assets, except that, (a) unless required by its charter, no authorizing stockholder vote is required of a corporation surviving a merger if (i) such corporation's charter is not amended by the merger; (ii) each share of stock of such corporation will be an identical share of the surviving corporation after the merger; and (iii) the number of shares to be issued in the merger does not exceed twenty percent (20%) of such corporation's outstanding common stock immediately prior to the effective date of the merger and (b) unless a dissolution is adopted by a majority of the board of directors, a dissolution must be approved by all stockholders entitled to vote thereon.

  The Cabletron Certificate does not require a greater proportion of stockholders to approve a merger than is required by the DGCL. The Netlink Certificate does not require a greater proportion of votes of Netlink Common Stock or Netlink Series E Preferred Stock to approve a merger. The Netlink Common Stock and Netlink Series E Preferred Stock vote together as one class to approve a merger. However, the Netlink Certificates of Designation provide that each of the Netlink 1993, 1994 and 1996 Preferred Stock is entitled to vote as a separate class to approve any sale, lease, assignment, transfer or conveyance of all or substantially all of the assets or capital stock of Netlink or any subsidiary thereof, or any consolidation or merger involving Netlink or any subsidiary thereof, or any reclassification or other change of stock, or any capital reorganization, recapitalization or any dissolution, liquidation or winding up of Netlink. No such action may be taken without the approval by vote or written consent by the holders of at least 60 percent of the then outstanding shares of each of the Netlink 1993, 1994 and 1996 Preferred Stock.

  The Cabletron Certificate provides that certain transactions, including mergers, consolidations, issuances of securities, certain asset dispositions, liquidations or dissolutions between Cabletron and a Related Person must be approved by the affirmative vote of 85% of the outstanding shares of stock entitled to vote generally for the election of directors unless (i) the board of directors of Cabletron has approved a binding agreement with such Related Person with respect to such transaction or has approved the transaction which resulted in such party becoming a Related Person, in either case prior to the time such party became a Related Person and provided that a majority of the members of the board of directors voting for the approval of such transaction were continuing directors; or (ii) the Related Person is a majority-owned subsidiary of Cabletron. Related Person is defined broadly in the Cabletron Certificate to include any entity or person, that together with its affiliates and associates beneficially owns, or owned within the prior three years, 5 percent or more of the aggregate shares of the voting stock of any class of the Corporation, and any affiliate or associate of any such Related Person. Related Person shall not include (i) the Corporation or any majority-owned subsidiary of the Corporation; (ii) any Person that together with its affiliates and associates beneficially owned in the aggregate 5 percent or more of the outstanding shares of voting stock of any class of the Corporation at the time of its initial public offering, any affiliate or associate of such Person or any Person that acquired said shares from any such Person by gift, inheritance or other exchange in which no consideration was exchanged; and
(iii) any Person whose ownership of shares in excess of the 5 percent limitation is the result of action taken solely by the Corporation. Such Person shall be a Related Person if thereafter he acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused by such Person.

ANTI-TAKEOVER PROVISIONS

  The DGCL prohibits certain transactions between a Delaware corporation and an "interested stockholder," which is defined as a person that is directly or indirectly a beneficial owner of 15% or more of the voting power of the outstanding voting stock of a Delaware corporation and such persons, affiliates and associates. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain other transactions) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock. However, the prohibition does not apply if: (i) the business combination is approved by the corporation's board of directors prior to the date the interested stockholder acquired its shares; (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation (excluding shares held by directors of the corporation who are also officers and shares held under certain employee stock plans) in the transaction in which it became an interested stockholder: or (iii) the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the votes entitled to be cast by disinterested stockholders at an annual or special meeting. The law applies automatically to a Delaware corporation unless otherwise provided in its certificate of incorporation or bylaws or if it has less than 2,000 stockholders of record and does not have voting stock listed on a national securities exchange or listed for quotation with a registered national securities association. This provision of the DGCL does not apply to Netlink, which has less than 2,000 stockholders of record and does not have listed voting stock. There are no provisions governing transactions with interested stockholders in the Netlink Certificate or Netlink Bylaws. However, neither the Cabletron Certificate nor the Cabletron Bylaws exempts Cabletron from the DGCL provision regarding transactions with interested stockholders.

LIMITATION ON DIRECTORS' LIABILITY

  Both the Netlink Certificate and the Cabletron Certificate provide that no director shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liabilities is not permitted under the DGCL. The DGCL prohibits exculpation (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law;
(iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions; or (iv) for any transactions from which the director derived an improper personal benefit.

INDEMNIFICATION

  The DGCL provides that a corporation may indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful. However, no indemnification shall be made with respect to any manner as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. These provisions of the DGCL are generally referred to as "statutory indemnification" provisions. Corporations are permitted to adopt charter provisions or bylaws which provide for additional indemnification of directors and officers. These non-exclusive provisions are generally referred to as "non-statutory indemnification" provisions. Non-statutory indemnification provisions are generally adopted to expand the circumstances and liberalize the conditions under which indemnification will occur. The Netlink Certificate and the Cabletron Certificate each provide that officers and directors shall be indemnified to the full extent permitted by the DGCL.

DIVIDENDS AND OTHER DISTRIBUTIONS

  Under the DGCL, a corporation may generally pay dividends out of surplus or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, unless the capital of the corporation has been diminished by depreciation in the value of its property, losses or otherwise, to an amount less than the aggregate amount of the capital represented by the issued outstanding stock of all classes having a preference upon the distribution of assets.

  The Netlink Certificate and Certificates of Designation provide that no dividends shall be declared and set aside for any shares of the Netlink Series E, 1993, 1994 or 1996 Preferred Stock except in the event that the board of directors declares a cash dividend payable upon the then outstanding shares of the Netlink Common Stock, in which event the holders of any shares of Preferred Stock shall be entitled to the amount of dividends per share of Preferred Stock as would be declared payable on the largest number of whole shares of Common Stock into which each share of Preferred Stock held by each holder thereof could be converted pursuant to the conversion provisions of the Netlink Certificate and Certificates of Designation relating to Preferred Stock. The conversion rate for the Netlink Series E Preferred is 20 shares of Series E Preferred Stock for 1 share of Common Stock. The conversion rate for the Netlink 1993 Preferred is 1 to 1. The conversion rate for the Netlink 1994 Preferred is 1 to 1. The conversion rate for the Netlink 1996 Preferred is 1 to 1. No dividend shall be declared and paid on the Common Stock at a rate greater than the rate at which dividends are declared and paid on any class of Preferred Stock. The Netlink Certificate provides that the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the board of directors may determine in their sole discretion.

  Each class of Netlink Preferred Stock is entitled to certain payments upon a liquidation of Netlink. A reorganization of the Netlink Common Stock or a consolidation or merger of Netlink or a sale of all or substantially all of the assets of Netlink is regarded as a liquidation, dissolution or winding up of the affairs of Netlink only with respect to the rights of the Netlink 1993, 1994 and 1996 Preferred Stock, but not with respect to the rights of the Netlink Series E Preferred Stock. In the event of any liquidation, dissolution or winding up of Netlink, the Netlink 1993, 1994 and 1996 Preferred Stock rank on a parity, and the holder of each share of such stock is entitled to be paid first out of the assets of Netlink available for distribution to holders of Netlink's capital stock of all classes, whether such assets are capital, surplus or earnings, before any sums are paid or any assets distributed among the holders of the shares of Netlink Series E Preferred Stock or Netlink Common Stock. In liquidation, the holders of the Netlink 1993, 1994 and 1996 Preferred Stock are entitled to receive an amount equal to the greater of (i) such amount per share as would have been payable had all shares of the 1993, 1994 and 1996 Preferred Stock been converted into Common Stock immediately prior to such event of liquidation, dissolution or winding up, or (ii) the following per share liquidation preference (subject to adjustment for stock splits, stock dividends, combinations, reclassifications, recapitalizations, reorganizations, or other similar events involving the 1993, 1994 or 1996 Preferred Stock), plus accrued dividends: (a) 1993 Preferred Stock, $1.50 per share; (b) 1994 Preferred Stock, $1.80 per share; and (c) 1996 Preferred Stock, $2.25 per share. The Netlink Series E Preferred Stock is subordinate to the Netlink 1993, 1994 and 1996 Preferred Stock upon liquidation, but is senior to the Netlink Common Stock. Upon liquidation, holders of the Series E Preferred Stock are entitled to receive $1.50 per share (subject to adjustments), plus accrued dividends. After the Series E Preferred Stock receives its liquidation preference, or the funds necessary for such payment are placed in trust for the account of holders of any shares of the Series E Preferred Stock so as to be available for payment, then the remaining assets of Netlink will be distributed ratably among the holders of the Netlink 1993, 1994 and 1996 Preferred Stock and the Netlink Common Stock, with the holders of the 1993, 1994 and 1996 Preferred Stock deemed to hold that number of shares equal to the number of shares of Common Stock into which such shares of preferred stock are then convertible.

  In addition, Netlink may at any time, and from time to time, with 20 days prior written notice, redeem all or any portion of the unconverted shares of Netlink Series E Preferred Stock. The redemption price for each share of Series E Preferred Stock shall be $1.50 per share plus an additional 5% interest per annum from the date of issuance up to and including the date fixed for redemption. Netlink may not redeem any of the Netlink 1993, 1994 or 1996 Preferred Stock without the approval by vote or written consent by the holders of at least 60 percent of the then outstanding shares of whichever class of stock is to be redeemed, voting together as a single class, each share being entitled to one vote.

  Neither the Cabletron Certificate nor the Cabletron Bylaws place any restrictions on the payment of dividends or provide for any preferences upon liquidation.

  The foregoing is a summary of the material differences between the rights of holders of Netlink Common Stock and Netlink Series E, 1993, 1994 and 1996 Preferred Stock and the rights of holders of Cabletron Common Stock, and is qualified in its entirety by reference to the DGCL, the Netlink Certificate, Certificates of Designation and Bylaws and the Cabletron Certificate and Bylaws.

                                 OTHER MATTERS

   It is not expected that any matters other than those described in this Proxy Statement/Prospectus will be brought before the Netlink Special Meeting. If any other matters are presented, however, it is the intention of the persons named in the Netlink proxy to vote the proxy in accordance with the discretion of the persons named in such proxy.

                                 LEGAL MATTERS

   Certain legal matters with respect to the validity of the securities offered hereby will be passed upon for Cabletron by Ropes & Gray, Boston, Massachusetts. Certain legal matters in connection with the Merger will be passed upon for Netlink by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

   The consolidated financial statements and the related consolidated financial statement schedule of Cabletron Systems, Inc. and subsidiaries as of February 29, 1996 and February 28, 1995, and for each of the years in the three-year period ended February 29, 1996, have been incorporated by reference herein and in the Registration Statement, of which this Proxy Statement/Prospectus is a part, in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

   The financial statements of Netlink, Inc. at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, included in the Proxy Statement of Netlink, Inc., which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 NETLINK, INC.

                          AUDITED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                    CONTENTS

Report of Independent Auditors.............................................. F-2
Audited Financial Statements
Balance Sheets.............................................................. F-3
Statements of Operations.................................................... F-4
Statements of Shareholders' Equity (Deficit)................................ F-5
Statements of Cash Flows.................................................... F-6
Notes to Financial Statements............................................... F-7

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Netlink, Inc.

  We have audited the accompanying balance sheets of Netlink, Inc. as of December 31, 1994 and 1995, and the related statements of operations, shareholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  Since the date of completion of our audit of the accompanying financial statements and initial issuance of our report thereon dated April 19, 1996, the Company has violated certain debt covenants. Should the lender call the related debt, the Company may be required to obtain other financing. Note 13 describes management's plans to address these issues.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Netlink, Inc. at December 31, 1994 and 1995, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Raleigh, North Carolina
April 19, 1996,
except for Note 13 as to which the
date is October 1, 1996.

                                 NETLINK, INC.

                                 BALANCE SHEETS

                                               DECEMBER 31          SEPTEMBER 30
                                        --------------------------  ------------
                                            1994          1995          1996
                                        ------------  ------------  ------------
                                                                    (UNAUDITED)
                ASSETS
 Current assets:
  Cash................................  $  1,749,933  $    634,376  $  1,447,270
  Trade accounts receivable, net of
   allowance for doubtful accounts of
   $124,500, $177,100 and $173,300 in
   1994, 1995 and 1996, respectively..     1,111,331     1,984,776     3,141,817
  Other receivables...................       120,836         7,901        72,100
  Inventories, net of reserve for
   obsolescence of $311,600, $200,700
   and $352,100 in 1994, 1995 and
   1996, respectively.................       726,963     1,128,303     2,163,062
  Other...............................       249,855       183,528       241,700
                                        ------------  ------------  ------------
     Total current assets.............     3,958,918     3,938,884     7,065,949
 Property and equipment...............     3,588,617     3,937,907     5,331,678
 Less accumulated depreciation........    (3,033,277)   (3,244,360)   (3,726,911)
                                        ------------  ------------  ------------
                                             555,340       693,547     1,604,767
                                        ------------  ------------  ------------
     Total assets.....................    $4,514,258    $4,632,431  $  8,670,716
                                        ============  ============  ============
 LIABILITIES AND SHAREHOLDERS' EQUITY
               (DEFICIT)
 Current liabilities:
  Accounts payable and accrued
   expenses...........................  $  1,671,337  $  2,394,148  $  2,980,718
  Deferred income.....................        67,470       192,870       105,930
  Short-term bank note payable........           --            --        608,000
  Secured investor short-term notes...           --      2,323,065           --
  Current portion of long-term debt...       438,348       614,784       680,953
                                        ------------  ------------  ------------
     Total current liabilities........     2,177,155     5,524,867     4,375,601
 Long-term debt.......................     1,120,823       506,103           --
                                        ------------  ------------  ------------
                                           3,297,978     6,030,970     4,375,601
 Shareholders' equity (deficit):
  Convertible preferred stock:
   Series E, $0.01 par value,
    1,333,333 shares authorized,
    1,333,333 issued and outstanding
    in 1994, 1995 and 1996............        13,333        13,333        13,333
   1993 Series, $0.01 par value,
    3,970,030 shares authorized,
    3,970,030 issued and outstanding
    in 1994, 1995 and 1996............        39,700        39,700        39,700
   1994 Series, $0.01 par value,
    3,500,000 shares authorized,
    3,207,666 issued and outstanding
    in 1994, 1995 and 1996............        32,077        32,077        32,077
   1996 Series, $0.01 par value,
    3,500,000 shares authorized,
    0 issued and outstanding in 1994
    and 1995 and 3,482,901 in 1996....           --            --         34,829
  Common stock, $0.01 par value,
   27,000,000 shares authorized,
   882,162, 886,581 and 2,405,965
   issued and outstanding in 1994,
   1995 and 1996, respectively........         8,821         8,866        24,060
  Capital in excess of par value......    29,117,417    29,118,476    37,648,929
  Accumulated deficit.................   (27,995,068)  (30,610,991)  (33,497,813)
                                        ------------  ------------  ------------
     Total shareholders' equity
      (deficit).......................     1,216,280    (1,398,539)    4,295,115
                                        ------------  ------------  ------------
     Total liabilities and
      shareholders' equity (deficit)..  $  4,514,258  $  4,632,431  $  8,670,716
                                        ============  ============  ============

                            See accompanying notes.

                                 NETLINK, INC.

                            STATEMENTS OF OPERATIONS

                                                                NINE MONTH PERIOD ENDED
                               YEAR ENDED DECEMBER 31                SEPTEMBER 30
                         -------------------------------------  ------------------------
                            1993         1994         1995         1995         1996
                         -----------  -----------  -----------  -----------  -----------
                                                                      (UNAUDITED)
Revenues:
  Sales and other
   revenues............. $ 3,591,810  $ 8,541,618  $ 7,242,350  $ 5,423,885  $ 7,934,594
Costs, expenses and
 other:
  Cost of products
   sold.................   1,542,438    2,972,671    2,616,108    1,919,561    3,722,154
  Sales and marketing...   2,419,686    3,674,486    3,082,244    2,272,948    3,277,117
  Research and
   development..........   1,674,533    2,106,662    2,284,442    1,699,509    2,892,902
  General and
   administrative.......   1,222,447    1,725,032    1,581,152      672,693      898,640
  Interest expense......      50,890      158,630      294,327      328,063       30,603
  Write-off of
   goodwill.............         --     3,925,457          --           --           --
                         -----------  -----------  -----------  -----------  -----------
                           6,909,994   14,562,938    9,858,273    6,892,774   10,821,416
                         -----------  -----------  -----------  -----------  -----------
Net loss................ $(3,318,184) $(6,021,320) $(2,615,923) $(1,468,889) $(2,886,822)
                         ===========  ===========  ===========  ===========  ===========
Net loss per share...... $     (4.47) $     (6.91) $     (2.95) $     (2.22) $     (1.41)
                         ===========  ===========  ===========  ===========  ===========
Weighted average shares
 outstanding............     742,427      871,558      885,329      661,862    2,048,628
                         ===========  ===========  ===========  ===========  ===========


                            See accompanying notes.

                                 NETLINK, INC.

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                   SERIES A,
                  B, C AND D   SERIES E   1993 SERIES 1994 SERIES 1996 SERIES
                  CONVERTIBLE CONVERTIBLE CONVERTIBLE CONVERTIBLE CONVERTIBLE            CAPITAL IN
                   PREFERRED   PREFERRED   PREFERRED   PREFERRED   PREFERRED   COMMON     EXCESS OF  ACCUMULATED
                     STOCK       STOCK       STOCK       STOCK       STOCK      STOCK        PAR       DEFICIT        TOTAL
                  ----------- ----------- ----------- ----------- ----------- ---------  ----------- ------------  -----------
Balance at
 December 31,
 1992............  $ 135,928    $13,333     $   --      $   --      $   --    $  30,422  $17,324,419 $(18,655,564) $(1,151,462)
 Conversion of
  Series A, B, C
  and D preferred
  stock to common
  stock..........   (135,928)       --          --          --          --      135,928          --           --           --
 Exercise of
  warrants.......        --         --          --          --          --        2,500          --           --         2,500
 Effect of 20:1
  reverse stock
  split..........        --         --          --          --          --     (160,265)     160,265          --           --
 Issuance of
  shares.........        --         --       39,700         --          --          --     5,915,345          --     5,955,045
 Net loss for the
  year...........        --         --          --          --          --          --           --    (3,318,184)  (3,318,184)
                   ---------    -------     -------     -------     -------   ---------  ----------- ------------  -----------
Balance at
 December 31,
 1993............        --      13,333      39,700         --          --        8,585   23,400,029  (21,973,748)   1,487,899
 Issuance of
  shares.........        --         --          --       32,077         --          236    5,717,388          --     5,749,701
 Net loss for the
  year...........        --         --          --          --          --          --           --    (6,021,320)  (6,021,320)
                   ---------    -------     -------     -------     -------   ---------  ----------- ------------  -----------
Balance at
 December 31,
 1994............        --      13,333      39,700      32,077         --        8,821   29,117,417  (27,995,068)   1,216,280
 Issuance of
  shares.........        --         --          --          --          --           45        1,059          --         1,104
 Net loss for the
  year...........        --         --          --          --          --          --           --    (2,615,923)  (2,615,923)
                   ---------    -------     -------     -------     -------   ---------  ----------- ------------  -----------
Balance at
 December 31,
 1995............        --      13,333      39,700      32,077         --        8,866   29,118,476  (30,610,991)  (1,398,539)
 Issuance of
  shares
  (unaudited)....        --         --          --          --       34,829      15,194    8,530,453          --     8,580,476
 Net loss for the
  period
  (unaudited)....        --         --          --          --          --          --           --    (2,886,822)  (2,886,822)
                   ---------    -------     -------     -------     -------   ---------  ----------- ------------  -----------
Balance at
 September 30,
 1996
 (unaudited).....  $     --     $13,333     $39,700     $32,077     $34,829   $  24,060  $37,648,929 $(33,497,813) $ 4,295,115
                   =========    =======     =======     =======     =======   =========  =========== ============  ===========

                            See accompanying notes.

                                 NETLINK, INC.

                           STATEMENTS OF CASH FLOWS

                                                                  NINE MONTH PERIOD
                              YEAR ENDED DECEMBER 31             ENDED SEPTEMBER 30
                        -------------------------------------  ------------------------
                           1993         1994         1995         1995         1996
                        -----------  -----------  -----------  -----------  -----------
                                                                     (UNAUDITED)
Operating activities
 Net loss.............. $(3,318,184) $(6,021,320) $(2,615,923) $(1,468,889) $(2,886,822)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
  Depreciation and
   amortization........     107,174      183,877      211,083      154,836      401,452
  Write-off of
   goodwill............         --     3,925,457          --           --           --
  Loss on disposal of
   equipment...........         597       (2,271)         --           --           --
  Change in allowance
   for unreturned
   demonstration
   equipment...........      71,746       60,321       25,613      (49,360)     (74,901)
  Change in allowance
   for doubtful
   accounts............      31,000       54,696       52,600      (51,344)      (3,783)
  Changes in operating
   assets and
   liabilities:
   Accounts
    receivable.........    (111,269)    (236,598)    (813,110)    (847,843)  (1,217,458)
   Inventories.........    (105,387)     145,673     (401,340)      23,732   (1,034,759)
   Other current
    assets.............    (114,811)      19,148       66,327       47,815      (58,172)
   Accounts payable and
    accrued expenses...     295,338     (242,663)     722,811      193,214      586,570
   Deferred income.....       5,014      (26,276)     125,400      (21,214)     (86,939)
                        -----------  -----------  -----------  -----------  -----------
     Net cash used in
      operating
      activities.......  (3,138,782)  (2,139,956)  (2,626,539)  (2,019,053)  (4,374,812)
Investing activities
 Payments for property
  and equipment........    (293,816)    (232,842)    (374,903)    (195,479)  (1,237,771)
 Purchase of Amnet,
  Inc., net of cash
  acquired.............         --    (1,994,804)         --           --           --
                        -----------  -----------  -----------  -----------  -----------
     Net cash used in
      investing
      activities.......    (293,816)  (2,227,646)    (374,903)    (195,479)  (1,237,771)
Financing activities
 Proceeds from issuance
  of short-term notes..     315,762          --     2,323,065      993,476      608,000
 Principal payments on
  long-term debt.......  (2,483,416)    (376,830)    (438,284)    (328,280)    (439,934)
 Principal payments on
  short-term debt......         --           --           --           --    (2,323,065)
 Proceeds from sale of
  common stock.........       2,500        5,902        1,104        1,105      743,949
 Proceeds from sale of
  preferred stock......   5,955,045    5,743,799          --           --     7,836,527
                        -----------  -----------  -----------  -----------  -----------
     Net cash provided
      by financing
      activities.......   3,789,891    5,372,871    1,885,885      666,301    6,425,477
                        -----------  -----------  -----------  -----------  -----------
Increase (decrease) in
 cash..................     357,293    1,005,269   (1,115,557)  (1,548,231)     812,894
Cash at beginning of
 year..................     387,371      744,664    1,749,933    1,749,933      634,376
                        -----------  -----------  -----------  -----------  -----------
Cash at end of year.... $   744,664  $ 1,749,933  $   634,376  $   201,702  $ 1,447,270
                        ===========  ===========  ===========  ===========  ===========
Supplemental
 disclosures of cash
 flow information
 Cash paid for
  interest............. $   130,072  $   158,630  $   211,893  $   194,577  $   153,285
                        ===========  ===========  ===========  ===========  ===========
 Cash paid for income
  taxes................ $     9,584  $       --   $       --   $       --   $       --
                        ===========  ===========  ===========  ===========  ===========

                            See accompanying notes.

                                 NETLINK, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND OPERATIONS

  Netlink, Inc. (the "Company") develops, manufactures, and markets internetworking solutions for organizations in both foreign and domestic markets wishing to combine mission-critical IBM mainframe and client-server data for transmission over fast packet networks such as frame relay. Distribution of the Company's product is accomplished through direct sales to end-users and through OEM partners, manufacturers' representatives, value-added resellers, system integrators, and distributors.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Revenue Recognition

  Product revenues are recognized when products are shipped. Initial license fees for the software portion of certain products are recognized at the time the related hardware revenue is recognized. Annual software license fees subsequent to those recognized at the date of sale are deferred when collected and amortized to income over the period to which they relate.

  Because of the complex nature of the environments in which the Company's products are designed to operate, it is often necessary to provide products to customers on a demonstration basis. At December 31, 1993, 1994 and 1995, demonstration equipment is included in property and equipment net of an allowance for unreturned items. No revenue is recognized on demonstration equipment until the customer issues a purchase order or otherwise indicates acceptance of the product.

 Cash Equivalents

  The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash.

 Research and Development Costs

  Research and development costs are charged to expense when incurred.

 Inventories

  Inventories are stated at the lower of cost (first-in, first-out basis) or market value.

 Property and Equipment

  Property and equipment are recorded at cost, which is depreciated primarily on a straight-line basis over the estimated useful lives of the respective assets, generally three to five years. Property and equipment is presented net of an allowance for unreturned demonstration equipment of approximately $130,000, $156,000 and $81,000 as of December 31, 1994 and 1995 and September
30, 1996, respectively. Property and equipment consists of the following:

                                              DECEMBER 31
                                         --------------------- SEPTEMBER 30,
                                            1994       1995        1996
                                         ---------- ---------- -------------
                                                                  (UNAUDITED)
     Furniture and fixtures............. $3,340,737 $3,629,857  $4,746,208
     Computer equipment.................    109,282     62,790      62,790
     Leasehold improvements.............     52,859    141,218     154,170
     Demonstration equipment, net.......     85,739    104,042     368,510
                                         ---------- ----------  ----------
                                         $3,588,617 $3,937,907  $5,331,678
                                         ========== ==========  ==========

                                 NETLINK, INC.

 Other Assets

  Other assets consists of the following:

                                                 DECEMBER 31    SEPTEMBER 30
                                                1994     1995       1996
                                              -------- -------- ------------
                                                                (UNAUDITED)
Prepaid expenses............................. $180,422 $ 88,682   $172,105
Software license fees........................   61,660   85,590     60,045
Other........................................    7,773    9,256      9,550
                                              -------- --------   --------
                                              $249,855 $183,528   $241,700
                                              ======== ========   ========

 Interim Financial Data

  The unaudited interim financial statements at and for the nine months ended September 30, 1995 and 1996 include all adjustments (consisting of normal recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of the financial position of Netlink, Inc. as of September 30, 1995 and 1996 and the results of operations for such interim periods. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for the entire year ending December 31, 1996. All September 30, 1995 and 1996 data presented in these footnotes is unaudited.

 Concentration of Credit Risk

  The financial instrument which potentially subjects the Company to concentrations of credit risk is accounts receivable. Concentrations of credit risk are limited due to the large number of customers in the Company's customer base, and their dispersion across different industries and geographic areas. The Company extends credit based on an evaluation of the customer's financial condition and generally, collateral is not required. Estimated credit losses are provided for in the financial statements and historically have been within management's expectations. The risk of additional losses related to accounts receivable exists should actual credit losses prove to be in excess of the Company's estimates.

 Net Loss Per Share

  Net loss per share has been computed using the weighted average number of common shares outstanding during each period in accordance with APB15. Common stock equivalents have not been included in the calculation since the effect of their inclusion would be anti-dilutive for all periods presented.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results can differ from those estimates.

 Advertising Expense

  Statement of Position 93-7 "Reporting on Advertising Costs" was implemented by the Company during the year ended December 31, 1995. The adoption of this statement did not have a material impact on the financial statements. The cost of advertising is expensed as incurred. The Company incurred approximately $116,000, $307,000 and $190,000 in advertising costs during 1993, 1994 and
1995, respectively.

 Fair Value of Financial Instruments

  The carrying amounts reported in the balance sheet for secured investor short-term notes and long-term debt approximate their fair values, which are estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

 Recently Issued Accounting Standards

  In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("FASB

                                 NETLINK, INC.

121"), which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. FASB 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company's adoption of FASB 121 in the first quarter of 1996 did not have any impact on the Company's balance sheet or income statement.

  In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"), which provides an alternative to APB No. 25 in accounting for stock based compensation issued to employees. SFAS 123 provides for a fair value based method of accounting for employee stock options and similar equity instruments. However, for companies that continue to account for stock based compensation arrangements under APB No. 25. SFAS 123 requires disclosure of the pro forma effect on net income and earnings per share as if the fair value based method prescribed by SFAS 123 had been applied. The disclosure requirements are effective for fiscal years beginning after December 31, 1995, or upon initial adoption of the statement, if earlier. The Company plans to continue to account for stock based compensation arrangements under APB No. 25 and plans to adopt the pro forma disclosure requirements of SFAS 123 in 1996.

3. ACQUISITION AND GOODWILL IMPAIRMENT

  On May 23, 1994, the Company acquired all the outstanding shares of Amnet, Inc., a Company in the business of developing, manufacturing and marketing hardware which incorporated technology similar to Netlink's in exchange for $200,000 in cash, the issuance of 1,000,000 shares of 1994 Preferred Stock, and assumption of $1,788,030 in long-term debt. The cost of the acquisition, which has been accounted for as a purchase, totaled approximately $3.9 million. The financial statements include the operating results of the acquired business from the date of acquisition.

  At December 31, 1994 the Company assessed the value of goodwill that arose as a result of the business combination described in the preceding paragraph. Based on the assessment, management determined that the future cash flows expected from the acquisition were not sufficient to justify the carrying value of any portion of the associated goodwill. Among the factors contributing to this determination were the continuing actual and projected losses of the Company after the business combination, the rapid pace of technological changes in the Company's industry, the quick phase-out of the products acquired, the subsequent development of unrelated net technologies and products, and the attendant market re-positioning accomplished by the Company based upon those new technologies and products. Based on this analysis, management determined that there had been a permanent impairment in the value of goodwill and at December 31, 1994 the Company recorded a one-time charge of $3,925,457 to recognize that impairment.

4. INVENTORIES

Categories of inventories are as follows:

                                                   DECEMBER 31
                                               ------------------- SEPTEMBER 30,
                                                 1994      1995        1996
                                               -------- ---------- -------------
                                                                    (UNAUDITED)
     Components............................... $574,952 $  976,735  $1,793,702
     Finished goods...........................  152,011    151,568     369,360
                                               -------- ----------  ----------
                                               $726,963 $1,128,303  $2,163,062
                                               ======== ==========  ==========

5. NOTES PAYABLE

  In connection with the acquisition described in Note 3, the Company assumed long-term debt in the amount of $1,788,030 with an effective interest rate of 15.7% per annum. That debt is secured by all the assets previously

                                 NETLINK, INC.

owned by Amnet and is repayable in monthly installments of principal and interest through March, 1997. At December 31, 1995, the remaining obligations to the lender were as follows:

                                                                       AMOUNT
                                                                      ---------
     1996 payments due, including interest........................... $ 748,343
     1997 payments due, including interest...........................   522,871
                                                                      ---------
                                                                      1,271,214
     Less interest included in payments..............................  (150,327)
     Less current portion............................................  (614,784)
                                                                      ---------
     Long-term debt.................................................. $ 506,103
                                                                      =========

  In July, 1996 the Company issued a $1,000,000 revolving promissory note and a $1,500,000 term promissory note to a bank pursuant to certain borrowing arrangements which expire August 1, 1997 and December 1, 1999, respectively. As of September 30, 1996 the Company had borrowings outstanding under the term promissory note in the amount of $608,000. The term promissory note bears interest at a rate of prime plus 3/4% which is payable monthly through December 31, 1996. Commencing on January 2, 1997, the Company will begin repaying the outstanding principal balance in 36 equal monthly installments plus interest through December 1, 1999. The term promissory note is collateralized by the equipment which the borrowed funds were used to purchase. The Company did not have any borrowings outstanding under the revolving promissory note as of September 30, 1996.

  The revolving promissory note and term promissory note agreement requires the Company to maintain certain financial ratios and limits the Company's ability to incur additional debt, to repurchase the Company's stock and to pay dividends. The Company has failed to meet certain financial covenants required by this loan agreement as of September 30, 1996. Accordingly all amounts outstanding as of September 30, 1996, have been classified as current on the balance sheet.

6. SECURED INVESTOR NOTES

  On June 14, 1995, the Company entered into a Loan and Warrant Agreement with certain shareholders (the "Lenders") under which the Company borrowed $993,476 at an interest rate of 10% per annum for a period of one year.

  On October 18, 1995 the Company entered into a Loan and Warrant Agreement with essentially the same Lenders who participated in the June, 1995 transaction, under which the Company borrowed $1,329,589 from the Lenders at an interest rate of 10% per annum for a period of one year.

  Principal balances outstanding as of December 31, 1995 were $993,476 and $1,329,589 for the June and October agreements, respectively. Under both the June and October 1995 transactions, the Lenders received warrants at the end of the respective terms which allowed them to purchase Common Stock of the Company at $.50 per share. The loans were repaid in full and all vested warrants with an aggregate exercise price of $725,792 for 1,451,584 shares of common stock were exercised on February 29, 1996 (see Note 9).

7. RELATED PARTY TRANSACTIONS

  Sales to a corporate shareholder totaled approximately $666,000, $143,000 and $63,000 in 1993, 1994 and 1995, respectively.

                                 NETLINK, INC.

8. OPERATING LEASES

  The Company conducts all of its operations from facilities leased under operating leases. Future minimum rental obligations under operating leases as of December 31, 1995 are:

     YEAR ENDED DECEMBER 31,                                            TOTAL
     -----------------------                                          ----------
        1996......................................................... $  409,451
        1997.........................................................    364,415
        1998.........................................................    249,994
        1999.........................................................     74,639
                                                                      ----------
                                                                      $1,098,499
                                                                      ==========

  Rental expense incurred under all operating leases amount to $227,300, $216,500 and $531,472 in 1993, 1994 and 1995, respectively.

  From May, 1994 through October, 1995, the Company maintained the two primary facilities which had housed the respective parties prior to the acquisition described in Note 3. During the period from April, 1995 though October, 1995, the Company consolidated all of its major functions and activities into the facility in Framingham, Massachusetts. The facility in Raleigh, North Carolina remains under lease through June 1999, and efforts are being made to relieve the Company of that financial obligation which amounts to total remaining rental payments of approximately $485,000 as of December 31, 1995. In May 1996, the Company was released by the landlord of one-third of its lease responsibilities, and in September 1996, the Company sublet the remainder of the facility to a tenant. The related sublease income approximates the Company's remaining monthly rental payments.

9. COMMON AND PREFERRED STOCK

  At December 31, 1995 and 1994, preferred stock totaling 9,196,637 shares for which no series had been designated were authorized and unissued. At December 31, 1993, 12,696,637 shares of preferred stock for which no series had been designated were authorized and unissued.

  On March 2, 1993, the Company performed a recapitalization in which all outstanding shares of its Series A, Series B, Series C and Series D Convertible Preferred Stock were converted into an equal number of shares of Common Stock, except 1,428,571 shares of the Series B Convertible Preferred Stock were converted into 1.2 shares of Common Stock for each share of the Series B. Immediately following this conversion, the Company effected a 20-for-1 reverse split of all outstanding Common Stock and sold 3,970,030 shares of its 1993 Series Convertible Preferred Stock for $1.50 per share.

  On May 20, 1994, the Company sold 2,207,666 shares of its 1994 Convertible Preferred Stock in a private placement for $1.80 per share. On May 23, 1994, in connection with the acquisition of Amnet (see Note 3), the Company issued 1,000,000 shares of 1994 Preferred Stock.

  On February 29, 1996, shares totaling 3,500,000 were designated as 1996 Convertible Preferred Stock, and the Company sold 3,482,901 shares of the 1996 Preferred Stock in a private placement for $2.25 per share. Concurrent with that transaction, the Lenders exercised warrants to purchase 1,451,584 shares of Common Stock at $.50 per share.

  The 1993 Preferred Stock, 1994 Preferred Stock and 1996 Preferred Stock are noncumulative, are entitled to full voting privileges on all matters, and are convertible into an equal number of shares of Common Stock at the option of the holders at any time.

                                 NETLINK, INC.

  The Series E Preferred Stock is also noncumulative, is entitled to full voting privileges on all matters on an "as if converted" basis, and is convertible into one share of Common Stock for each twenty shares of Series E Preferred Stock at the option of the holder at any time.

  The holders of 1993 Preferred Stock, 1994 Preferred Stock, 1996 Preferred Stock and Series E Preferred Stock are protected against dilution which may occur as a result of subsequent equity fundings at prices less than $1.50, $1.80, $2.25 and $.35 per share, respectively.

10. STOCK OPTIONS AND RESERVED SHARES

  The Company maintains an incentive stock option plan whereby shares of the Company's Common Stock are reserved for issuance to employees and consultants of the Company pursuant to options granted under the plan. Coincident with the sale of shares on February 29, 1996 (see Note 9), the number of shares reserved under the plan was increased from 2,025,729 to 3,266,357.

  Information concerning stock option activity since December 31, 1992 and the status of stock options as of December 31, 1995 and September 30, 1996 are as follows:

                                                      STOCK OPTIONS
                                           ------------------------------------
                                              NON-
                                            QUALIFIED   INCENTIVE    PRICE PER
                                           # OF SHARES # OF SHARES     SHARE
                                           ----------- -----------  -----------
Shares under option at December 31,
 1992....................................        --     2,480,368      $0.25
  Granted................................        --       947,416      $0.25
  Canceled...............................        --    (2,534,773)     $0.25
                                             -------   ----------
Shares under option at December 31,
 1993....................................        --       893,011      $0.25
  Granted................................        --       878,104      $0.25
  Exercised..............................        --       (23,608)     $0.25
  Canceled...............................        --      (319,395)     $0.25
                                             -------   ----------
Shares under option at December 31,
 1994....................................        --     1,428,112      $0.25
  Granted................................    111,286      759,083      $0.25
  Exercised..............................        --        (4,419)     $0.25
  Canceled...............................        --      (431,715)     $0.25
                                             -------   ----------
Shares under option at December 31,
 1995....................................    111,286    1,751,061      $0.25
  Granted (unaudited)....................     45,000    1,023,074   $0.25-$0.35
  Exercised (unaudited)..................        --       (16,675)  $0.25-$0.35
  Canceled (unaudited)...................        --      (585,500)  $0.25-$0.35
                                             -------   ----------
Shares under option at September 30, 1996
 (unaudited).............................    156,286    2,171,960   $0.25-$0.35
                                             =======   ==========
Exercisable at December 31, 1995.........     20,866    1,816,673   $0.25-$0.35
                                             =======   ==========
Exercisable at September 30, 1996........     48,688      657,743   $0.25-$0.35
                                             =======   ==========
Available for grant at December 31,
 1995....................................                 163,382
                                                       ==========
Available for grant at September 30,
 1996....................................                 914,340
                                                       ==========

  Under the terms of the plan, stock option exercise prices are established at 100% of fair market value of the Common Stock at the date of grant and the options may be exercised upon terms approved by the Board of Directors of the Company. The terms of each stock option agreement granted under the plan also include a feature whereby vesting of all options accelerates immediately in the event of a change in control of the Company. All options expire ten years from the date of grant.

                                 NETLINK, INC.

  Shares of common stock reserved for future issuance for conversion of Preferred Stock and outstanding Common Stock options as of December 31, 1995 and September 30, 1996 are 9,270,092 and 13,969,850, respectively.

11. DEFINED CONTRIBUTION PLAN

  On July 1, 1986, the Company instituted a defined contribution retirement plan under section 401(k) of the Internal Revenue Code of 1954, as amended (the "401k Plan"). The 401k Plan covers all employees of the Company. The Company's contributions, if any, are voluntary at the discretion of the Board of Directors. As of December 31, 1995, the Company had made no contributions to the 401k Plan.

12. INCOME TAXES

  At December 31, 1995, for federal income tax purposes, the Company had net operating loss carryforwards of approximately $54,921,000, and tax credit carryforwards of approximately $1,131,000, which will expire beginning in 1999. Certain changes in stock ownership can result in a limitation on the amount of net operating loss and tax credit carryovers that can be utilized each year based on the provisions of Section 382 of the Internal Revenue Code. The Company determined that such limitation applies due to the purchase of Amnet (see Note 3). Consequently, aggregate utilization of approximately $30,212,000 of net operating loss carryforwards and the deduction equivalent of approximately $398,000 of tax credit carryforwards will be limited to approximately $3,206,000 as of December 31, 1995 or $229,000 per year before they expire. Because of this limitation, the Company has not recorded any deferred tax assets for the amount of the net loss and credit carryforwards which it estimates will not be available because of the limitation. The Company has recorded a valuation allowance to offset the deferred tax assets related to its other carryforwards. When and if realized, the tax benefit for these carryforwards will be reflected in operations as a reduction of income tax expense.

  For financial reporting purposes, the Company has incurred losses totaling $30,610,991 which have given rise to the federal tax loss carryforwards discussed above. Differences between financial reporting loss carryforwards and federal tax loss carryforwards are attributable primarily to timing differences in the recognition of certain expenses, most significantly, depreciation expense. The Company has no deferred tax liabilities. Significant components of the Company's deferred tax assets are as follows:

                                                             DECEMBER 31
                                                       ------------------------
                                                          1994         1995
                                                       -----------  -----------
   Deferred tax assets:
     Net operating loss carryforwards................. $10,004,549  $10,920,272
     Federal income tax credit carryforwards..........   1,131,000    1,131,000
     Inventory obsolescence reserve...................     122,083       78,521
     Warranty reserve.................................      86,865       79,181
     Bad debt expense.................................      48,721       69,291
     Book over tax depreciation.......................      50,941       35,690
     Accrued lease termination costs..................         --        70,416
     Other............................................      52,749       76,808
                                                       -----------  -----------
   Total deferred tax assets..........................  11,496,908   12,461,179
   Valuation allowance for deferred tax assets........ (11,496,908) (12,461,179)
                                                       -----------  -----------
   Net deferred tax assets............................         --           --
                                                       -----------  -----------
   Net deferred taxes................................. $       --   $       --
                                                       ===========  ===========

                                 NETLINK, INC.

  Financial Accounting Standards Board Statement No. 109 (SFAS 109), "Accounting for Income Taxes," became effective for fiscal years beginning after December 15, 1992. Under SFAS 109, deferred tax liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities as measured by the enacted statutory rates in effect at the balance sheet date. Deferred tax expense results from the change in the liability for deferred taxes. The adoption of SFAS 109 had no material impact on the 1993 financial statements as the Company has experienced continuing losses for both financial reporting and tax purposes.

13. SUBSEQUENT EVENTS

  On September 26, 1996, the Company signed an Agreement and Plan of Merger (the "Agreement") with Cabletron Systems, Inc. which outlines the principal terms by which the Company would be acquired by Cabletron. The Agreement contemplates consummation of the acquisition no later than February 28, 1997.

  The terms of the Agreement require the Company to pay Cabletron a termination fee of $2.8 million in the event that the acquisition does not consummate for various specified reasons.

  As of September 30, 1996, the Company was in violation of certain restrictive covenants related to debt payable in the amount of $608,000. The lender has the right to call for payment of the debt because of the covenant violations. Management believes the lender will not call the debt due prior to consummation of the merger when the debt is expected to be renegotiated or repaid.

  Should the merger not be completed, the Company may be required to pay the termination fee of $2.8 million and also to repay the $608,000 in debt if the lender calls the debt. Management believes this to be unlikely since it fully expects the Cabletron acquisition of the Company to proceed as planned. However, should this not occur, the Company would likely have insufficient cash resources to fund the required payments. In that event, management plans to seek another merger partner and/or attempt to obtain additional debt or equity capital from its existing investors or new investors.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            CABLETRON SYSTEMS, INC.

                                      AND

                             CABLETRON MERGER, INC.

                                      AND

                                 NETLINK, INC.

                         DATED AS OF SEPTEMBER 26, 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

 ARTICLE I The Merger.......................................................   1
    Section 1.1  The Merger................................................    1
    Section 1.2  Effective Time............................................    3
    Section 1.3  Effect of the Merger......................................    3
    Section 1.4  Certificate of Incorporation, By-Laws.....................    3
    Section 1.5  Directors and Officers....................................    3
    Section 1.6  Effect on Capital Stock...................................    3
    Section 1.7  Exchange of Certificates..................................    5
    Section 1.8  Stock Transfer Books......................................    6
    Section 1.9  No Further Ownership Rights in Company Common Stock.......    6
    Section 1.10 Lost, Stolen or Destroyed Certificates....................    6
    Section 1.11 Tax and Accounting Consequences...........................    6
    Section 1.12 Taking of Necessary Action; Further Action................    6
    Section 1.13 Material Adverse Effect...................................    6

 ARTICLE II Representations and Warranties of the Company...................   7
    Section 2.1  Organization and Qualification; Subsidiaries..............    7
    Section 2.2  Certificate of Incorporation and By-Laws..................    7
    Section 2.3  Capitalization............................................    7
    Section 2.4  Authority Relative to this Agreement......................    8
    Section 2.5  No Conflict; Required Filings and Consents................    8
    Section 2.6  Compliance, Permits.......................................    9
    Section 2.7  Financial Statements......................................   10
    Section 2.8  Absence of Certain Changes or Events......................   10
    Section 2.9  No Undisclosed Liabilities................................   10
    Section 2.10 Absence of Litigation.....................................   10
    Section 2.11 Employee Benefit Plans, Employment Agreements.............   10
    Section 2.12 Labor Matters.............................................   11
    Section 2.13 Registration Statement, Proxy Statement/Prospectus........   12
    Section 2.14 Restrictions on Business Activities.......................   12
    Section 2.15 Title to Property.........................................   12
    Section 2.16 Taxes.....................................................   12
    Section 2.17 Environmental Matters.....................................   13
    Section 2.18 Intellectual Property.....................................   14
    Section 2.19 Interested Party Transactions.............................   15
    Section 2.20 Insurance.................................................   15
    Section 2.21 Accounts Receivable; Inventories; Fixed Assets............   15
    Section 2.22 Pooling Matters...........................................   16
    Section 2.23 Brokers...................................................   16
    Section 2.24 Change in Control Payments................................   16
    Section 2.25 Expenses..................................................   16
    Section 2.26 Full Disclosure...........................................   16

 ARTICLE III Representations and Warranties of Parent and Merger Sub........  16
    Section 3.1  Organization and Qualification; Subsidiaries..............   17
    Section 3.2  Charter and By-Laws.......................................   17
    Section 3.3  Capitalization............................................   17
    Section 3.4  Authority Relative to this Agreement......................   17
    Section 3.5  No Conflict, Required Filings and Consents................   17

    Section 3.6  SEC Filings; Financial Statements.......................   18
    Section 3.7  Registration Statement; Proxy Statement/Prospectus......   18
    Section 3.8  Pooling Matters.........................................   19
    Section 3.9  Ownership of Merger Sub; No Prior Activities............   19

 ARTICLE IV Conduct of Business Pending the Merger........................  19
    Section 4.1  Conduct of Business by the Company Pending the Merger...   19
    Section 4.2  No Solicitation.........................................   20

 ARTICLE V Additional Agreements..........................................  21
    Section 5.1  Proxy Statement/Prospectus; Registration Statement......   21
    Section 5.2  Stockholder Meeting.....................................   21
    Section 5.3  Access to Information; Confidentiality..................   22
    Section 5.4  Consents; Approvals.....................................   22
    Section 5.5  Agreements with Respect to Affiliates...................   22
    Section 5.6  Notification of Certain Matters.........................   22
    Section 5.7  Further Action/Tax Treatment............................   22
    Section 5.8  Public Announcements....................................   23
    Section 5.9  Conveyance Taxes........................................   23
    Section 5.10 Accountants' Letters....................................   23
    Section 5.11 Pooling Accounting Treatment............................   23
    Section 5.12 Non-Solicitation........................................   23
    Section 5.13 Benefit Plans...........................................   23

 ARTICLE VI Conditions to the Merger......................................  24
    Section 6.1  Conditions to Obligation of Each Party to Effect the
                  Merger.................................................   24
    Section 6.2  Additional Conditions to Obligations of Parent and
                  Merger Sub.............................................   24
    Section 6.3  Additional Conditions to Obligation of the Company......   25

 ARTICLE VII Termination..................................................  26
    Section 7.1  Termination.............................................   26
    Section 7.2  Effect of Termination...................................   27
    Section 7.3  Fees and Expenses.......................................   27

 ARTICLE VIII General Provisions..........................................  28
    Section 8.1  Indemnification.........................................   28
    Section 8.2  Survival, Etc...........................................   30
    Section 8.3  Notices.................................................   30
    Section 8.4  Certain Definitions.....................................   31
    Section 8.5  Amendment...............................................   32
    Section 8.6  Waiver..................................................   32
    Section 8.7  Headings................................................   32
    Section 8.8  Severability............................................   32
    Section 8.9  Entire Agreement........................................   32
    Section 8.10 Assignment; Guarantee of Merger Sub Obligations.........   32
    Section 8.11 Parties in Interest.....................................   32
    Section 8.12 Failure or Indulgence Not Waiver; Remedies Cumulative...   32
    Section 8.13 Governing Law...........................................   32
    Section 8.14 Counterparts............................................   32

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER, dated as of September 26, 1996 (this "Agreement"), among Cabletron Systems, Inc., a Delaware corporation ("Parent"), Cabletron Merger, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Netlink, Inc., a Delaware corporation (the "Company").

                                  WITNESSETH:

  WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders for Parent to enter into a business combination with the Company upon the terms and subject to the conditions set forth herein;

  WHEREAS, in furtherance of such combination, the Boards of Directors of Parent and Merger Sub have each approved the merger of Merger Sub with and into the Company (the "Merger") in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL") upon the terms and subject to the conditions set forth herein;

  WHEREAS, Parent, Merger Sub and the Company intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder; and

  WHEREAS, pursuant to the Merger, each outstanding share (a "Share") of the Company's common stock, $.01 par value (the "Company Common Stock"), shall be converted into the right to receive the Merger Consideration (as defined in Section 1.7(b)), upon the terms and subject to the conditions set forth herein;

  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                  The Merger

  Section 1.1 The Merger.

  (a) Effective Time. At the Effective Time (as defined in Section 1.2), and subject to and upon the terms and conditions of this Agreement and the DCGL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

  (b) Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section
7.1 and subject to the satisfaction or waiver of the conditions set forth in
Article VI, the consummation of the Merger will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VI, at the offices of Ropes & Gray, One International Place, Boston, Massachusetts, unless another date, time or place is agreed to in writing by the parties hereto.

  (c) At the Effective Time, Parent shall deliver to Fleet National Bank, or any successor escrow agent appointed pursuant to the Escrow Agreement (as hereinafter defined) (the "Escrow Agent") the number of the Parent Shares issued to the stockholders pursuant to Section 1.6(a) equal to (i) $10,000,000 divided by (ii) the

Parent Stock Price, rounded down to the nearest whole share, such shares to be held and applied in accordance with the Escrow Agreement (the "Escrow Shares").

  (d) The stockholders, by virtue of their approval of the Agreement, will be deemed to have irrevocably constituted and appointed, effective as of the Effective Time, Mr. Geoffrey Yang (together with his or its permitted successors, the "Stockholder Representative"), as their true and lawful agent and attorney-in-fact to enter into any agreement in connection with the transactions contemplated by this Agreement and any transactions contemplated by the Escrow Agreement, to exercise all or any of the powers, authority and discretion conferred on his or it under any such agreement, to waive any terms and conditions of any such agreement (other than the Merger Consideration), to give and receive notices on their behalf and to be their exclusive representative with respect to any matter, suit, claim, action or proceeding arising with respect to any transaction contemplated by any such agreement, including, without limitation, the defense, settlement or compromise of any claim, action or proceeding for which the Parent or the Merger Sub may be entitled to indemnification and the Stockholder Representative agrees to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact. This power of attorney is coupled with an interest and is irrevocable. The Stockholder Representative shall not be liable for any action taken or not taken by his or it in connection with his or its obligations under this Agreement (i) with the consent of stockholders who, as of the date of this Agreement, owned a majority in number of the outstanding shares of Common Stock (treating the 1993 Preferred Stock Series, $.01 par value per share (the "1993 Series"), the 1994 Preferred Stock series, $.01 par value per share (the "1994 Series"), the 1996 Preferred Stock series, $.01 par value per share (the "1996 Series"), and the Series E Preferred Stock, $.01 par value per shares (the "Series E")( the 1993 Series, the 1994 Series, the 1996 Series and the Series E Preferred Stock are hereinafter collectively referred to as the "Preferred Stock") on an as-converted basis) or (ii) in the absence of his or its own gross negligence or wilful misconduct. If the Stockholder Representative shall be unable or unwilling to serve in such capacity, his or its successor shall be named by those persons holding a majority of the shares of Common Stock outstanding (treating the Preferred Stock on an as-converted basis) at the Effective Time who shall serve and exercise the powers of Stockholder Representative hereunder.

  (e) At the Closing, the Company shall deliver to Parent a certificate, in form and substance satisfactory to Parent and signed by its Chief Executive Officer and Director of Finance (the "Company Closing Certificate"), certifying (i) that all outstanding shares of Preferred Stock have been converted into shares of Company Common Stock, (ii) the number of outstanding shares of Company Common Stock, as of the Closing Date and, (iii) the number of shares of Company Common Stock issuable upon the conversion or exercise of all options, warrants, Preferred Stock and other securities of the Company convertible into or exercisable for shares of Company Common Stock that are outstanding on the Closing Date. The aggregate number of shares of Parent Common Stock to be issued in the Merger in exchange for each share of Company Common Stock shall be the result of dividing (i) the number of shares of Parent Common Stock equal to the result obtained by dividing $140,000,000 by the Parent Stock Price, rounded down to the nearest whole share by (ii) the number of shares of Company Common Stock outstanding on the Closing Date, plus the number of shares of Company Common Stock issuable upon the conversion or exercise of all options, warrants, Preferred Stock and other securities of the Company convertible into or exercisable for shares of Company Common Stock that are outstanding on the Closing Date, in each case as reflected on the Company Closing Certificate (such result, expressed as a ratio of the number of shares of Parent Common Stock to be issued in the Merger for each then outstanding share of Company Common Stock, is hereinafter referred to as the "Exchange Ratio"). The "Parent Stock Price" means the average, rounded to the nearest one-thousandth (.001), of the daily closing sales prices of Parent Common Stock as reported on the New York Stock Exchange Composite Tape (as reported by the Wall Street Journal or, if not reported thereby, as reported by another authoritative source as mutually agreed by Parent and the Company) for the ten consecutive full trading days ending on and including September 18, 1996. The parties acknowledge that, based on the foregoing formula, the Parent Stock Price is $61.975 per share.

  Section 1.2 Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing a duly executed and delivered Certificate of Merger in the form attached hereto as Exhibit 1.2 as contemplated by the DCGL (the "Certificate of Merger"), with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DCGL (the time of such filing being the "Effective Time").

  Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DCGL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

  Section 1.4 Certificate of Incorporation, By-Laws.

  (a) Certificate of Incorporation. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the Certificate of Incorporation of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended and restated to read as did the Certificate of Incorporation of the Merger Sub immediately prior to the Effective Time, except that the name of the Surviving Corporation will remain unchanged.

  (b) By-Laws. Unless otherwise determined by Parent prior to the Effective Time, the By-Laws of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended and restated to read as did the By-Laws of the Merger Sub immediately prior to the Effective Time, except that the name of the Surviving Corporation shall remain unchanged.

  Section 1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

  Section 1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company or the holders of any of the following securities:

    (a) Conversion of Securities. Each Share issued and outstanding immediately prior to the Effective Time (excluding any Shares to be canceled pursuant to Section 1.6(b) and Company Dissenting Shares (as defined in Section 1.6(c)) shall be converted, subject to Section 1.6(f), into the right to receive validly issued, fully paid and nonassessable shares ("Parent Shares") of the Common Stock, $.01 par value, of Parent ("Parent Common Stock") equal to the Exchange Ratio. Each outstanding share of the common stock, $.01 par value, of Merger Sub shall be converted into one share of common stock, $.01 par value of the Surviving Corporation.

    (b) Cancellation. Each Share held in the treasury of the Company and each Share owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of the Company or Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

    (c) Shares of Dissenting Holders. (a) Notwithstanding anything to the contrary contained in this Agreement, any holder of Company Common Stock with respect to which dissenters' rights, if any, are granted by reason of the merger under the DCGL and who does not vote in favor of the Merger and who otherwise complies with Section 262 of the DCGL ("Company Dissenting Shares") shall not be entitled to receive shares of Parent Common Stock pursuant to Section 1.6(a) hereof, unless such holder fails to perfect, effectively withdraws or loses his right to dissent from the Merger under the DCGL. Such holder shall be entitled to receive only the payment provided for by Section 262 of the DCGL. If any such holder so fails to perfect, effectively withdraws or loses his or her dissenters' rights under the DCGL, his or her Company Dissenting Shares shall thereupon be deemed to have been converted, as of the Effective Time, into the right to receive shares of Parent Common Stock pursuant to Section 1.6(a).

    (d) Any payments relating to the Company Dissenting Shares shall be made solely by the Surviving Corporation and no funds or other property have been or will be provided by Merger Sub or any of Parent's other direct or indirect subsidiaries for such payment.

    (e) Stock Options.

      (i) At the Effective Time, each outstanding option to purchase Company Common Stock (a "Stock Option") granted under the Company's 1993 Stock Option Plan ("Company Stock Option Plan"), whether vested or unvested, shall be deemed assumed by Parent and deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Stock Option Plan and any stock option agreement applicable to such Stock Option prior to the Effective Time, the number (rounded down to the nearest whole number) of Parent Shares as the holder of such Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable), at a price per share equal to (x) the aggregate exercise price for Company Common Stock otherwise purchasable pursuant to such Stock Option prior to the Effective Time divided by
    (y) the result obtained by multiplying the number of shares of Company Common Stock otherwise purchasable pursuant to such Stock Option prior to the Effective Time by the Exchange Ratio. It is the intention of the parties that Stock Options assumed by Parent shall qualify as incentive stock options to the extent such options qualified as incentive stock options immediately prior to the Effective Time, and the parties intend that the assumption by Parent of Stock Options qualifying for incentive stock option treatment not constitute a modification of such options.

      (ii) As soon as practicable after the Effective Time, Parent shall deliver to each holder of an outstanding Stock Option an appropriate notice setting forth such holder's rights pursuant thereto, and such Stock Option shall continue in effect on the same terms and conditions.

      (iii) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Shares for delivery pursuant to the terms set forth in this Section 1.6(c).

      (iv) Subject to any applicable limitations under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), Parent shall file a Registration Statement on Form S-8 (or any successor form), effective as of the Effective Time, with respect to the shares of Parent Common Stock issuable upon exercise of the Stock Options, and the Parent shall use all reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses relating thereto) for so long as such options shall remain outstanding.

    (f) Capital Stock of Merger Sub. Each share of common stock, $.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation.

    (g) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, reclassification, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock occurring after the date hereof and prior to the Effective Time.

    (h) Fractional Shares. No certificates or scrip representing less than one Parent Share shall be issued upon the surrender for exchange of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"). In lieu of any such fractional share, each holder of Shares who would otherwise have been entitled to a fraction of a Parent Share upon surrender of Certificates for exchange shall be paid upon such surrender cash (without interest) determined by multiplying (i) the per share closing price on the New York Stock Exchange of Parent Common Stock on the date of the Effective

  Time by (ii) the fractional interest of Parent Common Stock to which such holder would otherwise be entitled. As soon as practical after determining the amount of cash, if any, to be paid to former holders of Company Common Stock with respect to any fractional shares of Parent Common Stock, the Exchange Agent shall promptly pay such amounts to such holders in accordance with Article I. Parent will make available to the Exchange Agent the cash necessary for this purpose.

  Section 1.7 Exchange of Certificates.

  (a) Exchange Agent. Parent shall supply, or shall cause to be supplied, to or for the account of Boston Equiserve, or such other bank or trust company as shall be designated by Parent (the "Exchange Agent"), in trust for the benefit of the holders of Company Common Stock, for exchange in accordance with this
Section 1.7, through the Exchange Agent, certificates evidencing the Parent Shares issuable pursuant to Section 1.6 in exchange for outstanding Shares. All of the Parent Shares issued in the Merger shall be issued as of and be deemed to be outstanding as of the Effective Time. Parent shall cause all such Parent Shares to be issued in connection with the Merger to be duly authorized, validly issued, fully paid and nonassessable.

  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent will instruct the Exchange Agent to mail to each holder of record of Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify that are not inconsistent with the terms of this Agreement), and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing Parent Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole Parent Shares which such holder has the right to receive in accordance with the Exchange Ratio in respect of the Shares formerly evidenced by such Certificate, (B) any dividends or other distributions to which such holder is entitled pursuant to Section 1.7(c), and (C) cash in respect of fractional shares as provided in Section 1.6(h) (the Parent Shares, dividends, distributions and cash being, collectively, the "Merger Consideration"), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company as of the Effective Time, the Merger Consideration may be issued and paid in accordance with this Article I to a transferee if the Certificate evidencing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 1.7(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented Shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends and subject to Section 1.6(h), to evidence the ownership of the number of full Parent Shares into which such shares of Company Common Stock shall have been so converted.

  (c) Distributions With Respect to Unexchanged Parent Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Shares they are entitled to receive until the holder of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Parent Shares issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Parent Shares.

  (d) Transfers of Ownership. If any certificate for Parent Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition to the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for Parent Shares in any name other than that of the registered holder of the certificate surrendered, or have established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

  (e) No Liability. Neither Parent, Merger Sub nor the Company shall be liable to any holder of Company Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law following the passage of time specified therein.

  (f) Withholding Rights. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

  Section 1.8 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Company Common Stock thereafter on the records of the Company.

  Section 1.9 No Further Ownership Rights in Company Common Stock. The Merger Consideration delivered upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

  Section 1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Parent Shares as may be required pursuant to Section 1.6 as well as the other Merger Consideration as provided in this Article; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in form satisfactory to Parent, or a bond in such sum as it may reasonably direct if the value of the lost certificate exceeds $75,000 in value, as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

  Section 1.11 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall (i) constitute a reorganization within the meaning of Section 368 of the Code and (ii) qualify for accounting treatment as a pooling of interests. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

  Section 1.12 Taking of Necessary Action; Further Action. Each of Parent, Merger Sub and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

  Section 1.13 Material Adverse Effect. When used in connection with the Company or any of its subsidiaries, or Parent or any of its subsidiaries, as the case may be, the term "Material Adverse Effect" means any change, effect or circumstance that, individually or when taken together with all other such changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, (a) is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), prospects, financial condition or results of operations of the Company and its subsidiaries or Parent and its subsidiaries, as the case may be, in each case taken as a whole, or (b) is or is reasonably likely to delay or prevent the consummation of the transactions contemplated hereby.

                                  ARTICLE II

                 Representations and Warranties of the Company

  The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in the written disclosure schedule delivered on or prior to the date hereof by the Company to Parent that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this
Article II (the "Company Disclosure Schedule"), and the disclosure in any paragraph of the Disclosure Schedule shall qualify only the corresponding paragraph in this Article II:

  Section 2.1 Organization and Qualification; Subsidiaries. The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority could not reasonably be expected to have a Material Adverse Effect. The Company and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not reasonably be expected to have a Material Adverse Effect. A true and complete list of all of the Company's subsidiaries, together with the jurisdiction of incorporation of each subsidiary, the authorized capitalization of each subsidiary, and the percentage of each subsidiary's outstanding capital stock owned by the Company or another subsidiary, is set forth in Section 2.1 of the Company Disclosure Schedule. Except as set forth in Section 2.1 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, with respect to which interest the Company has invested or is required to invest $25,000 or more, excluding securities in any publicly traded company held for investment by the Company and comprising less than five percent of the outstanding stock of such company.

  Section 2.2 Certificate of Incorporation and By-Laws. The Company has heretofore furnished to Parent a complete and correct copy of its Certificate of Incorporation and By-Laws as amended to date, and has furnished or made available to Parent the Certificate of Incorporation and By-Laws (or equivalent organizational documents) of each of its subsidiaries (the "Subsidiary Documents"). Such Certificate of Incorporation, By-Laws and Subsidiary Documents are in full force and effect. Neither the Company nor any of subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or By-Laws or Subsidiary Documents.

  Section 2.3 Capitalization. The authorized capital stock of the Company consists of (i) 27,000,000 shares of Company Common Stock and (ii) 18,000,000 shares of the Preferred Stock. As of September 25, 1996, (a) 2,405,964 shares of Company Common Stock, 3,970,030 shares of the 1993 Series preferred stock, 3,207,666 shares of the 1994 Series preferred stock, 3,482,901 shares of the 1996 Series preferred stock, and 1,333,333 shares of the Series E preferred stock, respectively, were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and no shares were held in treasury, (b) no shares of Company Common Stock were held by subsidiaries of the Company, and (c) 13,990,822 shares of Company Common Stock were reserved for future issuance pursuant to outstanding stock options granted under the Company Stock Option Plan and for conversion of the Preferred Stock. Upon the conversion of the Preferred Stock there will be outstanding an additional 10,727,264 shares of Company Common Stock. Other than stock options granted to employees, directors or consultants pursuant to the Company Stock Option Plan in the ordinary course and the exercise of outstanding Stock Options, no change in such capitalization has occurred between September 25, 1996 and the date hereof. Except as set forth in Section 2.3 or Section 2.11 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in Section
2.3 of the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution, guaranty or otherwise) in any such subsidiary or any other entity. Except as set forth in Sections 2.1 and 2.3 of the Company Disclosure Schedule, all of the outstanding shares of capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by the Company or another subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature whatsoever (collectively, "Liens").

  Section 2.4 Authority Relative to this Agreement. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the Requisite Approvals as hereinafter defined). The Board of Directors of the Company has determined that it is advisable and in the best interest of the Company's stockholders for the Company to enter into a business combination with Parent upon the terms and subject to the conditions of this Agreement, and has unanimously recommended that the Company's stockholders approve and adopt this Agreement, the Merger and the Conversion (as hereinafter defined). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, as applicable, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

  (b) The affirmative vote of the (i) holders of a majority of the outstanding shares of Company Common Stock and the Series E Preferred Stock, voting as a class, and (ii) holders of 60% of the outstanding shares of each of the 1993 Series, the 1994 Series and the 1996 Series preferred stock, each voting as a separate class (collectively, the "Merger Approval") is necessary to approve this Agreement and the Merger. The affirmative votes of the holders of a majority of the outstanding shares of each of the 1993 Series, the 1994 Series and the 1996 Series are the only votes required to automatically convert all outstanding shares of the 1993 Series, the 1994 Series and the 1996 Series preferred stock into the Company Common Stock (the "Conversion Approval", and together with the Merger Approval, the "Requisite Approvals").

  Section 2.5 No Conflict; Required Filings and Consents.

  (a) Section 2.5(a) of the Company Disclosure Schedule includes a list of (i) all loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties, standby letters of credit, equipment leases or lease purchase agreements to which the Company or any of its subsidiaries is a party or by which any of them is bound; and (ii) all contracts, agreements, commitments or other understandings or arrangements to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets are bound or affected, but excluding contracts, agreements, equipment leases, equipment obligations, commitments or other understandings or arrangements entered into in the ordinary course of business and involving, in each case, payments or receipts by the Company or any of its subsidiaries of less than $50,000 in any single instance but not more than $150,000 in the aggregate.

  (b) Except as disclosed in Section 2.5(b) of the Company Disclosure Schedule, (i) neither the Company nor any of its subsidiaries has breached, is in default under, or has received written notice of any breach of or default under, any of the agreements, contracts or other instruments referred to in clauses (i) or (ii) of Section 2.5(a), (ii) to the best knowledge of the Company, no other party to any of the agreements, contracts or other instrument referred to in clauses (i) or (ii) of Section 2.5 (a) has breached or is in default of any of its obligations thereunder, and (3) each of the agreements, contracts and other instruments referred to in clauses (i) or (ii) of Section 2.5(a) is in full force and effect, except in any such case for breaches, defaults or failures to be in full force and effect that have not had and could not reasonably be expected to have a Material Adverse Effect.

  (c) Except as set forth in Section 2.5(c) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company, (ii) conflict with or violate any federal, foreign, state or provincial law, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default under), or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that could not reasonably be expected to have a Material Adverse Effect.

  (d) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, foreign, state or provincial governmental or regulatory authority except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws ("Blue Sky Laws"), any required foreign anti-trust or similar filings and the filing and recordation of appropriate merger or other documents as required by the DCGL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent or delay the Company from performing its obligations under this Agreement, or would not otherwise have a Material Adverse Effect.

  Section 2.6 Compliance, Permits.

  (a) Except as disclosed in Section 2.6(a) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which could not reasonably be expected to have a Material Adverse Effect.

  (b) Except as disclosed in Section 2.6(b) of the Company Disclosure Schedule, the Company and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of the Company and its subsidiaries taken as a whole as it is now being conducted (collectively, the "Company Permits"). The

Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

  Section 2.7 Financial Statements.

  (a) Attached to the Company Disclosure Schedule are (i) the audited balance sheets of the Company as of December 31, 1994, and 1995, together with the related statements of income and cash flows for the periods then ended, all certified by Ernst & Young the Company's independent public accountants (the "Audited Financial Statements"), and (ii) the unaudited balance sheets of the Company as of March 30 and August 3, 1996 and the related statements of income for the three and six month periods, respectively, then ended (the "Unaudited Financial Statements", and together with the Audited Financial Statements, collectively the "Financial Statements").

  (b) Each of the Financial Statements (including, in each case, any related notes thereto) was prepared in accordance with generally accepted accounting principles ("GAAP"), applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents the financial position of the Company and its subsidiaries as at the respective dates thereof and the results of its operations and cash flows and stockholder equity for the periods indicated, except that the Unaudited Financial Statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount and do not contain complete footnotes required by generally accepted accounting principles.

  Section 2.8 Absence of Certain Changes or Events. Except as set forth in
Section 2.8 of the Company Disclosure Schedule, since December 31, 1995, the Company has conducted its business in the ordinary course and there has not occurred: (a) any Material Adverse Effect; (b) any amendments or changes in the Certificate of Incorporation or By-laws of the Company; (c) any damage to, destruction or loss of any asset of the Company (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect; (d) any material change by the Company in its accounting methods, principles or practices; (e) any material revaluation by the Company of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (f) any other action or event that would have required the consent of Parent pursuant to Section 4.1 had such action or event occurred after the date of this Agreement; or (g) any sale of the property or assets of the Company or any of its subsidiaries, except in the ordinary course of business.

  Section 2.9 No Undisclosed Liabilities. Except as is disclosed in Section
2.9 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for on the face of the Company's audited balance sheet (or adequately described in any related notes thereto) for the fiscal year ended December 31, 1995 (the "1995 Company Balance Sheet"), (b) incurred since December 31, 1995 in the ordinary course of business consistent with past practice, or (c) incurred in connection with this Agreement.

  Section 2.10 Absence of Litigation. Except as set forth in Section 2.10 of the Company Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any federal, foreign, state or provincial court, arbitrator or administrative, governmental or regulatory authority or body.

  Section 2.11 Employee Benefit Plans, Employment Agreements.

  (a) Section 2.11 (a) of the Company Disclosure Schedule lists all employee pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee welfare plans (as defined in Section 3(1) of ERISA), and all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment, executive compensation, consulting or severance agreements, written or otherwise, for the benefit of, or relating to, any present or former employee (including any beneficiary of any such employee) of, or any present or former consultant (including any beneficiary of any such consultant) to the Company, any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company (an "ERISA Affiliate") within the meaning of Section 414 of the Code, or any subsidiary of the Company, (all such plans, practices and programs are referred to as the "Company Employee Plans"). There have been made available to Parent copies of (i) the most recent annual report on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Company Employee Plan required to make such a filing, and (ii) the most recent Internal Revenue Service determination letter with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

  (b) (i) Except in each case as set forth in Section 2.11(b) of the Company Disclosure Schedule, none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, and neither the Company nor any ERISA Affiliate has ever maintained, contributed to, or been required to contribute to, any plan that is or was a "multiemployer plan" as such term is defined in Section 3(37) of ERISA, a pension plan subject to Title IV of ERISA or a plan subject to Part 3 of Title I of ERISA; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan, which could result in any material liability of the Company or any of its subsidiaries; (iii) all Company Employee Plans are in compliance in all material respects with the requirements prescribed by any and all Laws (including ERISA and the Code), currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, Internal Revenue Service (the "IRS") or Secretary of the Treasury), and the Company and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Company Employee Plans; (iv) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; and (v) there are no lawsuits or other claims (other than claims for benefits in the ordinary course) pending or, to the best knowledge of the Company, threatened with respect to any Company Employee Plan.

  (c) Section 2.11(c) of the Company Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of the Company or any of its subsidiaries who holds (i) any option to purchase Company Common Stock as of the date hereof, together with the number of shares of Company Common Stock subject to such option, the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of
Section 422(b) of the Code (an "ISO"), and the expiration date of such option;
(ii) any other right, directly or indirectly, to acquire Company Common Stock, together with the number of shares of Company Common Stock subject to such right. Section 2.11(c) of the Company Disclosure Schedule also sets forth the total number of such ISOs, such nonqualified options and such other rights.

  (d) Section 2.11(d) of the Company Disclosure Schedule sets forth a true and complete list of: (i) all employment agreements with officers of the Company or any of its subsidiaries; (ii) all agreements with consultants who are individuals obligating the Company or any of its subsidiaries to make annual cash payments in an amount exceeding $50,000 (iii) all employees of, or consultants to, the Company or any of its subsidiaries who have executed a non-competition agreement with the Company or any of its subsidiaries; (iv) all severance agreements, programs and policies of the Company or any of its subsidiaries with or relating to its employees, in each case with outstanding commitments exceeding $50,000, excluding programs and policies required to be maintained by law; and (v) all plans, programs, agreements and other arrangements of the Company or any of its subsidiaries with or relating to its employees which contain change in control provisions.

  Section 2.12 Labor Matters. Except as set forth in Section 2.12 of the Company Disclosure Schedule: (i) there are no controversies pending or, to the knowledge of the Company or any of its subsidiaries, threatened, between the Company or any of its subsidiaries and any of their respective employees; (ii) neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries, nor does the Company or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) neither the Company nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries.

  Section 2.13 Registration Statement, Proxy Statement/Prospectus. Subject to the accuracy of the representations of Parent in Section 3.6, the information supplied by the Company for inclusion in the Registration Statement (as defined in Section 3.6) shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the proxy statement/prospectus to be sent to the Shareholders of the Company in connection with the meeting of the Shareholders of the Company to consider the Merger (the "Stockholder Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement/Prospectus"), will not, on the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to Shareholders, at the time of the Stockholder Meeting, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein not false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its respective affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company shall promptly inform Parent and Merger Sub. The Proxy Statement/Prospectus, including all Financial Statements of the Company required to be included therein, shall comply in all material respects as to form with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

  Section 2.14 Restrictions on Business Activities. Except for this Agreement or as set forth in Section 2.14 of the Company Disclosure Schedule, to the best of the Company's knowledge, there is no agreement, judgement, injunction, order or decree binding upon the Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its subsidiaries, any acquisition of property by the Company or any of its subsidiaries or the conduct of business by the Company or any of its subsidiaries as currently conducted or as proposed to be conducted by the Company, except for any prohibition or impairment as could not reasonably be expected to have a Material Adverse Effect.

  Section 2.15 Title to Property. Except as set forth in Section 2.15 of the Company Disclosure Schedule, the Company and each of its subsidiaries have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which could not reasonably be expected to have a Material Adverse Effect; and, to the knowledge of the Company, all leases pursuant to which the Company or any of its subsidiaries lease from others material amounts of real or personal property, are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have a Material Adverse Effect. The Company does not own any real property.

  Section 2.16 Taxes.

  (a) For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security (or similar), workers' compensation, unemployment compensation, disability, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, environmental (including taxes under Code Section
59A), customs duties, registration, alternative and add-on minimum, estimated, transfer and gains taxes, or other tax of any kind whatsoever and (ii) in all cases, including interest, penalties, additional taxes and additions to tax imposed with respect thereto whether disputed or not; and "Tax Returns" shall mean returns, reports, declarations, forms and information returns or statements relating to Taxes including any schedule or attachment thereto required to be filed with the IRS or any other federal, foreign, state, local or provincial taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

  (b) Other than as disclosed in Section 2.16(b) of the Company Disclosure Schedule, (i) the Company and its subsidiaries have filed all Tax Returns required to be filed by them and all such Tax Returns were correct and complete in all material respects, (ii) the Company and its subsidiaries have paid and discharged all Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and have paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) and with respect to which the Company is maintaining adequate reserves, (iii) no Tax Return referred to in clause (i) has been the subject of examination by the Internal Revenue Service ("IRS") or the appropriate state, local or foreign taxing authority of which written notice was received; (iv) no deficiencies have been asserted or assessments made as a result of any examinations of the Tax Returns referred to in clause (i) by the IRS or the appropriate state, local or foreign taxing authority; (v) no action, suit, proceeding, audit, claim, deficiency or assessment has been claimed or raised or is pending with respect to any Taxes of the Company or any of its subsidiaries; (vi) the Company and its subsidiaries have withheld from their employees, customers, and other payees (and timely paid to the appropriate governmental authority) all amounts required by the Tax withholding provisions of applicable federal, state, local, and foreign laws (including, without limitation, income, social security, and employment Tax withholding for all types of compensation, and withholding on payments to non-United States persons) for all periods; (vii) there has not been filed a consent under Code section 341(f) concerning collapsible corporations with respect to the Company or any of its subsidiaries; (viii) none of the Company or its subsidiaries has made any payment, is obligated to make any payment, or is a party to any agreement that could obligate it to make any payments that will not be deductible under Code section 280G or be subject to the excise tax of Code section 4999; (ix) no claim has ever been made by any authority in a jurisdiction where any of the Company or its subsidiaries does not file Tax Returns that it is or may be subject to tax by that jurisdiction; and (x) there are no other Taxes that would be due if asserted by a taxing authority, except with respect to which the Company is maintaining reserves to the extent currently required unless the failure to do so could not reasonably be expected to have a Material Adverse Effect. Except as does not involve or would not result in liability to the Company or any of its subsidiaries that could reasonably be expected to have a Material Adverse Effect: (i) there are no tax liens on or security interests in any assets of the Company or any subsidiary thereof; and (ii) neither the Company nor any of its subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes (including deferred taxes) reflected in the 1995 Company Balance Sheet are in all material respects adequate to cover all Taxes required to be accrued through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with generally accepted accounting principles.

  (c) Neither the Company nor any of its subsidiaries is, or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. To the best knowledge of the Company, neither the Company nor any of its subsidiaries owns any property of a character, the indirect transfer of which, pursuant to this Agreement, would give rise to any material documentary, stamp or other transfer tax.

  Section 2.17 Environmental Matters. Except as set forth in Section 2.17 of the Company Disclosure Schedule, and except in all cases as, in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect, the Company and each of its subsidiaries: (i) have obtained all Approvals which are required to be obtained under all applicable federal, state, foreign or local laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company or its subsidiaries or their respective agents ("ENVIRONMENTAL LAWS"); (ii) are in compliance with all terms and conditions of such required Approvals, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iii) as of the date hereof, are not aware of nor have received notice of any past or present violations of Environmental Laws or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against the Company or any of its subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste; and (iv) have taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by the Company or its subsidiaries (or any of their respective agents) thereunder.

  Section 2.18 Intellectual Property.

  (a) The Company, directly or indirectly, owns, or is licensed or otherwise possesses legally enforceable rights to use, all inventions, patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, trade secrets, research and development, know-how, technical data, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (excluding Commercial Software as defined in paragraph (e) below) that are material to the business of the Company and its subsidiaries as currently conducted or as proposed to be conducted by the Company or its subsidiaries (the "COMPANY INTELLECTUAL PROPERTY RIGHTS"). All of the Company's employees that have participated in the development of the Company Intellectual Property have entered into agreements with the Company assigning all right, title and interest in the Company Intellectual Property therein to the Company.

  (b) Section 2.18(b) of the Company Disclosure Schedule sets forth a complete list of all patents, trademarks, registered copyrights, trade names and service marks, and any applications therefor, included in the Company Intellectual Property Rights, and specifies, where applicable, the jurisdictions in which each such Company Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners.

  (c) Section 2.18(c) of the Company Disclosure Schedule sets forth a complete list of all material licenses, sublicenses and other agreements as to which the Company or any of its subsidiaries is a party and pursuant to which the Company, any of its subsidiaries or any other person is authorized to use any Company Intellectual Property Right (excluding object code end-user licenses granted to end-users in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same ("END-USER LICENSES")) or other trade secret material to the Company or any of its subsidiaries, and includes the identity of all parties thereto. None of the Company or any of its subsidiaries is in violation of any license, sublicense or agreement described on such list except such violations as do not materially impair the Company's or such subsidiary's rights under such license, sublicense or agreement. The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will neither cause the Company or any of its subsidiaries to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement, except as set forth on Section 2.18(c) of the Company Disclosure Schedule.

  (d) Except as disclosed in the Company Disclosure Schedule, either the Company or one of its subsidiaries is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any liens or encumbrances) the Company Intellectual Property Rights, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Company Intellectual Property Rights are being used. Except as disclosed in Section 2.18(d) of the Company Disclosure Schedule, none of the Company and its subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, and none of the Company and its subsidiaries and the directors and officers (and employees with responsibility for Company Intellectual Property Rights matters) of the Company has ever received any charge, complaint, claim, demand, or notice which has not been finally and definitively resolved alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any intellectual property rights of any third party). Except as disclosed in the Company Disclosure Schedule, to the knowledge of any of the Company and its subsidiaries and the directors and officers (and employees with responsibility for Company Intellectual Property Rights matters) of the Company and the subsidiaries, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Company Intellectual Property Rights. All registered trademarks, service marks and copyrights held by the Company are valid and subsisting. No Company Intellectual Property Right or product of the Company or any of its subsidiaries is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has entered into any agreement under which the Company or its subsidiaries is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market. The Company and its subsidiaries have a policy requiring each employee to execute a confidentiality agreement substantially in the form previously delivered to Parent.

  (e) "Commercial Software" means packaged commercially available software programs generally available to the public through retail dealers in computer software which have been licensed to the Company or any of its subsidiaries pursuant to end-user licenses and which are used in the Company's or its subsidiaries' business but are in no way a component of or incorporated in or specifically required to develop or support any of the Company's or its subsidiaries' products and related trademarks, technology and know-how.

  Section 2.19 Interested Party Transactions. Except as set forth in Section
2.19 of the Company Disclosure Schedule, since December 31, 1995, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

  Section 2.20 Insurance. All material fire and casualty, general liability, business interruption, product liability, professional liability and sprinkler and water damage insurance policies maintained by the Company or any of its subsidiaries are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except as could not reasonably be expected to have a Material Adverse Effect, and all such policies are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and its subsidiaries and their respective properties and assets.

  Section 2.21 Accounts Receivable; Inventories; Fixed Assets.

  (a) The accounts receivable of the Company and its subsidiaries as reflected in the most recent Financial Statements, to the extent uncollected on the date hereof and the accounts receivable reflected on the books of the Company and its subsidiaries are valid and existing and represent monies due, are current and collectible and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for receivables not collectible in the ordinary course of business as reflected on the face of the August 3, 1996 Balance Sheet as adjusted for time through the Closing Date in accordance with past practice and custom, and (subject to the aforesaid reserves) are subject to no refunds or other adjustments and to no defenses, rights of setoff, assignments, restrictions, encumbrances or conditions enforceable by third parties on or affecting any thereof.

  (b) The inventory of the Company as reflected in the most recent Financial Statements consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit or suitable and usable for the production or completion of merchantable products for sale in the ordinary course of business, and none of which is slow-moving, obsolete, below standard quality, damaged, or defective, subject only to the reserve for inventory write down set forth on the face of the August 3, 1996 Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with GAAP and the past custom and practice of the Company and its subsidiaries. Each item of such inventory reflected in the August 3 Balance Sheet and books and records of the Company is reflected on the basis of a complete physical count. Since August 3, 1996, no inventory has been sold or disposed of except through sales in the ordinary course of business.

  (c) The fixed assets of the Company are accurately reflected on the most recent Financial Statements and consist of furniture and fixtures, computer equipment, leasehold improvements and demonstration equipment, subject only to the reserve for depreciation set forth on the face of the August 3, 1996 Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with GAAP and the past custom and practice of the Company and its subsidiaries.

  Section 2.22 Pooling Matters. Neither the Company nor any of its affiliates has, to the best of the Company's knowledge and based upon consultation with its independent accountants, taken or agreed to take any action that could affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests. The transaction contemplated hereunder is to be effected and completed at the Closing Date all as set forth in this Agreement. If required, the President or Chief Financial Officer of the Company will execute any documentation on behalf of the Company reasonably required by Parent's independent public accountants with respect to pooling-of-interest accounting issues.

  Section 2.23 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its subsidiaries or affiliates.

  Section 2.24 Change in Control Payments. Except as set forth on Section 2.11(d) or Section 2.24 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries have any plans, programs or agreements to which they are parties, or to which they are subject, pursuant to which payments may be required or acceleration of benefits may be required upon a change of control of the Company.

  Section 2.25 Expenses. Section 2.25 of the Company Disclosure Schedule attached hereto sets forth a description of the estimated expenses of the Company and its subsidiaries which the Company expects to incur, or has incurred, in connection with the transactions contemplated by this Agreement.

  Section 2.26 Full Disclosure. No representation or warranty made by the Company contained in this Agreement and no statement contained in any certificate or schedule furnished or to be furnished by the Company or its subsidiaries to Parent or Merger Sub in, or pursuant to the provisions of, this Agreement, including without limitation the Company Disclosure Schedule, contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make statements herein or therein not misleading.

                                  ARTICLE III

            Representations and Warranties of Parent and Merger Sub

  Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as set forth in the written disclosure schedule delivered on or prior to the date hereof by Parent to the Company that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III (the "PARENT DISCLOSURE SCHEDULE"):

  Section 3.1 Organization and Qualification; Subsidiaries. Each of Parent and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority could not reasonably be expected to have a Material Adverse Effect. Each of Parent and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not reasonably be expected to have a Material Adverse Effect.

  Section 3.2 Charter and By-Laws. Parent has heretofore furnished to the Company a complete and correct copy of its Articles of Incorporation and By-Laws, as amended to date. Such Articles of Incorporation and By-Laws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its Articles of Incorporation or By-Laws.

  Section 3.3 Capitalization. As of August 31, 1996, the authorized capital stock of Parent consisted of (i) 240,000,000 shares of Parent Common Stock of which 75,607,974 shares were issued and outstanding, all of which are validly issued, fully paid and non-assessable, none of which were held in treasury, 14,375,000 shares were reserved for future issuance under Parent's equity incentive plan, directors option plan and employee stock purchase plan and
(ii) 2,000,000 shares of preferred stock, $.01 par value per share, none of which was issued and outstanding and none of which was held in treasury. No material change in such capitalization has occurred between August 31, 1996 and the date hereof. The authorized capital stock of Merger Sub consists of 3,000 shares of common stock, $.01 par value, of which 100 shares are issued and outstanding.

  Section 3.4 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated thereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against each of them in accordance with its terms.

  Section 3.5 No Conflict, Required Filings and Consents.

  (a) Except as set forth in Section 3.5(c) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Articles of Incorporation or By-Laws of Parent or Merger Sub, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair Parent's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that could not reasonably be expected to have a Material Adverse Effect.

  (b) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, the Blue Sky Laws, any foreign antitrust or similar filings and the filing and recordation of appropriate merger or other documents as required by the DCGL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent Parent or Merger Sub from performing their respective obligations under this Agreement, and would not have a Material Adverse Effect.

  Section 3.6 SEC Filings; Financial Statements.

  (a) Parent has filed all forms, reports and documents required to be filed with the SEC and has heretofore delivered to the Company, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended February 29, 1996 and February 28, 1995, (ii) its Report on Form 10-Q for the quarter ended May 31, 1996, (iii) all proxy statements relating to Parent's meetings of stockholders (whether annual or special) since January 1, 1995,
(iv) all other reports or registration statements (other than Reports on Form 10-Q) filed by Parent with the SEC since January 1, 1996, and (v) all amendments and supplements to all such reports and registration statements filed by Parent with the SEC (collectively, the "PARENT SEC REPORTS"). The Parent SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports has been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

  Section 3.7 Registration Statement; Proxy Statement/Prospectus. Subject to the accuracy of the representations of the Company in Section 2.13, the registration statement (the "Registration Statement") pursuant to which the Parent Common Stock to be issued in the Merger will be registered with the SEC shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement/Prospectus will not, on the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to Shareholders of the Company, at the time of the Shareholders Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading. If at any time prior to the Effective Time any event relating to Parent, Merger Sub or any of their respective affiliates, officers or directors should be discovered by Parent or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Parent or Merger Sub will promptly inform the Company. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents. The Registration Statement and Proxy Statement/Prospectus shall comply in all material respects as to form with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in, or furnished in connection with the preparation of, the Registration

  Section 3.8 Pooling Matters. Neither Parent nor any of its affiliates has, to Parent's knowledge and based upon consultation with its independent accountants, taken or agreed to take any action that could affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests.

  Section 3.9 Ownership of Merger Sub; No Prior Activities. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

                                  ARTICLE IV

                    Conduct of Business Pending the Merger

  Section 4.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent, acting through its Chief Financial Officer and any successor thereto, shall otherwise agree in writing, the Company shall conduct its business and shall cause the businesses of its subsidiaries to be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice other than actions taken by the Company or its subsidiaries in contemplation of the Merger and in accordance with the operations budget attached hereto as Schedule 4.1(e); and the Company shall use all reasonable commercial efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any of its subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

  (a) amend or otherwise change the Charter or By-Laws of the Company or any of its subsidiaries;

  (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company, any of its subsidiaries or affiliates (except for the issuance of shares of Company Common Stock issuable pursuant to Stock Options which were granted under either the Company Stock Option Plans and are outstanding on the date hereof or in connection with the Conversion or other conversion of the Preferred Stock into shares of Company Common Stock).

  (c) sell, pledge, dispose of or encumber any assets of the Company or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $50,000 in the aggregate);

  (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of the Company may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (except for the issuance of shares of Company Common Stock issuable pursuant to Stock Options which were granted under either the Company Stock Option Plan and are outstanding on the date hereof or in connection with the Conversion or other conversion of the Preferred Stock into shares of Company Common Stock), or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of Company Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of Company Common Stock, or propose to do any of the foregoing;

  (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money calling for aggregate payments in excess of $100,000 or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or, except in the ordinary course of business consistent with past practice, make any loans or advances;
(iii) enter into or amend any material contract or agreement; (iv) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $50,000, for the Company and its subsidiaries taken as a whole; provided, however, that the Company and its subsidiaries may purchase inventory in excess of such $50,000 limit if the purchase is in the ordinary course of business and is contemplated by and in conformity with the operations budget attached hereto as Schedule 4.1(e) or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.1(e);

  (f) increase the compensation payable or to become payable to its officers or employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or any of its subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law provided the Company may increase wages in the ordinary course of business consistent with the Company's past practice and timing but not more than 10% for any individual employee;

  (g) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

  (h) make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations;

  (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Financial Statements or incurred in the ordinary course of business and consistent with past practice; or

  (j) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1 (a) through (i) above, or any action which to the Company's knowledge at the time the action is taken will cause any of the representations or warranties of the Company contained in this Agreement to be untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

  Section 4.2 No Solicitation.

  (a) The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its subsidiaries, (i) solicit, initiate or encourage the initiation of any inquiries or proposals regarding any merger, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving the Company or any subsidiaries of the Company other than the Merger (any of the foregoing inquiries or proposals being referred to herein as an

"ACQUISITION PROPOSAL"), (ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal or (iii) agree to, approve or recommend any Acquisition Proposal. Nothing contained in this Section 4.2(a) shall prevent the Board of Directors of the Company from considering, negotiating and furnishing information (subject to subsection (c) below) in connection with, or approving, disclosing and recommending to the stockholders of the Company, a bona fide Acquisition Proposal not solicited in violation of this Agreement, provided the Board of Directors of the Company has been advised in writing by its independent counsel that its failure to do so would be a violation of its fiduciary duties under Delaware law.

  (b) The Company shall immediately notify Parent after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing, and shall indicate whether the Company is providing or intends to provide the person making the Acquisition Proposal with access to information concerning the Company as provided in Section 4.2(c).

  (c) If the Board of Directors of the Company receives a request for material nonpublic information by a person who makes a bona fide Acquisition Proposal, and the Board of Directors determines in good faith and upon the advice of independent counsel that it is required to cause the Company to act as provided in this Section 4.2(c) in order to discharge properly the directors' fiduciary duties, then, provided the person making the Acquisition Proposal has executed a confidentiality agreement substantially similar to the one then in effect between the Company and Parent, the Company may provide such person with access to information regarding the Company.

  (d) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent and Merger Sub) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from the confidentiality provisions of any confidentiality agreement to which the Company is a party.

  (e) The Company shall ensure that the officers, directors and employees of the Company and its subsidiaries and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this Section 4.2.

                                   ARTICLE V

                             Additional Agreements

  Section 5.1 Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare and file with the SEC preliminary proxy materials which shall constitute the Proxy Statement/Prospectus and the Registration Statement of the Parent with respect to the Parent Common Stock to be issued in connection with the Merger and shall use all reasonable efforts to cause the Registration Statement to become effective as soon as practicable, and to mail the Proxy Statement/Prospectus to Company shareholders, as soon thereafter as practicable. The Proxy Statement/Prospectus shall include the recommendation of the Boards of Directors of the Company and Parent in favor of the Merger; provided, that the Board of Directors of the Company may, at any time prior to the Effective Time, withdraw, modify or change such recommendation if, in the opinion of the Board of Directors of the Company, it is required to withdraw, modify or change such recommendation in the discharge of its fiduciary duties under applicable law (after receiving advice from its independent legal counsel to such effect).

  Section 5.2 Stockholder Meeting. The Company shall call and hold the Stockholder Meeting as promptly as practicable after the date on which the Registration Statement becomes effective and in accordance with applicable laws for the purpose of obtaining the approval of the Merger, this Agreement, the Conversion, and the transactions contemplated hereby. The Company shall use all its best efforts to solicit from (i) all of its stockholders and the holders of the Preferred Stock proxies in favor of adoption of the Merger, this Agreement and approval of the transactions contemplated hereby; (ii) holders of its 1993 Series, 1994 Series and 1996 Series preferred stock approval of the Conversion; and shall take all other action necessary or advisable to secure the vote or consent of stockholders to obtain such approvals.

  Section 5.3 Access to Information; Confidentiality. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), the Company and Parent shall each (and shall cause each of their subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during the period to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company and Parent each shall (and shall cause each of their subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either Parent or the Company may reasonably request. In performing this review, Parent agrees that prior to contacting any employee or customer of the Company, Parent and the Company will reasonably concur on a process and procedure in order to preserve ongoing customer and employee relations. Each party shall keep such information confidential in accordance with the terms of the confidentiality letter dated September 4, 1996 between Parent and the Company.

  Section 5.4 Consents; Approvals. The Company and Parent shall each use their reasonable best efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and foreign governmental and regulatory rulings and approvals), and the Company and Parent shall make all filings (including, without limitation, all filings with United States and foreign governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby, in each case as promptly as practicable. The Company and Parent shall furnish promptly all information required to be included in the Proxy Statement/Prospectus and the Registration Statement, or for any application or other filing to be made pursuant to the rules and regulations of any United States or foreign governmental body in connection with the transactions contemplated by this Agreement.

  Section 5.5 Agreements with Respect to Affiliates. Schedule 5.5 contains a true and complete list identifying all persons who are, or will be, at the time of the Company Stockholders Meeting, "affiliates" of the Company for purposes of Rule 145 under the Securities Act ("RULE 145"). The Company shall cause each person who is identified as an "affiliate" to deliver to Parent, prior to the Effective Time, a written agreement (an "AFFILIATE AGREEMENT") in connection with restrictions on affiliates under Rule 145 and pooling of interests accounting treatment, in substantially the form of Exhibit 5.5.

  Section 5.6 Notification of Certain Matters. The Company shall give prompt notice to Parent (for purposes of this Section 5.6, notice to or by the Chief Financial Officer of Parent shall constitute notice to or by Parent), and Parent shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to become materially untrue or inaccurate, or (ii) any failure of the Company, Parent or Merger Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided further that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 6.2(a) or 6.3(a) unless the failure to give such notice results in material prejudice to the other party.

  Section 5.7 Further Action/Tax Treatment. Upon the terms and subject to the conditions hereof each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. The foregoing covenant shall not include any obligation by Parent to agree to divest, abandon, license or take similar action with respect to any assets (tangible or intangible) of Parent or the Company. Each of Parent, Merger Sub and the Company shall use its best efforts to cause the Merger to qualify, and will not (both before and after consummation of the Merger) take any actions which to its knowledge could reasonably be expected to prevent the Merger from qualifying, as a reorganization under the provisions of Section 368 of the Code.

  Section 5.8 Public Announcements. Parent and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that Parent may, without the prior consent of the Company, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the New York Stock Exchange if it has used all reasonable efforts to consult with the other party prior thereto.

  Section 5.9 Conveyance Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or before the Effective Time.

  Section 5.10 Accountants' Letters. The Company and Parent shall cause Ernst & Young LLP, in the case of the Company, or KPMG Peat Marwick L.L.P, in the case of Parent, to deliver to the other party, a letter, dated on or before the date the Proxy Statement/Prospectus is mailed to the Company's stockholders in connection with the Stockholders Meeting, covering such matters as are requested by Parent or the Company, as the case may be, and as are customarily addressed in accountant's "comfort" letters.

  Section 5.11 Pooling Accounting Treatment. Each of Parent and the Company agrees not to take any action that to its knowledge could reasonably be expected to adversely affect the ability of Parent to treat the Merger as a pooling of interests, and each of Parent and the Company agrees to take such action as may be reasonably required to negate the impact of any past actions which to its knowledge could reasonably be expected to adversely impact the ability of Parent to treat the Merger as a pooling of interests. The taking by Parent or the Company of any action prohibited by the previous sentence, or the failure of Parent or the Company to take any action required by the previous sentence, shall, if the Merger is not able to be accounted for as a pooling of interests, constitute a breach of this Agreement by Parent or the Company, as the case may be, for the purposes of Section 7.1(f).

  Section 5.12 Non-Solicitation. If the transactions contemplated by this Agreement are not consummated, Parent and its affiliates shall not, for a period of one year from the date of this Agreement, directly or indirectly solicit any consultant listed on Schedule 5.12 or any employee of the Company or any of its subsidiaries to terminate such consultant's agreement with the Company or such employee's employment with the Company or any of its subsidiaries. Nothing herein shall prevent Parent from hiring any such employee or consultant provided Parent has not violated the first sentence of this Section 5.12.

  Section 5.13 Benefit Plans. All welfare benefit plans of Parent or the Surviving Corporation in which the Company's employees participate after the Effective Time shall (i) recognize expenses and claims that were incurred by the Company's employees in the year in which the Effective Time occurs and entitle Company employees to applicable copayments and deductibles, if any, at a rate not higher than that in effect under the corresponding welfare benefit plan of the Company in effect at the Effective Time and (ii) provide coverage for pre-existing health conditions to the extent covered under the applicable plans or programs of the Company as of the Effective Time. In addition, for eligibility and vesting purposes (but not for benefit computation or accrual purposes) under plans of the Surviving Corporation or the Parent, service by an Employee for the Company prior to the Effective Time shall be taken into account to the same extent as service for the Parent; provided, that nothing herein shall require the inclusion of any such Employee in any such plan prior to the Effective Time; and further provided, that in determining the amount of vacation pay owed to any such Employee from and after the Effective Time under the applicable terms of the vacation pay plan of the Surviving Corporation or the Parent (which terms need not be comparable to the terms of the vacation plan or policy of the Company), credit shall be given for such Employee's service for the Company prior to the Effective Time.

                                  ARTICLE VI

                           Conditions to the Merger

  Section 6.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

  (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement/Prospectus shall have been initiated or threatened by the SEC;

  (b) Requisite Approvals; Conversion of Series E Preferred Stock. This Agreement, the Merger and the Conversion shall have received the Requisite Approvals, the holders of the Series E Preferred Stock shall have converted such shares into shares of the Company's Common Stock and the required shareholders of the Company shall have approved, pursuant to Section 280G of the Code, any payments that could be treated as "excess 280G payments" occurring as a result of the Merger;

  (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal; and

  (d) Governmental Actions. There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, in either case, seeking to prohibit or limit Parent from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Parent or any of its subsidiaries of all or a material portion of the business or assets of Parent or any of its subsidiaries, or seeking to compel Parent or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Parent or any of its subsidiaries (including the Surviving Corporation and its subsidiaries), as a result of the Merger or the transactions contemplated by this Agreement.

  Section 6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

  (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects at and as of the Effective Time as if made at and as of such time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause (iii)), and (iii) where the failure to be true and correct could not reasonably be expected to have a Material Adverse Effect, with the same force and effect as if made at and as of the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the President and the Chief Financial Officer of the Company;

  (b) Agreements and Covenants. The Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the President and the Chief Financial Officer of the Company;

  (c) Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the due authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company except as set forth on Section 2.5 of the Company Disclosure Schedule;

  (d) Opinion of Counsel to the Company. Parent shall have received an opinion of Testa, Hurwitz & Thibeault, counsel to the Company in form and substance as set forth on Exhibit 6.2(d) attached hereto;

  (e) Tax Opinion. Parent shall have received an opinion of Ropes & Gray, in form and substance reasonably satisfactory to Parent, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code;

  (f) Letters of Accountant. Parent shall have received letters of each of KPMG Peat Marwick LLP and Ernst & Young LLP, independent certified public accountants, to the effect that the Merger qualifies for pooling of interests accounting treatment if consummated in accordance with this Agreement;

  (g) Affiliate Agreements. Parent shall have received from each person who is identified in Schedule 5.5 as an "affiliate" of the Company, an Affiliate Agreement, and such Affiliate Agreement shall be in full force and effect;

  (h) Registration Rights. All existing registration rights of holders of Company securities shall have been terminated and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the President and the Chief Financial Officer of the Company;

  (i) Escrow Agreement. Each of Escrow Agent, the Company and the Stockholder Representative shall have executed and delivered to Parent an Escrow Agreement substantially in the form of Exhibit 6.2(i); and

  (j) Employment Agreements. (i) Each of the persons listed on Exhibit 6.2(j)(1) shall have entered into employment/non-competition agreements with Parent in substantially the form attached as Exhibit 6.2(j)(2), such agreements shall be in full force and effect as of the Effective Time and such persons shall be in the employ of the Company immediately prior to the Effective Time and (ii) each of the persons listed on Exhibit 6.2(j)(3) shall have entered into employment and non-competition agreements with Parent in substantially the form attached as Exhibit 6.2(j)(4), such agreements shall be in full force and effect as of the Effective Time and such persons shall be in the employ of the Company immediately prior to the Effective Time.

  (k) Company Dissenting Shares. The number of Company Dissenting Shares shall not exceed 10% of the number of outstanding shares of Company Common Stock at the Effective Time.

  Section 6.3 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

  (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects on and as of the Effective Time, except for

(i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause (iii)), and
(iii) where the failure to be true and correct could not reasonably be expected to have a Material Adverse Effect, with the same force and effect as if made on and as of the Effective Time, and the Company shall have received a certificate to such effect signed by the Chairman and the Chief Financial Officer of Parent;

  (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective, and the Company shall have received a certificate to such effect signed by the Chairman and the Chief Financial Officer of Parent;

  (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Parent and Merger Sub for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by Parent and Merger Sub;

  (d) Tax Opinions. The Company shall have received a written opinion of Testa, Hurwitz & Thibeault, in form and substance reasonably satisfactory to the Company, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code;

  (e) Opinion of Counsel to Parent. The Company shall have received an opinion of Ropes & Gray, counsel to Parent, in form and substance as set forth on
Exhibit 6.3(e) attached hereto;

  (f) Letters of Accountant. The Company shall have received a copy of the letters referred to in Section 6.2(f) above; and

  (g) Listing of Parent Shares. Parent shall cause the Parent Shares to be issued in the Merger to be approved for quotation, upon official notice of issuance, on the New York Stock Exchange.

                                  ARTICLE VII

                                  Termination

  Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company or Parent:

  (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company; or

  (b) by either Parent or the Company if the Merger shall not have been consummated by February 28, 1997 (provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

  (c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party who has not complied with its obligations under Section 5.7 and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action); or

  (d) by Parent or the Company, if the Requisite Approvals and the conversion of the shares of the Series E Preferred Stock into shares of the Company's Common Stock shall not have been obtained by February 28, 1997; or

  (e) by Parent, if: (i) the Board of Directors of the Company shall withdraw, modify or change its approval or recommendation of this Agreement, the Merger or the Conversion Proposal in a manner adverse to Parent or shall have resolved to do so; (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company an Alternative Transaction (as defined below); or (iii) a tender offer or exchange offer for 25% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or an affiliate of Parent) and the Board of Directors of the Company recommends that the stockholders of the Company tender their shares in such tender or exchange offer; or

  (f) by Parent or the Company, (i) if any representation or warranty of the Company or Parent, respectively, set forth in this Agreement shall be untrue when made, or (ii) upon a breach of any covenant or agreement on the part of the Company or Parent, respectively, set forth in this Agreement, such that the conditions set forth in Section 6.2(a) or 6.2(b), or Section 6.3(a) or 6.3(b), as the case may be, would not be satisfied (either (i) or (ii) above being a "Terminating Breach"), provided, that, if such Terminating Breach is curable prior to February 28, 1997 by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.1(f); or

  (g) by Parent, if any representation or warranty of the Company shall have become untrue such that the condition set forth in Section 6.2(a) would not be satisfied, or by the Company, if any representation or warranty of Parent shall have become untrue such that the condition set forth in Section 6.3(a) would not be satisfied, in either case other than by reason of a Terminating Breach;

  (h) by Parent, if any person (or "group", as defined in Section 13(d)(3) of the Exchange Act) other than Parent or its affiliates is or becomes the beneficial owner of 25% or more of the outstanding Shares; or

  (i) by Parent or the Company, if the Company enters into a definitive agreement relating to an Alternative Transaction.

  As used herein, "Alternative Transaction" means any of (i) a transaction pursuant to which any person (or group of persons) other than Parent or its affiliates (a "Third Party") acquires or would acquire more than 25% of the outstanding Shares, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than 25% of the outstanding equity securities of the Company or the entity surviving such merger or business combination, or (iii) any other transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company, and the entity surviving any merger or business combination including any of them) of the Company or any of its subsidiaries having a fair market value (as determined by the Board of Directors of the Company in good faith) equal to more than 25% of the fair market value of all the assets of the Company and its subsidiaries, taken as a whole, immediately prior to such transaction.

  Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) as set forth in
Section 7.3 and Section 8.1 hereof, and (ii) nothing herein shall relieve any party from liability for any breach hereof.

  Section 7.3 Fees and Expenses.

  (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that the Parent shall pay the fees and expenses, incurred in connection with the printing of the Proxy Statement/Prospectus (including any preliminary materials related thereto and including any registration fees payable to the SEC) and any amendments or supplements thereto, and, in the event the Merger is consummated, the Surviving Corporation shall be responsible for the legal and accounting fees of the Company in an amount not to exceed $85,000 and the stockholders will be responsible for any balance (the "Excess Fees and Expenses").

  (b) The Company shall pay Parent a fee of $2,800,000 (the "Fee"), plus actual, documented and reasonable out-of-pocket expenses of Parent relating to the transactions contemplated by this Agreement (including, but not limited to, fees and expenses of Parent's counsel, accountants and financial advisers), upon the first to occur of the following events:

    (i) the termination of this Agreement by Parent or the Company pursuant to Section 7.1(d) as a result of the failure to receive the requisite vote for approval and adoption of the Merger Agreement by the Shareholders of the Company by February 28, 1997 or the failure of the holders of the shares of the Series E Preferred Stock to convert such shares into shares of the Company's Common Stock by such date; provided, however, that Parent shall only be entitled to be paid the Fee under this Section 7.3(b)(i) if the Board of Directors of the Company has withdrawn, modified or changed its recommendation of the Merger in a manner adverse to Parent or if the Company enters into an Alternative Transaction within nine months of the date of termination by Parent;

    (ii) the termination of this Agreement by Parent pursuant to Section 7.1(e); or

    (iii) the termination of this Agreement by Parent or the Company pursuant to Section 7.1(f) on account of a Terminating Breach by the Company, but only if the Company enters into an Alternative Transaction within nine months of the date of termination by Parent; or

    (iv) the termination of this Agreement by Parent pursuant to Section 7.1(h); or

    (v) the termination of this Agreement by the Parent or the Company pursuant to Section 7.1(i).

  (c) The Fee and related expenses payable pursuant to Section 7.3(b) shall be paid within one business day after the first to occur of any of the events described in Section 7.3(b)(i)-(v).

                                 ARTICLE VIII

                              General Provisions

  Section 8.1 Indemnification.

  (a) Charters and By-Laws. Parent agrees that all rights to indemnification or exculpation now existing in favor of the employees, agents, directors or officers of the Company (the "Company Indemnified Parties") as provided in its charter or By-Laws shall continue in full force and effect for a period of not less than six years from the Closing Date; provided, however, that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. Any determination required to be made with respect to whether a Company Indemnified Party's conduct complies with the standards set forth in the charter or By-Laws of the Company or otherwise shall be made by independent counsel selected by the Company Indemnified Party reasonably satisfactory to the Surviving Corporation (whose fees and expenses shall be paid by the Surviving Corporation). From and after the Effective Time, the Parent shall guarantee the obligations of the Surviving Corporation under this Section 8.1.

  (b) Survival of Representations and Warranties.

    (i) The representations and warranties of the Company made in this Agreement and in the documents and certificates delivered in connection herewith, except for the representations and warranties of the Company made in Sections 2.7 and 2.21 of this Agreement, shall survive the Merger for a period of one year from the Closing Date and shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations and warranties of the Company made in Sections 2.7 and 2.21 of this Agreement shall survive the Merger until the earlier of (i) one year from the Closing Date or (ii) the release by Parent of the combined audited financial statements of Parent and the Company.

    (ii) No claim for indemnification under this Section 8.1 for breach of a representation or warranty may be commenced after the first anniversary of the Closing Date, provided, however, that claims made within the applicable time period shall survive to the extent of such claim until such claim is finally determined and, if applicable, paid.

  (c) Indemnification of the Parent and Merger Sub. By their approval of this Agreement and their acceptance of the Merger Consideration, the stockholders agree that the Escrow Account established under the Escrow Agreement shall be available to indemnify, defend, protect, and hold harmless each of Parent, Merger Sub, the Surviving Corporation and each of their respective subsidiaries and affiliates (each in its capacity as an indemnified party, an "Indemnitee") at all times from and after the date of this Agreement from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) (collectively "Damages") incurred by such Indemnitee as a result of or incident to (i) any breach of any representation or warranty of the Company set forth herein or in any certificate or other document delivered in connection herewith (as such representation or warranty would read if all qualifications as to knowledge and materiality were deleted from it) with respect to which a claim for indemnification is brought by an Indemnitee within the applicable survival period, if any, described in Section 8.1(b),
(ii) any breach or nonfulfillment by the Company, or any noncompliance by the Company with, any covenant, agreement, or obligation contained herein or in any certificate or other document delivered in connection herewith except to the extent waived by Parent, (iii) any claim by a stockholder or former stockholder of the Company or any other person, firm, corporation or entity, seeking to assert, or based upon: (A) ownership or rights of ownership to any shares of capital stock of the Company; (B) any rights of the stockholder (other than the right to receive the Merger Consideration pursuant to this Agreement or appraisal rights under the applicable provisions of the DGCL), including any option, preemptive rights, or rights to notice or to vote; (C) any rights under the charter or bylaws of the Company; or (D) any claim that his, her or its shares were wrongfully repurchased by the Company, regardless of whether an action, suit or preceding can or has been made against the Company, (iv) any Excess Fees and Expenses or (v) any matter listed on
Schedule 8.1(c).

  (d) Third Person Claims. Promptly after an Indemnitee has received notice of or has knowledge of any claim by a person not a party to this Agreement ("Third Person") or the commencement of any action or proceeding by a Third Person, the Indemnitee shall, as a condition precedent to a claim with respect thereto being made against the Escrow Agreement, give the Stockholders' Representative written notice of such claim or the commencement of such action or proceeding; provided, however, that the failure to give such notice will not effect the Indemnities' right to indemnification hereunder with respect to such claim, action or proceeding, except to the extent that the Stockholders' Representative has, or the stockholders have, been actually prejudiced as a result of such failure. If the Stockholder Representative notifies the Indemnitee within 30 days from the receipt of the foregoing notice that he wishes to defend against the claim by the Third Person and if the estimated amount of the claim, together with all other claims made against the Escrow Funds that have not been settled, is less than the remaining balance of the Escrow Funds, then the Stockholder Representative shall have the right to assume and control the defense of the claim by appropriate proceedings with counsel reasonably acceptable to Indemnitee, and the Stockholder Representative shall be entitled to reimbursement out of the Escrow Funds for such defense. The Indemnitee may participate in the defense, at its sole expense of any such claim for which the Stockholder Representative shall have assumed the defense pursuant to the preceding sentence, provided that counsel for the Stockholder Representative shall act as lead counsel in all matters pertaining to the defense or settlement of such claims, suit or proceedings; provided, however, that Indemnitee shall control the defense of any claim or proceeding that in Indemnitee's reasonable judgment could have a material and adverse effect on Indemnitee's business apart from the payment of money damages. The Indemnitee shall be entitled to indemnification for the reasonable fees and expenses of its counsel for any period during which the Stockholder Representative has not assumed the defense of any claim. Whether or not the Stockholder Representative shall have assumed the defense of any claim, neither the Indemnitee nor the Stockholder Representative shall make any settlement with respect to any such claim, suit or proceeding without the prior consent of the other, which consent shall not be unreasonably withheld or delayed. It is understood and agreed that in situations where failure to settle a claim expeditiously could have an adverse effect on the party wishing to settle, the failure of the party controlling the defense to act upon a request for consent to such settlement within five business days of receipt of notice thereof shall be deemed to constitute consent to such settlement for purposes of this Section 8.1.

  (e) Limitations on Indemnification. No Indemnified Party shall be entitled to indemnification under this Section 8.1 for Damages relating to breaches of representations and warranties set forth herein or in any certificate or document delivered in connection herewith all as provided in Section 8.1(c)(i), until the aggregate amount of Damages incurred by such Person or Persons exceeds $250,000, in which event such Persons shall be entitled to indemnification for all Damages. The limitation provided in this Section 8.1(e) on an Indemnified Party's right to indemnification under Section 8.1 shall not apply to Damages for any matters set forth in Sections 8.1(c)(ii)-
(iv). Notwithstanding any provision in this Agreement to the contrary, all Damages shall be net of any insurance proceeds actually received that are attributable to such Damages.

  (f) Method of Payment. The aggregate liability of the stockholders of the Company with respect to the matters set forth in Section 8.1 shall not exceed the aggregate amount available in the Escrow Account and all claims for indemnification shall be paid solely from the Escrow Account. No stockholder shall have any personal obligation to indemnify Parent, or Merger Sub or Surviving Corporation under this Section 8.1. To the extent that Parent, Merger Sub, or the Surviving Corporation makes a claim against the Escrow Account pursuant to the Escrow Agreement, and such claim is paid in shares of Parent Common Stock, then for purposes of such payment, the shares of Parent Common Stock shall be valued at the Parent Stock Price.

  Section 8.2 Survival, Etc.

  (a) The agreements set forth in Section 8.1 shall survive independently and
Article I and Section 5.7 shall survive the Effective Time indefinitely and those set forth in Section 7.3 shall survive such termination indefinitely.

  (b) Any disclosure made with reference to one or more sections of the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed disclosed only with respect to such section or sections.

  Section 8.3 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

  (a) If to Parent or Merger Sub:

       Cabletron Systems, Inc.
       35 Industrial Way
       Rochester, NH 03866-5005

       Telecopier No.: (603) 332-4616
       Telephone No.: (603) 332-9400
       Attention: Chief Financial Officer

  With a copy to:

       David A. Fine, Esq.
       Ropes & Gray
       One International Place
       Boston, MA 02110

       Telecopier No.: (617) 951-7050
       Telephone No.: (617) 951-7000

  (b) If to the Company:

       Netlink, Inc.
       1881 Worcester Road
       Framingham, MA 01701

       Telecopier No.: (508) 872-8136
       Telephone No.: (508) 370-9514
       Attention: President

  With a copy to:

       John M. Hession, Esq.
       Testa, Hurwitz & Thibeault
       125 High Street
       Boston, MA 02110

       Telecopier No.: (617) 248-7000
       Telephone No.: (617) 248-7100

  Section 8.4 Certain Definitions. For purposes of this Agreement, the term:

  (a) "affiliates" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which the first mentioned person (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 5% or more;

  (b) "beneficial owner" with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares
(i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

  (c) "business day" means any day other than a Saturday or Sunday or any day on which banks in The Commonwealth of Massachusetts are required or authorized to be closed;

  (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

  (e) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

  (f) "subsidiary" or "subsidiaries" of the Company, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

  Section 8.5 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

  Section 8.6 Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

  Section 8.7 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  Section 8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

  Section 8.9 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Letters), both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

  Section 8.10 Assignment; Guarantee of Merger Sub Obligations. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any affiliate thereof provided that no such assignment shall relieve the assigning party of its obligations hereunder. Parent guarantees the full and punctual performance by Merger Sub of all the obligations hereunder of Merger Sub or any such assignees.

  Section 8.11 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than Section 8.1(a) (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties).

  Section 8.12 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

  Section 8.13 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware.

  Section 8.14 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

  IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          Cabletron Systems, Inc.

                                                   /s/ Craig R. Benson
                                          By: _________________________________
                                              Name: Craig R. Benson
                                              Title: Chairman and Chief
                                                      Operating Officer

Attest:

        /s/ Michael D. Myerow
By: _________________________________
    Michael D. Myerow
    Secretary

                                          Cabletron Merger, Inc.

                                                   /s/ Craig R. Benson
                                          By: _________________________________
                                              Name: Craig R. Benson
                                              Title: Chairman and Chief
                                                      Operating Officer

Attest:

        /s/ Michael D. Myerow
By: _________________________________
    Michael D. Myerow
    Secretary

                                          Netlink, Inc.

                                                   /s/ Nina F. Saberi
                                          By: _________________________________

                                              Name: Nina F. Saberi
                                              Title: President & CEO

Attest:

         /s/ Jerry M. Joyner
By: _________________________________

    Jerry M. Joyner
    Secretary

                                                                        ANNEX B

     SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW--APPRAISAL RIGHTS

(S) 262. Appraisal rights

  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to subsection (g) of Section 251), (S) 252, (S) 254, (S) 257, (S) 258, (S) 263 or
(S) 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section, provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty day after the date of mailing such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholders and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holders shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation.Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  Section 102(b)(7) of the Delaware General Corporation Law, as amended, permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

  The Registrant's Restated Certificate of Incorporation provides that the Registrant's Directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liabilities is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined. The Restated Certificate of Incorporation further provides that the Registrant shall indemnify its directors and officers to the full extent permitted by the law of the State of Delaware.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) The following exhibits are filed with, or incorporated by reference in, this Registration Statement:

  Exhibits

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  2.1    Agreement and Plan of Merger by and among the Registrant, Merger Sub,
         Inc. and Netlink, Inc. ("Netlink"), dated as of September 26, 1996
         (the "Merger Agreement") (attached as Annex A to the Proxy
         Statement/Prospectus contained in this Registrant Statement). The
         Exhibits to the Merger Agreement and the Disclosure Schedules of the
         Registrant and of Netlink are not included with the Merger Agreement.
         A list briefly identifying the contents of such omitted schedules is included herein. The Registrant agrees to furnish supplementally to the Commission, upon request, a copy of such Exhibits and Disclosure
         Schedules.
  3.1    Restated Certificate of Incorporation of Cabletron Systems, Inc., a
         Delaware corporation, which is incorporated by reference to Exhibit
         3.1 of the Registrant's Registration Statement on Form S-1,
         No. 33-28055.
  3.2    Certificate of Correction of the Registrant's Restated Certificate of
         Incorporation, which is incorporated by reference to Exhibit 3.1.2 of the Registrant's Registration Statement on Form S-1, No. 33-42534.
  3.3    Certificate of Amendment of the Restated Certificate of Incorporation
         of Cabletron Systems, Inc., incorporated by reference to Exhibit 4.3 of the Registrant's Registration Statement on Form S-3,
         No. 33-54466.
  3.4    Amended bylaws of Cabletron Systems, Inc. which is incorporated by reference to Exhibit 3.2 of the Registrant's Registration Statement on
         Form S-1, No. 33-42534.
  4.1    Specimen stock certificate representing Cabletron Common Stock which is incorporated by reference to Exhibit 4.1 of Cabletron's
         Registration Statement on Form S-1, No. 33-28055.
  5.1    Opinion of Ropes & Gray as to the legality of the securities being issued.
  8.1    Form of Opinion of Ropes & Gray as to certain federal income tax consequences of the Merger.
  8.2    Form of Opinion of Testa, Hurwitz & Thibeault LLP as to certain federal income tax consequences of the Merger.
 23.1    Consent of Ropes & Gray (included in its opinions filed as Exhibits
         5.1).
 23.2    Consent of Testa, Hurwitz & Thibeault LLP (included in its opinion filed as Exhibit 8.2).
 23.3    Consent of KPMG Peat Marwick LLP with respect to the Registrant's financial statements.
 23.4    Consent of Ernst & Young LLP with respect to Netlink's financial statements.
 24.1    Power of Attorney (part of signature page of this Registration
         Statement).
 99      Form of Proxy to be used by Netlink in connection with the Netlink
         Special Meeting.

ITEM 22. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

      (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

      (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (6) That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of
  Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (7) That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE TOWN OF ROCHESTER, STATE OF NEW HAMPSHIRE.

                                          Cabletron Systems, Inc.


                                          By:     /s/ S. Robert Levine
                                              ----------------------------
                                              S. ROBERT LEVINE PRESIDENT AND
                                                  CHIEF EXECUTIVE OFFICER

Dated: October 22, 1996

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW ON OCTOBER 22, 1996 BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED. EACH PERSON WHOSE SIGNATURE APPEARS BELOW HEREBY AUTHORIZES S. ROBERT LEVINE, CRAIG R. BENSON AND DAVID J. KIRKPATRICK AND EACH WITH FULL POWER OF SUBSTITUTION, TO EXECUTE IN THE NAME AND ON BEHALF OF SUCH PERSON ANY AMENDMENT OR ANY POST-EFFECTIVE AMENDMENT TO THIS REGISTRATION STATEMENT AND TO FILE THE SAME, WITH EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, MAKING SUCH CHANGES IN THIS REGISTRATION STATEMENT AS THE REGISTRANT DEEMS APPROPRIATE, AND APPOINTS EACH OF S. ROBERT LEVINE, CRAIG R. BENSON AND DAVID J. KIRKPATRICK, EACH WITH FULL POWER OF SUBSTITUTION, ATTORNEY-IN-FACT TO SIGN ANY AMENDMENT AND ANY POST-EFFECTIVE AMENDMENT TO THIS REGISTRATION STATEMENT AND TO FILE THE SAME, WITH EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH.

              SIGNATURE                                CAPACITY

        /s/ S. Robert Levine           President, Chief Executive Officer
-------------------------------------   (principal executive officer) and
          S. ROBERT LEVINE              Director

      /s/ David J. Kirkpatrick         Director of Finance and Chief Financial
-------------------------------------   Officer (principal financial and
        DAVID J. KIRKPATRICK            accounting officer)

         /s/ Craig R. Benson           Chairman, Chief Operating Officer and
-------------------------------------   Director
           CRAIG R. BENSON

        /s/ Michael D. Myerow          Secretary and Director
-------------------------------------
          MICHAEL D. MYEROW

         /s/ Paul R. Duncan            Director
-------------------------------------
           PAUL R. DUNCAN

       /s/ Donald F. McGuiness         Director
-------------------------------------
         DONALD F. MCGUINESS

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                             DESCRIPTION                             PAGE
 -------                           -----------                             ----
  2.1    Agreement and Plan of Merger by and among the Registrant,
         Cabletron Merger, Inc. and Netlink, Inc. ("Netlink"), dated as of September 26, 1996 (the "Merger Agreement") (attached as
         Annex A to the Proxy Statement/Prospectus contained in this
         Registrant Statement). The Exhibits to the Merger Agreement and
         the Disclosure Schedules of the Registrant and of Netlink are
         not included with the Merger Agreement. A list briefly
         identifying the contents of such omitted schedules is included herein. The Registrant agrees to furnish supplementally to the
         Commission, upon request, a copy of such Exhibits and
         Disclosure Schedules.
  5.1    Opinion of Ropes & Gray as to the legality of the securities being issued.
  8.1    Form of Opinion of Ropes & Gray as to certain federal income tax consequences of the Merger.
  8.2    Form of Opinion of Testa, Hurwitz & Thibeault, LLP as to
         certain federal income tax consequences of the Merger.
 23.1    Consent of Ropes & Gray (included in its opinions filed as
         Exhibits 5.1).
 23.2    Consent of Testa, Hurwitz & Thibeault, LLP (included in its opinion filed as Exhibit 8.2).
 23.3    Consent of KPMG Peat Marwick LLP with respect to the
         Registrant's financial statements.
 23.4    Consent of Ernst & Young LLP with respect to Netlink's
         financial statements.
 24.1    Power of Attorney (part of signature page of this Registration
         Statement).
 99      Form of Proxy to be used by Netlink in connection with the
         Netlink Special Meeting.